UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Dominion Energy, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022
Proxy
Statement

Actions Speak

Our Vision

Our vision is to become the most sustainable energy company in the country.

Our Mission

We are dedicated to delivering safe, reliable, affordable, and sustainable energy; protecting the environment; serving our customers and communities; empowering our people; and creating value for our shareholders.

Our Core Values

SAFETY

Our first and most important goal is to send every employee home safe and sound, every day.

ETHICS

We do not take shortcuts when reaching for our goals and fulfilling our obligations. Our reputation depends on ethical behavior.

EXCELLENCE

We work towards continuous improvement in all areas of our business.

EMBRACE CHANGE

By welcoming new ideas, Dominion Energy champions innovation. Through innovation, we will continue to prosper in the years ahead.

ONE DOMINION ENERGY

Our shared mission and purpose transcend organizational boundaries. Teamwork leads to strong, sustainable performance.

Louder®

Notice of 2022 Annual Meeting of Shareholders

Date and Time

Wednesday, May 11, 2022
9:30 a.m. Eastern Time

Location

Norfolk State University
L. Douglas Wilder Performing Arts Center
700 Park Avenue
Norfolk, Virginia 23504

Record Date

March 4, 2022

How to Vote
BY INTERNET www.proxyvote.com/dominion

BY TELEPHONE

Call (800) 690-6903 if you are a registered shareholder or an employee savings plan participant. If you are a beneficial owner, call the number provided by the bank or broker holding your shares.

BY MAIL
You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on May 11, 2022:

Dominion Energy’s Notice of Annual Meeting, 2022 Proxy Statement, 2021 Summary Annual Report and 2021 Annual Report on Form 10-K are available on our website at investors.dominionenergy.com/proxy.

Items of Business
Board Vote Recommendation
1	Election of the 12 director nominees named in this Proxy Statement	FOR each director nominee
2	Advisory vote on approval of executive compensation (Say on Pay)	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2022	FOR
4	Management proposal to amend the Bylaws	FOR
5-6	Shareholder proposal(s), if properly presented	AGAINST
7	Shareholder proposal, if properly presented	NO RECOMMENDATION

Shareholders will also consider any other business properly presented at the meeting.

Voting

Each share of Dominion Energy, Inc. (Dominion Energy) common stock is entitled to one vote on each matter properly brought before the meeting. Please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

Attending the Annual Meeting

The 2022 Annual Meeting will be held in-person at the L. Douglas Wilder Performing Arts Center at Norfolk State University, 700 Park Avenue, Norfolk, Virginia 23504. If you plan on attending the meeting, please see How do I attend the 2022 Annual Meeting? on page 87 for admission requirements.

This Notice and accompanying proxy materials are being made available to shareholders electronically on or around March 25, 2022, or mailed on or around the same date to those shareholders who have previously requested printed materials.

By Order of the Board of Directors,

Carter M. Reid

Executive Vice President, Chief of Staff
and Corporate Secretary
March 25, 2022

2022 Proxy Statement     1

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding future earnings, our environmental and other sustainability plans and goals, goals regarding our diverse hiring, statements regarding ongoing and future projects and the expected availability and benefits of such projects, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Our statements about the future are subject to various risks and uncertainties. For factors that could cause actual results to differ from expected results, see the risk and uncertainties described throughout our 2021 Annual Report on Form 10-K and particularly in Item 1A. Risk Factors and Forward-Looking Statements in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements speak only as of the date of this Proxy Statement. Dominion Energy, Inc. assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained herein.

2     Dominion Energy, Inc.

Letter to Our Shareholders

Dear Shareholders,

On behalf of the Board of Directors and the management team of Dominion Energy, I am pleased to invite you to attend our 2022 Annual Meeting of Shareholders, which will be held at the L. Douglas Wilder Performing Arts Center at Norfolk State University in Norfolk, Virginia on May 11, 2022, at 9:30 a.m. ET. You can find additional information about the meeting in this Proxy Statement.

Remember, your vote is important.

This past year has been one of continued transformation for Dominion Energy. We continued to deal with the ongoing pandemic, while delivering on our vital public-service mission – providing safe, reliable, affordable and sustainable energy to about 7 million customers – and taking steps to position the company for long-term success. We completed our transition out of the gas transmission and storage business, selling Questar Pipeline and related entities to Southwest Gas Holdings, Inc. Recently, we announced the additional sale of our gas distribution business in West Virginia, a transaction we expect to close late this year. The change will allow us to focus on serving customers in five primary markets: Virginia, Utah, South Carolina, North Carolina and Ohio. In 2021, we also dealt with leadership change, following the untimely death of Thomas F. Farrell, II last April. We try every day to honor Tom’s legacy. He was a great leader who cared deeply about the company and its people, as well as the customers and communities we serve.

Here are a few 2021 highlights you will find in our Proxy Statement:

Our values – Safety, Ethics, Excellence, Embrace Change and One Dominion Energy – give us purpose and direction in times of transition and growth.

•	We took steps to make our electricity and natural gas cleaner, consistent with our long-term strategy. The company placed into service 15 solar facilities totaling 362 MW, moved forward on the development of the Coastal Virginia Offshore Wind commercial project and the related Charybdis turbine installation vessel, invested nearly a half-billion dollars in pipeline replacements and upgrades, has 10 renewable natural gas projects currently under construction, and received a federal license renewal for Surry Power Station. In addition to our current commitment to achieve Net Zero Scope 1 carbon and methane emissions by 2050, we now aim to achieve Net Zero emissions by 2050 for the company’s Scope 2 emissions and material categories of Scope 3 emissions – electricity purchased to power the grid, fuel for our gas distribution systems, and consumption by natural gas customers.
•	We remained focused on building a company and workforce that reflects the communities we serve. Our diverse hiring rate in 2021 was 56.2%, bringing total diverse representation to 35.4% – an increase of more than 2 percentage points since 2019. We increased spending with diverse suppliers and published our first-ever public report on our efforts to promote diversity, equity and inclusion. We also now provide specifics on the demographic makeup of our Board.
•	We made improvements to governance. After the 2021 Annual Meeting, the Compensation, Governance and Nominating Committee of the Board became two standing committees, a change that put new emphasis on diversity, equity and inclusion as well as human capital development. Those issues are now overseen by the Compensation and Talent Development Committee, which also provides oversight of executive compensation and succession planning. The Nominating and Governance Committee provides oversight of the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole.
•	We delivered for customers. The average Dominion Energy Virginia customer lost power for roughly 132 minutes in 2021, excluding major storms – 8 minutes less than in 2020, and a 17-minute improvement over 2019. At Dominion Energy South Carolina, the average customer went without service for less than 75 minutes, excluding major storms – 13 minutes fewer than the record set in 2020. Third party damage at our gas utilities has dropped 16.3% over the past two years. We also kept rates below national and regional averages, while allowing reasonable returns for our investors that will be reinvested in clean-energy projects and other infrastructure to meet growing demand.

Our values – Safety, Ethics, Excellence, Embrace Change and One Dominion Energy – give us purpose and direction in seasons of change and growth. Guided by these values, together with a clear plan for the future, we have strengthened our balance sheet. We have best-in-class natural gas and electric utility assets and ownership interests in nonregulated businesses largely free of commodity risk. And we have a mission-driven team that keeps the lights on and the gas flowing around the clock, while giving back in the communities where they live.

I hope you will join us on May 11th to learn more about our accomplishments and about the opportunities ahead.

Thank you for your investment and confidence in our company.

Sincerely,

Robert M. Blue

Chair, President and Chief Executive Officer

2022 Proxy Statement     3

About Dominion Energy

Actions speak louder®.

By embracing change and leaning into innovation, we are transforming the way we do business to build a more sustainable future for the planet and for our shareholders, employees, customers, and the communities we serve.

At Dominion Energy, we are turning opportunities into reality. Whether through one of the nation’s largest solar and renewable gas portfolios, or the largest proposed offshore wind farm on this side of the Atlantic Ocean, Dominion Energy is committed to leading the clean-energy transition.

Approximately 7 million customers in 13 states rely on us to energize their homes and businesses with our electricity or natural gas.

2021 Business Highlights

Our mission is to deliver safe, reliable, affordable, and sustainable energy; protect the environment; serve our customers and communities; empower our people; and create value for our shareholders. Below are select highlights of how we endeavored to fulfill our mission during 2021. For additional highlights, see Compensation Discussion and Analysis (CD&A) beginning on page 38.

Delivering safe, reliable, affordable, sustainable energy

During our regulated triennial rate-setting process in Virginia, we balanced stakeholder priorities by providing customer refunds and lowered rates while creating a capital structure more conducive to a major clean-energy buildout. In South Carolina, our regulated rate-setting process resulted in limiting customer rate increases to 1.46% while providing $30 million to forgive past-due balances and make critical health, safety, and energy-efficiency upgrades to customers’ homes.

We continued to advance on our 2.6-gigawatt Coastal Virginia Offshore Wind commercial project. When completed, this project is expected to power about 660,000 homes at peak output and would annually avoid up to 5 million metric tons of carbon dioxide or the equivalent of taking 1 million non-electric cars off the road.

The Nuclear Regulatory Commission approved a 20-year license extension for the two nuclear units at Surry Power Station and is currently reviewing a similar application for the two nuclear units at North Anna Power Station. These license extensions will ensure that Surry and North Anna will continue to produce carbon-free energy for our Virginia customers beyond 2050.

We invested $450 million in pipeline replacement and integrity management programs, reducing emissions and improving resiliency for our customers who depend on these systems for power and heating.

Creating value for our shareholders

We reported earnings of $3.98 per share in 2021 under Generally Accepted Accounting Principles (GAAP). Operating earnings came in at $3.86 per share, up 9% from $3.54 in 2020.*

We paid out $2.52 per share in dividends on common stock in 2021, marking 375 consecutive quarters of dividend payments.

We completed our transition out of the gas transmission and storage business by divesting Questar Pipeline and related entities to Southwest Gas Holdings, Inc. We also sold our ownership interests in about 550 megawatts of merchant solar facilities in California, Connecticut, Georgia, Indiana, Tennessee and Utah.

Effective immediately following the 2021 Annual Meeting, the Compensation, Governance and Nominating (CGN) Committee became two separate standing committees, the Compensation and Talent Development (CTD) Committee and the Nominating and Governance (N&G) Committee. This restructuring allows the CTD Committee to provide dedicated oversight of executive compensation, executive succession planning, human capital management, and diversity, equity and inclusion (DE&I) matters, and allows the N&G Committee to provide dedicated oversight of the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole.

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

4    Dominion Energy, Inc.

About Dominion Energy

Serving our customers and communities

We teamed up with internet service providers, electric cooperatives, and local governments to deliver broadband service to unserved households and businesses in several counties around Virginia as part of the state’s rural broadband program. In September 2021, construction on the Surry pilot project was completed, bringing broadband access to nearly 2,000 homes, businesses and other locations in that county.

We spent over $1 billion with diverse suppliers, marking a 91% increase in diverse spending since 2015.[1] We believe increased supplier diversity is good for our business, and good for the communities we serve. A broader pool of suppliers encourages competition and helps us better connect with our communities.

Empowering our people

We recorded our second-lowest injury rate ever, with an Occupational Safety and Health Administration (OSHA) recordable incident rate of 0.46 for 2021, compared to 0.41 in 2020. Additionally, we were the top performer in the 2021 Southeastern Electric Exchange ranking. Since 2017, we cut our OSHA recordable incident rate by nearly a third.

We continued to move forward on our commitment to increase diverse workforce representation one percentage point each year with a goal of reaching at least 40% by year-end 2026. Over the past year, we increased diverse workforce representation from 34.6% as of year-end 2020 to 35.4% as of year-end 2021.[2]

Protecting the environment

We are committed to achieving Net Zero greenhouse gas emissions – both carbon dioxide and methane – for all of our electric and natural gas operations by 2050. In February 2022, we expanded this goal to include Scope 2 emissions and material categories of Scope 3 emissions.

From 2005 to 2020, we cut carbon emissions from our electric operations by approximately 43%, and from 2010 to 2020, we cut methane emissions from our natural gas business by 32%.

We own one of the largest solar portfolios among investor-owned utilities in the U.S. with approximately 2.0 gigawatts as of December 31, 2021.

We announced our Green Fleet Initiative, a suite of carbon-reduction goals that will transform our fleet of more than 8,600 vehicles to electric power and clean-burning alternative fuels.

Our Green Fleet Initiative

By 2030, our goal is to:

●  Convert 75% of passenger vehicles to electric power.

●  Convert 50% of work vehicles – from full-size pickups and bucket trucks to forklifts and ATVs – to plug-ins, battery electric vehicles, or vehicles fueled by cleaner-burning alternatives, such as hydrogen, renewable natural gas, and compressed natural gas.

After 2030, we aim to have 100% of all new purchased vehicles – from sedans to heavy-duty vehicles – powered either by electricity or alternative fuels.

[1]	Dominion Energy recognizes nine supplier diversity classifications: minority-owned businesses; woman-owned businesses; veteran-owned businesses; service-disabled-veteran-owned businesses; HUBZone businesses (those located in Historically Underutilized Business Zones, which are designated by the U.S. Small Business Administration); small businesses; small, disadvantaged businesses; disability-owned businesses; and LGBT-owned businesses.
[2]	For workforce purposes, we define "diverse" as non-minority female, minority male, minority female, and undeclared female.

2022 Proxy Statement    5

About Dominion Energy

New for 2022

Net Zero Target Expanded to Integrate Scope 2 and 3 Emissions

Two years ago, Dominion Energy pledged to achieve Net Zero carbon and methane emissions from its power generation and natural gas operations by 2050. These are typically called Scope 1 emissions. In February 2022, we expanded that commitment to include carbon and methane emissions from sources outside of our direct operations. Our goal now includes Scope 2 emissions (those from electricity the company consumes but does not generate) and key categories of Scope 3 emissions (those generated upstream by our suppliers and downstream by our customers).

Our material Scope 3 emissions include electricity purchased to power the grid, fuel for our power stations and gas distribution systems, and consumption by natural gas customers. We will seek these reductions through supplier engagement, customer empowerment, constructive public policy, and technology innovation.

Through 2020, we have cut carbon emissions by approximately 43% from our power generation business (since 2005) and methane emissions by 32% from our natural gas operations (since 2010). As we move toward net zero, we expect to hit intermediate targets for methane: a 65% reduction by 2030 and an 80% reduction by 2040 from our natural gas business, as well as a 55% reduction in carbon by 2030 from our power generation business.

Long-Term Incentive Program Changes

Taking into account shareholder feedback and considering trends in executive compensation and best practices, we made the following changes to our 2022 Long-Term Incentive Program (LTIP) to increase emphasis on the performance component of the program and to incentivize officers to achieve the company’s long-term earnings goals and our goal to reduce carbon emissions:

●	We increased the LTIP performance grant weighting to 60% and reduced the restricted stock weighting to 40%.
●	Our performance grant now includes non-carbon-emitting generation capacity and cumulative operating earnings per share (EPS) goals, in addition to a total shareholder return (TSR) goal.

Commitment to Sustainability and Corporate Responsibility

Our industry is in transition, and Dominion Energy is leading the way. We are building momentum as we seek to become the most sustainable energy company in the country.To get there, we are re-examining and transforming every aspect of our business – from poles in the ground, to the people we hire, to the very assets we own and operate. We are building that future for our communities, our employees, the planet and our company, while continuing to deliver safe, clean, reliable and affordable service to our customers as well as sustainable, long-term growth to our shareholders.This means taking bold and innovative approaches to our business while maintaining other long-standing priorities – to be transparent, to be a trusted community partner, to help those in need, and to develop a workforce reflecting those we serve.

Transparency and Accountability

In 2021, we published our Task Force on Climate-related Financial Disclosures (TCFD)-aligned Climate Report with 1.5 degree-scenario modeling and Scope 1, 2, and 3 emissions data. We also issued our annual Sustainability & Corporate Responsibility Report, which highlights how we continue to execute our clean-energy plans and support our customers and communities.

In 2021, we received an A- rating from CDP on Climate Change and Water Security for 2020 performance as compared to the Thermal Power Generation sector average of B.

Find links to all of these reports and more environmental, social and governance (ESG) disclosures at esg.dominionenergy.com.

Human Capital Management

Every day we depend on our roughly 17,100 Dominion Energy colleagues to provide energy to our customers and communities.To ensure that we sustain that valuable workforce, we must continue to focus on attracting new and diverse talent, developing our employees and future leaders, and providing an environment that is safe, supportive, and inclusive.

Safety

Safety is the first of our five core values and our highest priority – in both the workplace and in the communities that we serve.The work we do can be dangerous. So, our first and fundamental goal is to send every employee home safe and sound, every day. Our commitment to safety starts at the top with our Board, which receives a report on the company’s safety performance at every regularly scheduled Board meeting. In addition to companywide environmental and diversity and inclusion goals, safety performance goals are incorporated into our short-term performance awards.

6    Dominion Energy, Inc.

About Dominion Energy

Attracting and Developing Talent

As the demographics of the general population and working age change, the makeup of our workforce also must change. We strive to be intentional with our hiring and retention strategies, and to focus on recruiting and retaining top talent. Our recruitment efforts focus on educational institutions, the military, and talent pipeline resources, and the use of employment branding through social media and other efforts.

We want our employees to enjoy long and fruitful careers with Dominion Energy, so we focus on creating a work culture that values, appreciates, and respects our people. We provide our employees with the tools and opportunities to develop and progress in their careers, including a dedicated employee engagement and development team and a variety of accessible employee training and other resources. We also have a multi-level development program for leaders, which includes an Emerging Leader Program that provides employees with the knowledge and foundational skills to assume leadership roles and a New Leader Bootcamp that provides hands-on programming to employees who are new to leadership positions. As leaders advance to higher levels in the company, they participate in the Developing the Dominion Energy Leader program, a multi-month journey focused on even higher levels of learning and exposure to broader Dominion Energy strategies.

Employee Feedback

Every two years, Dominion Energy conducts a companywide engagement survey that offers employees the opportunity to provide candid feedback on company performance in areas such as workplace culture, management, career opportunities, and compensation. We use the survey results to strengthen our culture and to refine our policies and operations. The results from the engagement survey and the action plans that are developed in response to feedback are reviewed with the Board following the completion of each survey. In 2021, in response to employee feedback and supportive of our sustainability goals, we implemented a one-year pilot hybrid work schedule for those able to work remotely.

Advancing Diversity, Equity and Inclusion

At Dominion Energy, diversity is a strength that allows us to better serve our customers, foster innovation, and position our company for long-term success. A workforce that represents the communities we serve is beneficial to both our company and to those communities.

We promote diversity at every level within the organization through diversity councils at both the executive and business-segment level. The company also sponsors eight Employee Resource Groups to create a stronger sense of community and connection, and to provide professional development opportunities for employees. Our Annual Incentive Plan (AIP) includes diversity awareness and training goals for all leaders and employees.

●	As of December 31, 2021, minorities made up 20.5% and 14.7% of our workforce and management, respectively, while women represented 22.4% and 17.5% of our workforce and management, respectively.
●	We are focused on diversity at the highest levels. Fifty percent of the Chief Executive Officer’s (CEO) direct reports are women and 67% are gender and racially diverse. The N&G Committee is committed to actively seeking quality women and minority director candidates for consideration. This year’s director nominees are over 33% diverse, including four directors who are women and/or people of color. Two of the Board’s five committees are led by chairs who are diverse.
●	The Board receives regular updates on the company’s recruitment and diversity initiatives from senior management, including the CEO, the Chief Operating Officer, and the CEO’s direct reports, as well as our Vice President in charge of DE&I.
●	We also make a special effort to recruit veterans.The objective of Dominion Energy’s Military Program is to strengthen our network within the communities we serve and support military servicemen and women while developing our talent pipeline. We have been repeatedly recognized as one of the nation’s leading private employers for veterans by several publications that serve the military, including GI Jobs and Military Times. As of December 31, 2021, 18% of our employees were veterans.

Transparency and Accountability

In November 2021, we issued our first public DE&I Report, which details Dominion Energy’s DE&I journey and provides historical workforce data, including EEO-1 data. Our inaugural DE&I report can be found at dei.dominionenergy.com.

*	For workforce purposes, we define "diverse" as non-minority female, minority male, minority female, and undeclared female.

2022 Proxy Statement    7

Voting Roadmap

Item 1

Election of
Directors

You are being asked to vote on the election of the following 12 director nominees. Additional information about each director’s background, business experience and qualifications is provided under the heading Item 1 – Election of Directors beginning on page 12.

Your Board of Directors recommends that you vote FOR each director nominee.

Our Board Composition

Our Board Attributes

Corporate Governance Highlights

BOARD COMPOSITION AND INDEPENDENCE	ROBUST SHAREHOLDER RIGHTS	BOARD AND COMMITTEE GOVERNANCE PRACTICES

●  All independent directors except for Chair

●  Independent Lead Director with clearly defined role and responsibilities

●   100% independent Board committees

●   Independent directors meet in executive session at each regularly scheduled Board meeting

●   Ability for shareholders to nominate directors through proxy access

●  Ability for shareholders to call a special shareholder meeting

●  Annual election of all directors

●  Majority voting standard for uncontested elections of directors

●  Annual Board and committee evaluations, including individual director interviews led by the independent Lead Director

●  Robust executive and director share ownership guidelines

●  Regular Board refreshment

●  Committee restructuring in 2021 to allow for greater focus on key oversight areas

8    Dominion Energy, Inc.

Voting Roadmap

Director Nominees

Name, Age, and Primary Occupation	Independent	Director Since	Committee Membership
JAMES A. BENNETT, 60 South Carolina Mid-South Area Executive of First-Citizens Bank & Trust Company		2019
ROBERT M. BLUE, 54 Chair, President and CEO of Dominion Energy		2020
HELEN E. DRAGAS, 60 President and CEO of The Dragas Companies		2010
JAMES O. ELLIS, JR., 74 Retired President and CEO of the Institute of Nuclear Power		2013
D. MAYBANK HAGOOD, 60 Chairman and CEO of Southern Diversified Distributors, Inc.		2019
RONALD W. JIBSON, 68 Retired Chairman, President and CEO of Questar Corporation		2016
MARK J. KINGTON, 62 Managing Director of Kington Management, LP		2005
JOSEPH M. RIGBY, 65 Retired Chairman, President and CEO of Pepco Holdings, Inc.		2017
PAMELA J. ROYAL, M.D., 59 President of Royal Dermatology and Aesthetic Skin Care, Inc.		2013
ROBERT H. SPILMAN, JR., 65 Independent Lead Director Chairman, President and CEO of Bassett Furniture Industries, Incorporated		2009
SUSAN N. STORY, 62 Retired President and CEO of American Water Works Company, Inc.		2017
MICHAEL E. SZYMANCZYK, 73 Retired Chairman and CEO of Altria Group, Inc.		2012

Ages as of March 1, 2022	Chair	Member	Compensation and Talent Development Committee	Nominating and Governance Committee

		Audit Committee	Finance and Risk Oversight Committee	Sustainability and Corporate Responsibility Committee

2022 Proxy Statement    9

Voting Roadmap

Item 2

Advisory Vote on Approval of Executive Compensation (Say on Pay)

You are being asked to vote on an advisory basis on the compensation paid to the company’s named executive officers (NEOs) as described in this Proxy Statement, including the CD&A, compensation tables and narrative discussion beginning on page 37.

Your Board of Directors recommends that you vote FOR this item.

Approximately 87% of our CEO’s pay is incentive and/or stock-based (both short-term and long-term), which creates strong alignment with our shareholders and reinforces our pay for performance culture.

Compensation Snapshot

The columns below illustrate the components of the annualized target total direct compensation opportunities provided to Mr. Blue and target direct compensation opportunities of the other NEOs (excluding Mr. Farrell).

Fixed		Performance-Based
Base Salary		Annual Incentive Plan		Long-Term Incentive Program
2021 Pay Elements
CEO	Other NEOs	CEO	Other NEOs	CEO	Other NEOs
13%	26%	16%	21%	71%	53%
Why It Is Provided Competitive base pay is necessary to attract, motivate, and retain talent.

The AIP is a cash-based program focused on short-term goals and is designed to:

●  Tie interests of our shareholders, customers, communities, and employees closely together;

●  Focus our workforce on company, operating group, team and individual goals that ultimately drive operational and financial results;

●  Reward company earnings performance;

●  Reward safety, diversity and inclusion, environmental, and other operating and stewardship goal successes;

●  Emphasize teamwork by focusing on common goals; and

●  Provide a competitive total compensation opportunity.

Our LTIP focuses on Dominion Energy’s longer-term strategic goals and the retention of our executive officers. Each year, our NEOs receive a long- term incentive award consisting of two components: 50% restricted stock with time-based vesting, and 50% performance grant.

●  Restricted stock serves as a strong retention tool and creates a focus on Dominion Energy’s stock price to further align the interests of officers with the interests of our shareholders, customers, and communities.

●  Performance grants encourage and reward officers for making decisions and investments that create and maintain long-term shareholder value and benefit our customers and communities.

For 2022, we increased the weighting of the performance grant to 60% and adjusted its metrics. See page 48 for further information.
2021 Performance Metrics
	● Consolidated operating EPS ● Safety, diversity and inclusion, environmental and other operating and stewardship goals	● Relative TSR ● Relative price-earnings (P/E) ratio ● Return on invested capital (ROIC)

Best Practices

WHAT WE DO	WHAT WE DON’T DO

●  Place a substantial portion of NEO pay at risk and tie to enhanced shareholder value

●  Balance short-term and long-term incentives

●  Require significant stock ownership for our CEO, other NEOs, and all other officers

●  Tie equity and cash-based incentive compensation to a clawback policy

●  Consider shareholder feedback and prior year’s Say on Pay vote

●  Offer long-term or indefinite employment agreements  to our executive officers

●  Permit officers or directors to hedge or pledge shares as collateral

●  Offer excessive perquisites or provide tax gross-ups on executive perquisites

●  Offer excessive change in control severance benefits

10    Dominion Energy, Inc.

Voting Roadmap

Item 3

Ratification of Appointment of Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte) as the company’s independent auditor for the fiscal year 2022. The Audit Committee and the Board believe that the retention of Deloitte to continue serving as the company’s independent auditor is in the best interests of Dominion Energy and its shareholders.

You are being asked to ratify the appointment of Deloitte as the company’s independent auditor for fiscal year 2022. Additional detail about the Audit Committee’s appointment of Deloitte as the company’s independent auditor for the fiscal year 2022, as well as the fees paid to Deloitte in 2020 and 2021, can be found beginning on page 72.

Item 4

Management’s Proposal to Amend the Company’s Bylaw on Shareholders’ Right to Call a Special Meeting to Lower the Ownership Requirement to 15%

You are being asked to vote on management’s proposal to amend the company’s Bylaws to reduce the threshold of outstanding shares required to call a special meeting from 25% to 15%. We recommend a vote for this management proposal for the reasons set forth in the proposal, which can be found on page 75.

Your Board of Directors recommends that you vote FOR this item.	Your Board of Directors recommends that you vote FOR this item.

Shareholder Proposals

You are being asked to vote on three shareholder proposals, if properly presented at the 2022 Annual Meeting.

Items 5 and 6

Details of each proposal in Items 5 and 6, as well as the company’s opposing statements to each, can be found beginning on page 78. We recommend a vote against each of the proposals in Items 5 and 6 for the reasons set forth in the opposing statements.

Your Board of Directors recommends that you vote AGAINST these items.
Item 5	Shareholder Proposal Regarding the Shareholders’ Right to Call a Special Meeting, Requesting the Ownership Threshold be Lowered to 10%	Page 78
Item 6	Shareholder Proposal Regarding Inclusion of Medium-Term Scope 3 Targets to the Company’s Net Zero Goal	Page 79

Item 7

Details of the proposal in Item 7, as well as the company’s responsive statement, can be found beginning on page 80. We do not make a recommendation as to how shareholders should vote regarding the proposal in Item 7 for the reasons set forth in the responsive statement.

Item 7	Shareholder Proposal Regarding a Report on the Risk of Natural Gas Stranded Assets	Page 80

2022 Proxy Statement    11

Item 1: Election of Directors Your Board of Directors recommends that you vote FOR each of the director nominees.

Our Board of Directors has nominated 12 directors for election at the 2022 Annual Meeting to hold office until the next annual meeting or until their respective successors are duly elected or appointed and qualified. All nominees are currently directors, and all were elected by shareholders at the 2021 Annual Meeting. Each nominee has agreed to be named in this Proxy Statement and to serve as director for another term, if elected. For additional information regarding the voting requirements to elect directors, see What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement? on page 86.

Our Board selected the 12 nominees based on their diverse mix of skills, experiences and perspectives. They provide quality advice and counsel to Dominion Energy’s management and effectively oversee the business and long-term interests of shareholders. These nominees bring to the Board a wide array of business and professional skills, as well as industry expertise. They are collegial, thoughtful, responsible, and intelligent leaders who are also diverse in terms of age, gender, ethnicity, and professional experience. Our Board is also diverse from a geographic perspective, with directors from six different states, including Virginia, South Carolina, and Utah. Many of the nominees serve or have served on other public company boards, enabling our Board to stay apprised of best practices implemented at other companies and promoting informed and effective governance. Since 2016, the Board has added six new directors, bringing fresh insights and perspectives, additional industry experience, and further ethnic and gender diversity to the Board.

Director Nominees

The Board Attribute Matrix on the following page highlights the mix of key skills, qualifications, attributes, and experiences that each director nominee brings to our Board. Because the matrix is a summary, it is not intended to be a complete description of all the key skills, qualifications, attributes, and experience of each director. Nominees developed competencies in these skills through education, direct experience, and oversight responsibilities.

As part of its assessment of the skills and experience essential for effective Board oversight, the N&G Committee reviewed the Board Attribute Matrix in late 2021. As a result, the matrix was updated to refine the description and definition of existing attributes. In addition to reviewing and updating our Board attributes, the N&G Committee also committed to enhanced disclosure about Board diversity. We asked each director to self-identify their race/ethnicity using one or more of the following categories: African American or Black, White or Caucasian, Alaskan Native or Native American, Asian, Native Hawaiian or Other Pacific Islander, Hispanic or Latino, two or more races/ethnicities, and Other. The results of this survey are included in the matrix on the following page.

12    Dominion Energy, Inc.

Item 1: Election of Directors

Skills, Qualifications, Attributes, and Experiences	Bennett	Blue	Dragas	Ellis	Hagood	Jibson	Kington	Rigby	Royal	Spilman	Story	Szymanczyk
Leadership. CEO or executive management experience with an understanding of complex organizations, strategic planning, risk management, human capital management, and corporate governance.	●	●	●	●	●	●	●	●	●	●	●	●
Industry. Experience in the utility or energy industries or in nuclear energy operations, including experience with the risks and public policy issues associated with our industry.	●	●		●	●	●		●			●
Financial or Accounting. Experience in accounting or finance, including oversight of financial reporting and internal controls of a company.	●	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance. Experience or knowledge of corporate governance, Board and management accountability, and protecting shareholder and stakeholder interests.	●	●	●	●	●	●	●	●	●	●	●	●
Risk Management. Experience overseeing or managing financial, operational, and other significant risks that affect our business.	●	●	●	●	●	●	●	●	●	●	●	●
Government, Public Policy or Legal. Experience in law, government, and public policy and understanding of effective strategies in these areas.	●	●	●	●		●	●	●			●	●
Human Capital/Talent Management. Experience in attracting, developing, motivating, and retaining a talented workforce.	●	●	●	●	●	●	●	●	●	●	●	●
Innovation and Technology. Management or oversight experience in technological trends, digital platforms, cybersecurity, and development of new technologies, including those that result from shifting energy policy and environmental regulations.		●		●		●	●		●		●	●
Environmental and Sustainability. Experience in managing or overseeing environmental, climate, or sustainability practices. Understanding of environmental policy, risks, regulations, and compliance obligations.		●	●	●		●		●		●	●	●
Customer Satisfaction and/or Service. Management or oversight experience in providing customers reliable service at reasonable rates.	●	●	●		●	●		●	●	●	●	●
Board Tenure and Diversity*
Tenure (# of years)	3	2	12	9	3	6	17	5	9	13	5	10
Age	60	54	60	74	60	68	62	65	59	65	62	73
Female			●						●		●
Male	●	●		●	●	●	●	●		●		●
African American or Black	●								●
White or Caucasian		●	●	●	●	●	●	●		●	●	●
*	No director self-identifies as Alaskan Native or Native American; Asian, Native Hawaiian or Other Pacific Islander; or Hispanic or Latino.

Information about each director nominee is presented on the following pages, including specific key experience and qualifications that led the N&G Committee and our Board to nominate him or her to serve as a director.

2022 Proxy Statement    13

Item 1: Election of Directors

Director Since: 2019 Age: 60 COMMITTEE MEMBERSHIP: • Audit • Finance and Risk Oversight

James A. Bennett

Mr. Bennett has served as South Carolina Mid-South Area Executive, since January 2015, for First-Citizens Bank & Trust Company (First Citizens) in Columbia, South Carolina, having previously served as Executive Vice President, Director of Public Affairs, and Chief Diversity Officer. Before joining First Citizens, Mr. Bennett became the youngest bank president in South Carolina when he was named President of Victory Savings Bank in 1989.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

With his extensive background in the banking industry, including operating responsibilities and management experience, Mr. Bennett provides financial and risk management expertise from a regulated industry perspective. He is also familiar with human resources and customer service concerns associated with the financial services sector. From his tenure on the Board of Directors of SCANA Corporation (SCANA), Mr. Bennett also brings industry, corporate governance and public company board experience.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Previous (During Past Five Years): SCANA Corporation (1997-2018)

Director Since: 2020 Age: 54

Robert M. Blue

Mr. Blue has served as Chair of the Board of Dominion Energy since April 2021 and as President and Chief Executive Officer since October 2020, having previously served as Executive Vice President and Co-Chief Operating Officer from December 2019 to September 2020. He also previously served as Executive Vice President and President & Chief Executive Officer – Power Delivery Group from May 2017 to November 2019, and in various Senior Vice President roles since 2008. Prior to joining Dominion Energy in 2005, Mr. Blue served as Counselor and Director of Policy for the Governor of Virginia. He is a member of the University of Virginia Board of Visitors and the boards of the Federal Reserve Bank of Richmond and Communities in Schools of Virginia.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

As Chair, President and Chief Executive Officer and as a result of more than 17 years of experience at Dominion Energy, Mr. Blue has in-depth knowledge of the company’s business and operations. He has demonstrated the leadership skills needed to oversee the company’s strategic focus on its state-regulated, sustainability-focused utilities, as evidenced by the Co-Chief Operating Officer and other senior executive roles he has held at Dominion Energy, including his current service as Chief Executive Officer and his prior service as President of Virginia Electric and Power Company. Mr. Blue’s experience in these roles also provided him with an intimate understanding of the environmental, regulatory and public policy issues central to our core utility businesses.

14     Dominion Energy, Inc.

Item 1: Election of Directors

Director Since: 2010 Age: 60 COMMITTEE MEMBERSHIP: • Compensation and Talent Development • Sustainability and Corporate Responsibility (Chair)

Helen E. Dragas

Ms. Dragas has been President and Chief Executive Officer of The Dragas Companies, a diversified real estate concern, since 1996. She is the former rector of the University of Virginia Board of Visitors. Ms. Dragas previously served on the State Council for Higher Education in Virginia, the Commonwealth Transportation Board and the Governor’s Economic Development and Jobs Creation Commission. Ms. Dragas has served on the University of Virginia Board of Visitors’ audit committee and has chaired its finance committee.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Ms. Dragas’s experience as the leader of a successful Virginia-based development planning and construction firm enables her to provide critical insight on Board discussions as Dominion Energy continues to make significant investments in infrastructure within its service territory. From her tenure as rector of a nationally recognized university and as a community and public service leader, she provides valuable perspective on consumer engagement, governmental, public policy, diversity and social responsibility matters, all of which are important issues to our stakeholders. Ms. Dragas also brings finance, strategic planning, environmental, risk management, and analytical skills from her experience as a chief executive officer.

Director Since: 2013 Age: 74 COMMITTEE MEMBERSHIP: • Audit (Chair) • Finance and Risk Oversight • Nominating and Governance

Admiral James O. Ellis, Jr.

Admiral Ellis has served as an Annenberg Distinguished Fellow at the Hoover Institution at Stanford University, Stanford, California since 2014. He served as President and Chief Executive Officer of the Institute of Nuclear Power Operations (INPO) from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a U.S. Navy Admiral, he served as Commander, U.S. Strategic Command, Offutt Air Force Base, Omaha, Nebraska.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Having served as Chief Executive Officer of INPO, a non-profit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants, Admiral Ellis is a recognized expert in the nuclear energy industry with experience in risk management, strategic planning, public policy, and regulatory and environmental matters. He has expertise in managing and leading large and complex technology-based organizations focused on safety and cybersecurity, including 39 years of service with the U.S. Navy. Admiral Ellis also brings corporate governance experience through his service as a public company director.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: Lockheed Martin Corporation

Previous (During Past Five Years): Level 3 Communications, Inc. (2005-2017)

2022 Proxy Statement     15

Item 1: Election of Directors

Director Since: 2019 Age: 60 COMMITTEE MEMBERSHIP: • Audit • Sustainability and Corporate Responsibility

D. Maybank Hagood

Mr. Hagood has served as Chief Executive Officer of Southern Diversified Distributors, Inc. (SDD) since 2003 and as Chairman since 2012. SDD is the parent company of William M. Bird and Company, Inc. and TranSouth Logistics, LLC, providers of floor covering distribution and supplies, warehousing, logistics, and transportation throughout the Southeast.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Hagood brings leadership, management, human resources, risk management, financial operations, and strategic planning skills as the Chief Executive Officer of SDD. He also has expertise in customer service operations, supply chain management and marketing as well as addressing changing consumer preferences, all of which are necessary in serving as a distributor of floor coverings and linking manufacturers with customers. Mr. Hagood also brings industry, corporate governance and public company board experience through his tenure as a member of the Board of Directors of SCANA prior to its acquisition by Dominion Energy.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Previous (During Past Five Years): SCANA Corporation (1999-2018)

Director Since: 2016 Age: 68 COMMITTEE MEMBERSHIP: • Finance and Risk Oversight • Sustainability and Corporate Responsibility

Ronald W. Jibson

Mr. Jibson served as Chairman, President and Chief Executive Officer of Questar Corporation (Questar) from July 2012 to September 2016, prior to Questar’s merger with Dominion Energy. He served as President and Chief Executive Officer of Questar from June 2010 through July 2012.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Jibson has in-depth knowledge of the U.S. natural gas industry, including responsibility for and extensive experience with gas transmission and distribution operations, operational safety, cybersecurity, regulatory affairs, and marketing, developed during 35 years of service at Questar. He provides management, leadership and analytical skills from his experience as a chief executive officer of a public company as well as an understanding of finance and accounting matters associated with a regulated utility. He is a known leader in the natural gas industry as demonstrated through his service as a past chairman of the American Gas Association.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: IDACORP, Inc.

16     Dominion Energy, Inc.

Item 1: Election of Directors

Director Since: 2005 Age: 62 COMMITTEE MEMBERSHIP: • Compensation and Talent Development • Finance and Risk Oversight (Chair)

Mark J. Kington

Mr. Kington has been managing director of Kington Management, LP, a private investment firm, and its predecessor since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. Mr. Kington is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. He also serves on the boards of the Darden School Foundation and The Nature Conservancy in Virginia.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Kington has extensive experience in information technology, investment management and corporate finance, including derivatives and capital markets, that is valuable as the Chair of the Finance and Risk Oversight Committee. He also has regulatory and governmental expertise acquired during his tenure in the highly regulated telecommunications industry. Through his service as a managing director, Mr. Kington brings leadership and risk management experience.

Director Since: 2017 Age: 65 COMMITTEE MEMBERSHIP: • Audit • Nominating and Governance

Joseph M. Rigby

Mr. Rigby served as Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. (Pepco), an energy delivery company serving the mid-Atlantic region, from May 2009 to March 2016. Prior to that, Mr. Rigby held other executive officer positions with Pepco and its subsidiaries, including chief operating officer and chief financial officer. He currently serves as non-executive Chairman of South Jersey Industries, Inc., a publicly traded energy delivery company headquartered in Folsom, New Jersey. Mr. Rigby has an accounting degree from Rutgers University and an MBA from Monmouth University, and is a Certified Public Accountant.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Rigby has extensive utility expertise, with in-depth knowledge of electric transmission and distribution operations, acquired through more than 37 years of service with Pepco and its subsidiaries. He brings leadership, management, regulatory, finance, human resources and mergers and acquisition experience, among other business disciplines, as the retired Chief Executive Officer of Pepco. Mr. Rigby also provides financial and accounting expertise from his service as the Chief Financial Officer of Pepco and utility accounting background.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: South Jersey Industries, Inc.

Previous (During Past Five Years): Dominion Energy Midstream GP, LLC (2014-2017)

2022 Proxy Statement     17

Item 1: Election of Directors

Director Since: 2013 Age: 59 COMMITTEE MEMBERSHIP: • Audit • Nominating and Governance (Chair)

Pamela J. Royal, M.D.

Dr. Royal has been the owner and President of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She is also a practicing physician. Dr. Royal currently serves on the boards of The Community Foundation (immediate past chair), The Valentine Museum (former chair), the Virginia Museum of Fine Arts, and the YMCA of Greater Richmond and is a member of the Local Advisory Board of Truist Bank. She previously served on numerous other boards, including the Executive Committee of Venture Richmond (secretary), Bon Secours Richmond Health System, St. Christopher’s School, the United Way of Greater Richmond and Petersburg (former chair), CenterStage Foundation (former vice chair), The Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, and the Virginia Early Childhood Foundation.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

As a recognized leader in the Richmond business and civic community and from her experience as president of her own medical practice, Dr. Royal provides leadership, management and analytical skills to the Board. She also brings broad experience with regulatory matters, including privacy and data security issues, and insurance expertise, developed through her experience running a business in a highly regulated industry. From her familiarity with the local economies and communities we serve, and as a local business owner, Dr. Royal understands the criticality of meeting customer and stakeholder expectations and the value of maintaining and building our brand and reputation.

INDEPENDENT LEAD DIRECTOR Director Since: 2009 Age: 65 COMMITTEE MEMBERSHIP: • Compensation and Talent Development • Nominating and Governance

Robert H. Spilman, Jr.

Mr. Spilman has been President and Chief Executive Officer of Bassett Furniture Industries, Incorporated (Bassett), a furniture manufacturer and distributor, since 2000. He has also served as Chairman of the Board of Bassett since 2016. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was Chairman of the Board of Directors of New College Institute.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Spilman has knowledge of and expertise in brand management, product development and competitive consumer markets as chief executive officer of a national retailer, manufacturer and marketer of branded home furnishings. He is familiar with human resources and information technology concerns associated with retail operations. Mr. Spilman provides leadership, investor relations and management skills from experience as a current chief executive officer and director of a public company. He also brings public company board and governance experience as a former lead director of Harris Teeter Supermarkets, Inc.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: Bassett Furniture Industries, Incorporated

18     Dominion Energy, Inc.

Item 1: Election of Directors

Director Since: 2017 Age: 62 COMMITTEE MEMBERSHIP: • Finance and Risk Oversight • Nominating and Governance • Sustainability and Corporate Responsibility

Susan N. Story

Ms. Story served as President and Chief Executive Officer of American Water Works Company, Inc. (American Water) from 2014 to April 2020, after joining American Water as Senior Vice President and Chief Financial Officer in 2013. Prior to American Water, Ms. Story served as Executive Vice President of Southern Company (Southern), and in other executive positions with subsidiaries of Southern, including President and Chief Executive Officer of Southern Company Services from January 2011 to April 2013 and President of Gulf Power Company from April 2003 to December 2010. Ms. Story serves or has served on a number of boards, including the Bipartisan Policy Center, the New York Stock Exchange Board Advisory Council, the Council of CEOs, the Moffitt Cancer Center Advisory Board, the Alliance to Save Energy, and the Electric Power Research Institute Advisory Council.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Ms. Story brings leadership, operations, strategic planning, environmental, governance and financial and risk management experience from her service as the chief executive officer and the chief financial officer of a publicly traded, regulated utility. She developed extensive industry experience during her career at Southern, including her tenure as chief executive officer of Gulf Power Company, where she addressed many issues also faced by Dominion Energy, including technological advances, nuclear operations, cybersecurity threats, changing workforce demographics and healthcare costs. As lead director of Raymond James Financial, Inc., and as a board member of Newmont Corporation, Ms. Story is extremely familiar with public company corporate governance requirements, including transparency, accountability and board effectiveness.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: Raymond James Financial, Inc., Newmont Corporation

Previous (During Past Five Years): American Water Works Company, Inc. (2014-2020)

Director Since: 2012 Age: 73 COMMITTEE MEMBERSHIP: • Compensation and Talent Development (Chair) • Sustainability and Corporate Responsibility

Michael E. Szymanczyk

Mr. Szymanczyk served as Chairman and Chief Executive Officer of Altria Group, Inc. (Altria) from March 2008 to May 2012. He served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. from 2002 to 2008. Prior to that, he served in various sales and marketing roles at Proctor & Gamble, Inc. and Kraft, Inc.

EXPERIENCE, QUALIFICATIONS AND ATTRIBUTES

Mr. Szymanczyk has leadership, problem-solving, communications, management and analytic skills gained from his experience as the chief executive officer of a global Fortune 500 public company. He has expertise in complex strategic, operational, investor relations, capital markets, regulatory, litigation management, risk management, mergers and acquisitions and other matters that are critical in effective board oversight of a public company. Mr. Szymanczyk brings innovation and technology experience developed through his responsibility for research & development and marketing operations while Chief Operating Officer/CEO of Philip Morris USA Inc. and later as CEO of Altria.

OTHER PUBLIC COMPANY DIRECTORSHIPS

Current: Duke Realty Corporation (Mr. Szymanczyk has advised the company that he will not be standing for re-election at Duke Realty Corporation’s April 2022 Annual Meeting)

2022 Proxy Statement     19

Corporate Governance

Effective Board Governance at Dominion Energy

Board and Committee Evaluations

●   Annual Board and committee evaluations completed anonymously by each director for the Board as a whole and each committee on which the director serves.

●  One-on-one discussions between each non-employee director and the Lead Director.

See page 22.

Board Structure ● Clearly defined responsibilities for Board leadership. ● All Board committees composed of independent directors. See page 24.	Accountability ● Robust shareholder engagement program with year-round outreach. ● Ongoing commitment to transparency with reports and disclosures responsive to investor feedback. See page 32.

Board Refreshment Process

●  Board composition, including current and future needs, regularly analyzed.

●  N&G Committee charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its five committees.

See below.

Board Oversight

●  Board oversight of the company’s risk profile and management’s processes for assessing and managing risk, through both the whole Board and its committees.

●  Oversight of cybersecurity, sustainability and corporate responsibility, and political contributions and lobbying by the Finance and Risk Oversight, Sustainability and Corporate Responsibility (SCR), and Audit Committees, respectively, together with the full Board.

See page 28.

Director Nominations and Board Refreshment

The N&G Committee is responsible for identifying, evaluating, and recommending nominees for election to the Board.

The N&G Committee, which is composed entirely of independent directors, is charged with assessing the size and composition of our Board and whether its composition is appropriate for the company’s current and future strategic needs. As part of its assessment, the N&G Committee considers a variety of factors, including:

6 NEW DIRECTORS added since 2016, bringing fresh perspectives to the Board

●	Feedback on attributes through Board assessments and executive session discussions;

●	The existing and desired skills and experiences that would be beneficial to our Board and its committees;

●	The results of the Board’s evaluation process and identified areas of expertise of current directors;

●	Changes in our business strategy and operating environment;

●	Tenure of current Board members, with the goal of striking a balance between the knowledge, continuity and other benefits that longer-tenured directors provide to the Board with the new experience, insights, and fresh perspectives that new directors contribute; and

●	Anticipated director retirements.

20     Dominion Energy, Inc.

Corporate Governance

Board Refreshment Process

Board composition, including current and future needs, is regularly analyzed	Candidate list is developed and refreshed, including any candidates recommended by directors, management, and shareholders	Personal qualities, skills, and background of potential candidates are considered. Candidates are reviewed for independence and potential conflicts	N&G Committee evaluates candidates and recommends nominees to the Board	Board evaluates the candidates, analyzes independence and potential conflicts, and selects nominees

In evaluating a director candidate, the N&G Committee considers, among other things:

●	The candidate’s business or other relevant experience;

●	Whether the candidate’s skills and competencies align with the company’s strategic challenges and opportunities;

●	The candidate’s character, judgment, diversity of experience, business acumen, and ability to act on behalf of shareholders;

●	The interplay of the candidate’s expertise, skills, knowledge, and experience with that of other members of our Board; and

●	The candidate’s ability to contribute to the effectiveness of the Board.

Once a potential candidate is identified, the N&G Committee reviews the background of the candidate for potential conflicts and to determine whether the candidate would be independent under the independence standards of Dominion Energy and the New York Stock Exchange (NYSE). The Board then typically meets with candidates in small and large groups of directors and in informal and formal settings to allow for personal interaction and assessment. Both the N&G Committee and the Board meet in executive sessions to discuss the qualifications of the director candidate before the N&G Committee makes a final recommendation to the Board.

Commitment to Board Diversity

As required by the company’s Corporate Governance Guidelines, the N&G Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its five committees. The N&G Committee recognizes that a Board with diverse skills, experiences and perspectives helps encourage critical thinking and innovative, strategic discussions, which in turn contributes to the continued success of the company. Representation of gender, racial, cultural, geographic and other diverse perspectives promotes the Board’s understanding of the needs and viewpoints of our investors, customers, employees, suppliers, communities and other stakeholders. While it does not have a formal policy regarding diversity, the N&G Committee is committed to actively seeking quality women and minority candidates for consideration. This year’s director nominees include four directors who are women and/or people of color, reflecting a Board that is over 33% diverse. Two of the Board’s five committees are led by chairs who are diverse.

Director Candidate Recommendations

When identifying potential nominees, the N&G Committee considers candidates recommended by shareholders, current members of the Board or members of management, as well as any other well-qualified candidates who may come to the N&G Committee’s attention. The N&G Committee may also utilize an independent, third-party search firm if needed. Shareholder nominations are reviewed in the same manner as candidates identified by or recommended to the N&G Committee. Any shareholder wishing to recommend a director candidate for consideration by the N&G Committee should send a written statement to the Corporate Secretary, identifying the candidate and providing relevant qualifications and biographical information.

Shareholder-Nominated Director Candidates

Dominion Energy’s Bylaws allow a shareholder, or a group of up to 20 shareholders, owning collectively 3% or more of the company’s outstanding common stock continuously for at least the previous three years, to nominate and include in the company’s proxy materials director nominees constituting up to the greater of 20% of the Board or two nominees provided that such shareholder(s) and nominee(s) satisfy the requirements set forth in the Bylaws. For additional information, see Shareholder Director Nominations for Inclusion in the 2023 Proxy Statement on page 90.

2022 Proxy Statement     21

Corporate Governance

Board and Committee Evaluations

Our Board conducts an annual evaluation designed to enhance its effectiveness and performance. As part of this assessment, our Lead Director conducts individual interviews with each of the non-employee directors designed to gather suggestions for improving Board effectiveness and to solicit input on a range of issues, including overall Board performance, the Board’s understanding of the company’s core businesses and strategy, Board and committee responsibilities, CEO and senior management succession planning, the flow of information from management, and Board meeting agenda topics. All directors also anonymously complete a written questionnaire covering these topics, giving them another opportunity to provide candid observations.

Each Board committee conducts an annual evaluation of its effectiveness and performance. Similar to the Board, each committee member anonymously completes a written questionnaire soliciting feedback on topics such as committee size, member expertise, responsibilities, meeting materials provided by management, and performance. A compilation of the responses is reviewed and discussed by each committee in executive session.

During an executive session of the Board, responses from both the director and committee questionnaires and insights from the Lead Director interviews are discussed and potential areas to enhance the Board’s effectiveness are identified. While the formal evaluation process occurs annually, the dialogue continues throughout the year with updates in regular sessions with management and executive sessions of the Board regarding any identified focus item and any new topics that arise. Board policies and practices are updated as appropriate as a result of feedback provided during the annual evaluation process and throughout the year.

Board and Committee Evaluation Process

1	2	3	4	5
BOARD AND COMMITTEE EVALUATIONS Completed anonymously by each director for the Board as a whole and each committee on which the director serves	ONE-ON-ONE DISCUSSIONS Between our Lead Director and each non-employee director	EXECUTIVE SESSION DISCUSSIONS Executive sessions to discuss Board and committee performance are led by the Lead Director and each committee chair	FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of annual and ongoing feedback	ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the annual evaluation process

In 2021, the N&G Committee reviewed the Board and committee evaluation process and determined the current process was still appropriate and effective but increased the time period during which the Lead Director’s one-on-one interviews occur in order to allow for more fulsome discussion with each director.

As a result of feedback from recent Board evaluations, during 2021 the Board restructured the CGN Committee into two separate committees in order to provide for more focused oversight of certain critical areas. The CTD Committee provides dedicated focus on executive compensation, executive succession planning, human capital management, and DE&I matters. The N&G Committee oversees the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole. In addition, Board meeting structure and agendas were reviewed to allow for robust discussions and inclusion of additional outside speakers to bring independent perspective on certain topics.

22     Dominion Energy, Inc.

Corporate Governance

Director Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board has adopted independence standards that also meet the independence requirements of the NYSE listing standards. In applying our independence standards and applicable Securities and Exchange Commission (SEC) and NYSE criteria, the Board considers all relevant facts and circumstances.

Our independence analysis also identifies certain types of commercial and charitable relationships that are immaterial and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board when determining independence, though they are reported to the N&G Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not fit within these categorical standards, provided that the relationship does not violate our independence standards or NYSE independence standards. If such a determination is made, the basis for the Board’s determination will be explained in the company’s next proxy statement. Our independence standards are included in the appendix to our Corporate Governance Guidelines, which can be found at dominionenergy.com/our-company/leadership-and-governance.

Based on the NYSE’s and Dominion Energy’s independence standards, and taking into account all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Bennett, Ellis, Hagood, Jibson, Kington, Rigby, Spilman and Szymanczyk, Dr. Royal, and Mses. Dragas and Story. The Board determined that Mr. Blue is not independent because of his current service as our President and CEO.

In determining the independence of Mr. Jibson, the N&G Committee considered the employment of Mr. Jibson’s adult, financially independent son by Dominion Energy during 2021. Mr. Jibson’s son is employed as a manager of joint operations and regulatory affairs with a subsidiary of Dominion Energy and is not an executive officer of Dominion Energy or any of its subsidiaries. The N&G Committee recommended and the Board concurred that the employment of Mr. Jibson’s son does not affect Mr. Jibson’s independence.

Additional Independence Requirements for the Audit Committee and CTD Committee members. Our Audit Committee charter also contains additional independence requirements, including prohibiting its members from receiving any compensation from Dominion Energy except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CTD Committee charter requires directors who serve on the committee to satisfy the independence requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) as well.

2022 Proxy Statement     23

Corporate Governance

Board Leadership Structure

Our Board regularly evaluates the company’s leadership structure and considers alternative approaches as appropriate. The Board believes the company and its shareholders are best served by the Board retaining the flexibility to determine the appropriate leadership structure based on its assessment of company needs and circumstances, including whether the same individual should be Chair and CEO. Our Corporate Governance Guidelines provide that the Board will determine whether to combine or separate these roles, taking into consideration the needs of the company, succession planning, the skills and experience of the individual or individuals filling these positions, and other relevant factors.

As part of the company’s recent CEO succession process, the Board determined that the company and its shareholders are best served by having Mr. Blue serve as Chair and CEO. The Board believes this leadership structure provides the most effective governance framework for the company at this time. Mr. Blue is particularly well suited to lead the Board and company during our transition to Net Zero emissions across our business with his background in government and public policy as well as his experience with and deep understanding of company operations, regulatory environment, strategy, and ESG issues. Given the company’s transition to being almost entirely state-regulated, his senior-level experience in state government and work with government at all levels are particularly valuable and relevant. Mr. Blue is best positioned to drive our Net Zero strategy and engage with employees, customers, shareholders and other key stakeholders on these issues. He can ensure full Board engagement, balanced by a primarily independent Board (with Mr. Blue as the only non-independent board member) with a robust Lead Director role to ensure engaged oversight.

While the Board determined that combining the roles of Chair and CEO under Mr. Blue is appropriate at this time, as part of its annual governance review the Board will continue to evaluate the company’s leadership structure, while taking into account the company’s specific needs and strategic objectives, as well as considering evolving industry norms and best practices.

The Board believes there is no single best leadership structure that is the most effective in all circumstances and that a rigid leadership structure could impede the Board’s effectiveness and ability to act in the best interests of the company, its shareholders, and the customers and communities we serve. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure best suited for the company and the long-term interests of its stakeholders.

24     Dominion Energy, Inc.

Corporate Governance

Independent Lead Director

Under our Corporate Governance Guidelines, the Board annually elects a Chair of the Board, and if the Chair is not independent, the independent directors of the Board will elect one of their own to serve as the Lead Director. Mr. Spilman currently serves as the Lead Director and does not chair any Board committees, which allows Mr. Spilman to devote more of his time and attention to his Lead Director responsibilities.

Our Board believes that an active, empowered Lead Director with well-defined duties is key to providing strong, independent leadership for the Board. The independent Lead Director’s responsibilities include:

BOARD LEADERSHIP

●  Presiding over the non-management executive session held at each Board meeting

●  Calling meetings of the independent directors, as needed

●  Conferring with the committee chairs and the Chair on agenda planning to ensure coverage of key strategic issues

●  Ensuring the Board’s ability to periodically review and provide input on and monitor management’s execution of the company’s long-term strategy

●  Serving as the independent directors’ representative in crisis situations

●  Acting as a key advisor to the CEO on a wide variety of company matters

●  Being authorized, in consultation with the Board, to retain independent advisors

●  Engaging directly with key members of the leadership team

BOARD CULTURE

●   Serving as liaison between the Chair and the independent directors

●   Facilitating discussion among the independent directors on key issues and concerns

●   Ensuring Board discussions demonstrate constructive questioning of management

●   Promoting teamwork and communication among the independent directors

●   Fostering an environment that allows for engagement and commitment of Board members

BOARD MEETINGS

●   Approving meeting agendas and information sent to the Board

●  Approving meeting schedules and working with the Chair and committee chairs to ensure there is sufficient time for discussion of all agenda items

●   Presiding at all meetings or executive sessions of the Board at which the Chair is not present

PERFORMANCE AND DEVELOPMENT

●  Leading, in conjunction with the CTD Committee, the annual performance assessment of the CEO

●  Facilitating the Board’s engagement with the CEO and CEO succession planning

●  Leading the Board’s annual self-assessment and recommendations for improvement, if any

SHAREHOLDER ENGAGEMENT

●  Ensuring that he or she is available for direct engagement on matters related to Board governance and oversight, if requested by major shareholders

●  Ensuring appropriate board oversight of key stakeholder and investor engagement and disclosures

STRONG INDEPENDENT OVERSIGHT OF THE BOARD

Our Board is composed of experienced and committed directors, and as noted above, all but one of the director nominees are independent. Our Board committees have experienced chairs and members, all of whom are independent. Under the leadership of the Lead Director, the Board is committed to strong independent Board leadership, with a number of practices in place to ensure appropriate board oversight. Many of these practices are outlined below and these factors, taken together, provide for objective Board governance, effective engagement with and oversight of management, and a voice that is independent from management and accountable to shareholders and other stakeholders. Our Lead Director, together with the other independent directors, exemplifies strong Board leadership, and effectively engages and oversees management.

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Corporate Governance

The Committees of the Board

The Board currently has five standing committees: Audit, CTD, Finance and Risk Oversight, N&G, and SCR. The Board has adopted charters for each of these committees, which can be found at dominionenergy.com/our-company/leadership-and-governance/ board-committees-and-charters.

Information regarding the principal role, responsibilities, and number of meetings held during 2021 of each committee is outlined below.

Audit Committee	MEETINGS HELD IN 2021: SEVEN
James O. Ellis, Jr. (Chair) James A. Bennett D. Maybank Hagood Joseph M. Rigby Pamela J. Royal, M.D.

ROLE & RESPONSIBILITIES

The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility for:

●   The integrity of the company’s consolidated financial statements and financial reporting practices;

●   The company’s compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls;

●   The appointment and retention of the independent auditor and evaluation of its qualification, independence, performance, and fees;

●   The performance of the company’s internal audit function;

●   The review of the company’s policies with respect to risk assessment and risk management; and

●   The company’s Ethics & Compliance program.

This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present and consults with the independent and internal auditors regarding audits of the company’s consolidated financial statements and adequacy of internal controls. The Audit Committee’s report is on page 73.

Each member meets the financial literacy requirements for Audit Committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Royal and Messrs. Hagood and Rigby are “audit committee financial experts,” as defined under SEC rules.

Compensation and Talent Development Committee	MEETINGS HELD IN 2021: THREE*
Michael E. Szymanczyk (Chair) Helen E. Dragas Mark J. Kington Robert H. Spilman, Jr.

ROLE & RESPONSIBILITIES

The CTD Committee’s primary responsibilities include:

●   Oversight of the company’s executive compensation plan, policies, and programs;

●   Review and evaluation of the performance and compensation of the CEO;

●   Review with the CEO the management succession plans for the CEO and other senior executive positions; and

●   Oversight of strategies and policies related to human capital management, including DE&I, employee engagement, and employee recruitment, retention, and development.

The CTD Committee consults directly with its independent compensation consultant, Frederic W. Cook & Co., Inc.(FW Cook), as needed, in reviewing and approving the company’s executive compensation program’s philosophy and strategy to ensure that the program is based on sound compensation practices. For more information on the responsibilities and activities of the CTD Committee, see CD&A beginning on page 38. The CTD Committee’s report to shareholders is on page 58.

*   Additionally, the CGN Committee met three times in 2021 prior to its restructuring into the CTD and N&G Committees in May 2021. Throughout this Proxy Statement, any references to the CTD Committee include the CGN Committee for the period prior to May 2021, unless otherwise indicated.

26     Dominion Energy, Inc.

Corporate Governance

Finance and Risk Oversight Committee	MEETINGS HELD IN 2021: FOUR
Mark J. Kington (Chair) James A. Bennett James O. Ellis, Jr. Ronald W. Jibson Susan N. Story

ROLE & RESPONSIBILITIES

The Finance and Risk Oversight Committee’s primary responsibilities include:

●   Overseeing the company’s financial policies and objectives;

●   Reviewing the company’s capital structure, financing activity, and appropriateness of its dividend policy;

●   Overseeing the implementation of the company’s risk assessment and risk management policies and objectives; and

●   Reviewing its insurance coverage.

This committee receives presentations and reports throughout the year on risk and cybersecurity matters from its senior risk officer and Chief Security Officer. This committee also reviews and discusses periodic reports management, including the Chief Nuclear Officer, pertaining to the oversight of the company’s nuclear operations.

Nominating and Governance Committee	MEETINGS HELD IN 2021: THREE*
Pamela J. Royal, M.D. (Chair) James O. Ellis, Jr. Joseph M. Rigby Robert H. Spilman, Jr. Susan N. Story

ROLE & RESPONSIBILITIES

The N&G Committee’s primary responsibilities include:

●   Directing the search for, evaluate the qualifications of, and recommend candidates for nomination to the Board;

●   Reviewing and making recommendations to the Board concerning the appointment and composition of each Board committee and its chair;

●   Overseeing the annual self-evaluation of the Board’s effectiveness and the overall evaluation process; and

●   Reviewing and ensuring compliance with Dominion Energy’s Corporate Governance Guidelines.

The N&G Committee also annually reviews and assesses the compensation paid to Board members and recommends to the Board any changes to compensation and benefit plans it believes appropriate.

*    Additionally, the CGN Committee met three times in 2021 prior to its restructuring into the CTD and N&G Committees in May 2021.

Sustainability and Corporate Responsibility Committee	MEETINGS HELD IN 2021: FOUR
Helen E. Dragas (Chair) D. Maybank Hagood Ronald W. Jibson Susan N. Story Michael E. Szymanczyk

ROLE & RESPONSIBILITIES

The SCR Committee assists the Board in its oversight of the company’s performance as a sustainable organization and responsible corporate citizen. Its primary responsibilities include:

●   Overseeing strategies, activities, and policies regarding environmental sustainability, corporate social responsibility, and public policy issues of significance and related innovation matters that may affect the various stakeholders of the company;

●   Reviewing sustainability and corporate responsibility reports and other significant communications and reporting to stakeholders on environmental and social responsibility initiatives and activities;

●   Reviewing sustainability targets established by the company and receiving reports from management on the company’s progress in achieving these commitments; and

●   Overseeing the company’s initiatives to support innovation, technology, and sustainability.

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Corporate Governance

Compensation Committee Interlocks and Insider Participation

No member of the CTD Committee has served as an officer or employee of Dominion Energy at any time. No Dominion Energy executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion Energy’s CTD Committee or Board of Directors serves as an executive officer.

Our Board’s Oversight Role

Oversight of Strategy

Our Board actively oversees the development and execution of our strategic initiatives and related risks. Shifting market fundamentals, technological advances, environmental imperatives, evolving customer preferences, workforce, and changing regulatory requirements can have significant impacts on our operations and asset portfolio. These shifts require significant Board engagement on strategy. The Board recognizes that the true measure of its stewardship is an effective long-term growth strategy that addresses the interests of shareholders and other constituencies, including customers, employees, suppliers, our neighbors in the communities we serve, and the environment.

Given the iterative nature of strategy development, the Board’s oversight of strategy is continuous and embedded in its governance activities throughout the year, including:

●   Oversight of the company’s long-term financial plan, which is updated in a process that dovetails with the company’s annual corporate and business segment risk assessments;

●   Review of the company’s safety, sustainability, workforce development, DE&I, and innovation initiatives;

●   Regular updates on the company’s execution of major construction and infrastructure initiatives;

●   Regular public policy updates;

●   The company’s Net Zero strategy and progress; and

●   Oversight of the company’s Ethics & Compliance program, which is designed to reinforce the company’s strong ethical culture.

Over the course of the year, including during meetings solely focused on strategy and long-term planning, management and our Board discuss the development and execution of our strategic plans as well as events that bear upon those plans. Our Board further monitors strategic execution through standing presentations at regular Board and committee meetings and communications from management in between meetings.

Oversight of Risk

The Board oversees the company’s risk profile and management’s processes for assessing and managing risk, through both the whole Board and its committees. In performing its oversight responsibilities, the Board has implemented a risk governance framework designed to help the directors:

●  Understand critical risks to the company’s business and its strategic plan;

●  Allocate responsibilities for risk oversight among the full Board and its committees;

●  Evaluate the company’s risk management processes and whether they are functioning adequately;

●  Facilitate open dialogue between management and directors; and

●  Foster a culture of risk awareness throughout the company.

Dominion Energy has embedded robust enterprise risk management processes throughout the organization to help identify, assess, and manage risk. Management seeks to mitigate and report risks pursuant to our risk-management policies. The Board and its committees regularly receive and discuss reports from members of management, including the senior risk officer and others involved in risk assessment and risk management. We identify and assess, at least annually, major risks associated with each of our key business units. Risk assessments are also conducted at a corporate level for Dominion Energy, Inc.

28     Dominion Energy, Inc.

Corporate Governance

The Board

The full Board has primary responsibility for risk oversight. Each of the Board’s committees assist the Board in fulfilling this important role by overseeing the risks in areas over which it is responsible.

Audit Committee

Oversees the integrity of the company’s financial statements and other disclosures, the effectiveness of the internal control environment, the internal audit function and the external auditors. Oversees risks related to political participation and contributions.

Compensation and Talent
Development Committee

Oversees risk associated with the company’s compensation program and policies, including workforce-related risks, to ensure consistency with the company’s risk management objectives.

Nominating and Governance Committee Oversees the risk related to our overall corporate governance, including board effectiveness, board composition, and senior management and board succession.

Sustainability and Corporate
Responsibility Committee

Oversees the company’s approach to environmental, social, economic and reputational matters, including ESG practices and disclosures, philanthropy and innovation strategy, and related risks.

Finance and Risk Oversight Committee

Oversees financial-related risks, including liquidity, capital structure and financing activities. Oversees implementation of risk-assessment and risk-management policies and procedures, including regular reports from the senior risk officer. Oversees risks related to nuclear operations and physical and cybersecurity.

Management Management has day-to-day responsibility for identifying, assessing, managing, and monitoring risks by utilizing enterprise risk management processes and controls.

To learn more about risks facing the company, you can review the risks described in Item 1A. Risk Factors in the 2021 Annual Report on Form 10-K. The risks described in Form 10-K are not the only risks facing the company. Additional risks and uncertainties also may materially adversely affect the company’s business, financial condition or results of operations in future periods.

Oversight of Cybersecurity

Recognizing cybersecurity as a key risk for our company, our Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk. Our Board and Finance and Risk Oversight Committee receive presentations and reports throughout the year on cybersecurity and information security risk from management, including the Chief Information Officer and Chief Security Officer. These presentations and reports address a broad range of topics, including updates on recent cybersecurity threats and incidents across the industry, policies and practices, industry trends, threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. In addition, the Board receives briefings from time to time from outside experts for an independent view on cybersecurity risks, including a recent assessment by an independent consulting firm in 2021 of management’s response in a ransomware tabletop drill.

We also maintain industry-leading relationships with government agencies, trade groups, and other energy sector elements —including the Federal Bureau of Investigation, the Department of Homeland Security, and the Electricity Information Sharing and Analysis Center — to obtain actionable intelligence information, to mitigate threats, close gaps, and identify vulnerabilities, and to help assess the overall security posture of the organization. These partnerships are instrumental components of our cybersecurity program to ensure that information and critical infrastructure remain protected from cyber threats.

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Corporate Governance

Oversight of Sustainability and Corporate Responsibility

We are striving to build a clean and sustainable energy future for our customers, employees, shareholders, and the communities in which we operate. Consistent with the prominent role of our clean energy transition in our strategy, sustainability and corporate responsibility are key areas of Board oversight. The Board receives and discusses regular reports on sustainability and corporate responsibility matters, including those related to safety, implementation of the company’s Net Zero emission plan, environmental compliance, human capital management, innovation and technology, and sustainability initiatives across the company. Our SCR Committee oversees the company’s approach to environmental, social, economic, and reputational matters and our innovation efforts in these areas. With its meeting agenda devoted primarily to ESG matters, the SCR Committee received reports and presentations on the company’s charitable contribution and community service program, environmental justice, updates on carbon and methane emission reduction targets, and other ESG-related matters. Both the senior environmental officer and chief innovation officer provided regular reports to the full Board and the SCR Committee.

Under the oversight of the Board and the SCR Committee, in November 2021, the company published its annual Sustainability & Corporate Responsibility Report, which sets forth our most material ESG priorities, our performance in these areas, and targets for further improvement. For additional information, see Commitment to Sustainability and Corporate Responsibility beginning on page 6.

The Board

Receives and discusses regular reports on sustainability and corporate responsibility matters, including those related to safety, implementation of the company’s Net Zero emission plan, environmental compliance, human capital management, innovation and technology, and sustainability initiatives across the company.

Sustainability and Corporate Responsibility Committee Oversees the company’s approach to environmental, social, economic, and reputational matters and our innovation efforts in these areas.

Management

Effective management of the company’s strategy and operations starts with the CEO and the senior leadership team, which consists of six senior officers who report to the CEO. Together, they develop and oversee the company’s sustainability strategy and initiatives.

In addition, the company maintains three other management teams that support climate governance:

Climate Council

Composed of the CEO, the CEO’s leadership team, and operating unit presidents.

Develops and oversees sustainability strategy and initiatives and reviews the company’s sustainability commitments and performance.

Meets quarterly.

Climate Working Group Composed of senior leadership and subject-matter experts. Manages key initiatives at the direction of the Climate Council. Meets monthly.

Net Zero Team

Composed of a subset of the Climate Working Group plus business-unit advisers.

Supports the Climate Council on achieving climate goals and evaluates policy and technology developments in clean energy.

30     Dominion Energy, Inc.

Corporate Governance

Oversight of Political Contributions and Lobbying

Ethics is one of our five core values and the driver of our commitment to transparency in what we do. Our industry-leading transparency of political giving is long recognized by the Center for Political Accountability (CPA), and we have been named a “trendsetter” by the CPA for transparency regarding political contributions disclosure since 2018. Our lobbying and political contributions policy, which governs Dominion Energy’s lobbying activities, including direct, indirect, and grassroots lobbying, our participation in trade associations, and our political contributions, was updated in 2021 to address state and federal political contributions by our political action committee. Specifically, we no longer make contributions to independent-only political expenditure committees in support of or in opposition to a campaign (also known as Super PACs). As a company whose operations are subject to extensive regulation throughout its multi-state service territory, Dominion Energy actively participates in political processes at local, state, and national levels. Our goal is to contribute to legislative and rule-making activities affecting our business consistent with our corporate values and strategies, and to educate and inform public officials of the practical effects of public policy decisions and objectives they consider. Our efforts consistently balance several primary, related goals: to create and preserve long-term shareholder value; to ensure safe, dependable, reliable, and affordable energy supplies for our customers; and to preserve and improve the natural environment consistent with our corporate commitment.

We strive to conduct our business transparently, build public trust and form lasting and mutually beneficial relationships by engaging with public officials, regulators, community and business leaders, and environmental and safety agencies and advocates. In addition, we align our lobbying activities and trade association participation with our core business and our bedrock principles of environmental sustainability, energy reliability, customer affordability, and shareholder value. On an annual basis, the Senior Vice President-Corporate Affairs reports to the Audit Committee on the company’s political and lobbying activities, expenditures, and governing policies. This includes payments to trade associations and other tax-exempt organizations that may be used for political purposes.

To promote transparency of our political activity, we also publish the following information on our website: (i) all contributions to 527 tax-exempt political organizations; (ii) contributions to certain 501(c)(4) tax-exempt organizations that appear to utilize some funds for political purposes; (iii) trade associations and other tax-exempt organizations to which we contribute $50,000 or more, the portions of our payments attributable to lobbying; (iv) payments greater than $50,000 in the aggregate to national 501(c)(3) tax-exempt organizations whose predominant purpose is to provide venues for the exchange of ideas on matters of public policy; and (v) political contributions by our state and federal political action committee.

To enhance our reporting, beginning in 2022, we will publish a report on memberships in organizations determined to be influential in climate policy. This new report will include assessments of association alignment with the company’s climate goals and the Paris Agreement and will be reviewed with the Dominion Energy Board of Directors. In addition to retrospective assessment and reporting, we will update processes related to prospective memberships and association renewals or new engagements, as well as outline the steps the company will take to address future misalignment.

2021 Meetings and Attendance

As outlined in our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met nine times in 2021. Each director serving in 2021 attended at least 75% of all Board meetings and the respective meetings of the committees on which he or she was a member held during the period for which he or she served as a director. All of our directors attended the 2021 Annual Meeting.

Meetings of Independent Directors

Executive sessions of our independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

OVERALL AVERAGE ATTENDANCE

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Corporate Governance

Shareholder Engagement

We have a year-round shareholder engagement program that allows us to better understand our shareholders’ priorities and perspectives and provides an opportunity to foster constructive dialogue. In addition to the typical investor engagement calls and presentations relating to finance and other business issues, we have a cross-functional management team that regularly engages with shareholders on a variety of topics, including governance, human capital management, executive compensation, environmental matters, sustainability, and other current and emerging issues that are important to our shareholders. Feedback from these engagements is considered by management, shared with the Board on a regular basis, and reflected in enhancements to policies and practices, as appropriate. During our proxy season and fall ESG outreach calls in 2021, we reached out to shareholders representing nearly 50% of our outstanding shares and held meetings with holders of 33% of our outstanding common shares, some of which included participation by independent directors of the Board. We also engaged with each of the proponents who submitted the shareholder proposals included in this Proxy Statement, or that were submitted and then withdrawn by the proponent based on these communications, to more fully understand their proposal and why it was submitted, and to help the proponents better understand our goals, business and operations.

Our approach to engaging openly with our shareholders provides increased accountability and transparency and ultimately drives long-term value.

In 2021, we reached out to shareholders representing nearly 50% of outstanding shares. We held meetings with holders of 33% of our outstanding common shares, some of which included participation by independent directors of the Board.

PARTICIPANTS: A cross-functional team, including members of management from the corporate secretary, investor relations, sustainability, environmental, public policy, and executive compensation teams

TOPICS DISCUSSED:

●  Corporate governance, including Board leadership structure and Board oversight of long-term strategy and risk

●  Executive compensation

●  Human capital management, including DE&I

●  COVID-19 response

●  Political contributions and lobbying

●  Sustainability and climate change-related goals and initiatives

SPRING ● Active outreach conducted with our largest investors to discuss items of importance ● Annual Meeting held with Q&A sessions with shareholders

SUMMER

●  Annual Meeting vote results reviewed by the Board of Directors and management

●  Proxy season trends evaluated, including assessing corporate governance and executive compensation best practices against company practices

	FALL-WINTER ● Outreach calls held with our largest investors to provide updates on the company’s ESG program and practices	THROUGHOUT THE YEAR ● Evaluate potential changes to corporate governance and executive compensation practices and disclosures in light of shareholder feedback and review of practices

32     Dominion Energy, Inc.

Corporate Governance

Other Governance Policies and Practices

Corporate Governance Guidelines

Dominion Energy’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders.

Our Corporate Governance Guidelines address, among other things:

●	The composition and responsibilities of the Board;
●	Director independence standards;
●	Details of our Bylaws concerning the election of directors by majority vote;
●	The duties and responsibilities of our Lead Director;
●	Share ownership requirements and compensation of non-employee directors;
●	Management succession and review; and
●	The recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct.

Our Corporate Governance Guidelines can be found at dominionenergy.com/our-company/leadership-and-governance.

Certain Relationships and Related Party Transactions

The Board adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relationships between Dominion Energy and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion Energy’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion Energy (and/or any of its consolidated subsidiaries) is a participant and in which a related person has or will have a direct or indirect material interest. The full text of the guidelines can be found at dominionenergy.com/our-company/leadership-and-governance.

The N&G Committee will conduct a reasonable prior review of all related party transactions and consider the relevant facts and circumstances in determining whether to approve a related party transaction. The N&G Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of Dominion Energy and its shareholders and that comply with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2021, there have been no related party transactions that were required to be approved under Dominion Energy’s related party transaction guidelines or reported under the SEC’s related party transaction rules.

During 2021, Mr. Paul Jibson, the son of Mr. Ronald W. Jibson, was employed by Dominion Energy Wexpro Services Company, a subsidiary of Dominion Energy, as a manager of joint operations and regulatory affairs. Mr. Paul Jibson received compensation in 2021 of approximately $230,000, consisting of salary, AIP payout, dividend payments on unvested restricted stock and other benefits. The transaction involving the compensation paid to Mr. Paul Jibson was reviewed and approved by the N&G Committee, having previously been reviewed and approved by the CGN Committee, in accordance with Dominion Energy’s related party transaction guidelines.

During 2021, three providers of asset management services to Dominion Energy were also beneficial owners of at least 5% of Dominion Energy common stock: The Vanguard Group (Vanguard), BlackRock, Inc. (BlackRock), and State Street Corporation (State Street). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

●	Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $766,400 in fees for such services for 2021.
●	Affiliates of BlackRock provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $334,700 in fees for such services for 2021.
●	Affiliates of State Street provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $233,600 in fees for such services for 2021.

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Corporate Governance

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved in accordance with Dominion Energy’s related party transaction guidelines.

Code of Ethics and Business Conduct

The company has a Code of Ethics and Business Conduct that applies to our Board, our principal executive, financial and accounting officers, and all other employees, and can be found at dominionenergy.com/our-company/leadership-and-governance. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted to this web address.

34     Dominion Energy, Inc.

Compensation of Non-Employee Directors

Prior to its separation into two separate standing committees in May 2021, the CGN Committee performed the annual review of the non-employee director compensation program. As part of its review, the CGN Committee considered the significant time expended by, and the skill level required of, each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and market compensation practices and levels of our peer companies. Any changes to the non-employee director compensation program must be approved by the Board. Our non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate our non-employee directors with a combination of cash and equity awards, along with certain other benefits as described below.

During its annual review of the non-employee director compensation program for 2021, the CGN Committee considered an analysis prepared by its independent consultant, FW Cook, which summarized director compensation trends for independent directors and pay levels at the same peer companies used to evaluate the compensation of our NEOs. Following this review, and after considering the analysis of FW Cook, the CGN Committee recommended no changes to the non-employee director compensation program. Subsequent to the annual review of the director compensation program, the Board approved the separation of the CGN Committee into two standing committees, the CTD Committee and the N&G Committee. Based on the analysis by FW Cook, the Board approved committee chair annual cash retainers of $25,000 and $20,000 for the CTD Committee chair and N&G Committee chair, respectively. Beginning in 2022, the annual review of the non-employee director compensation program will be performed by the N&G Committee.

For 2021, our non-employee director compensation program consisted of the following:

Annual Retainer	Additional Annual Cash Retainers and Fees
	$35,000	Lead Director
	$25,000	Audit Committee and CTD Committee chairs
	$20,000	Finance and Risk Oversight Committee, N&G Committee and SCR Committee chairs
	$2,000	Excess meeting fee to each director who attends more than 25 meetings per calendar year, including Board and committee meetings, but not special education sessions*

* No excess meeting fees were paid in 2021.

The following table and footnotes reflect the compensation and fees received in 2021 by our non-employee directors for their services. Mr. Blue does not receive any separate compensation for service as a director.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
James A. Bennett	$107,500	$167,476	$5,000	$279,976
Helen E. Dragas(1)	127,500	167,476	—	294,976
James O. Ellis, Jr.	132,500	167,476	—	299,976
D. Maybank Hagood	107,500	167,476	5,000	279,976
Ronald W. Jibson	107,500	167,476	—	274,976
Mark J. Kington(1)	127,500	167,476	5,000	299,976
Joseph M. Rigby(1)	107,500	167,476	—	274,976
Pamela J. Royal, M.D.	127,500	167,476	5,000	299,976
Robert H. Spilman, Jr.	142,500	167,476	—	309,976
Susan N. Story(1)	107,500	167,476	—	274,976
Michael E. Szymanczyk	132,500	167,476	—	299,976

(1)	Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees and annual cash retainers under the Non-Employee Directors Compensation Plan. Mses. Dragas and Story and Mr. Kington deferred all of their annual cash retainers to stock unit accounts in lieu of cash for 2021. Mr. Rigby deferred 20% of his annual cash retainer to a stock unit account in lieu of cash for 2021.
(2)	Each non-employee director who was elected in May 2021 received an annual stock retainer valued at $167,476, which was equal to 2,109 shares, valued at $79.41 per share based on the closing price of Dominion Energy common stock on May 4, 2021. Directors may defer all or a portion of this stock retainer. (See the Security Ownership of Certain Beneficial Owners and Management table for March 4, 2022 balances.) A total of 23,199 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. No options have been granted to directors since 2001.
(3)	All amounts in this column represent matching gift contributions made by the Dominion Energy Charitable Foundation as described under Matching Gifts Program.

2022 Proxy Statement    35

Compensation of Non-Employee Directors

Director Compensation Plan and Benefits

Non-Employee Directors Compensation Plan

Our non-employee directors are paid their annual retainers and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. This plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion Energy common stock, and cash accounts are credited monthly with interest (none of the directors currently have any deferred cash account balances). Shares of Dominion Energy common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. Additionally, if a director has served at least five years, he or she will receive a Departure Stock Grant of 1,000 shares of Dominion Energy common stock upon departure from the Board. If that director also served as a committee chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion Energy common stock for each such position held upon departure from the Board. In addition, this plan allows for grants of restricted stock awards and stock options to Board members. However, no stock options or restricted stock awards were granted under this plan and no such awards are outstanding.

Matching Gifts Program

Dominion Energy’s philanthropic arm, the Dominion Energy Charitable Foundation, will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Energy Charitable Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is also available to all Dominion Energy employees.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to up to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Non-Employee Director Stock Ownership

Within four years of his or her election to the Board, each non-employee director is expected to acquire and hold the lesser of 12,000 shares of Dominion Energy common stock or an amount of shares equal in value to five times the annual cash and stock retainers combined. Each of our non-employee directors who have been members of the Board for at least four years have met their share ownership requirements. For information regarding the share ownership requirements for our executive officers, see Share Ownership Guidelines in the CD&A.

36     Dominion Energy, Inc.

Item 2: Advisory Vote on Approval of Executive Compensation (Say on Pay) Your Board of Directors recommends that you vote FOR this item.

We provide shareholders with a Say on Pay vote every year at the annual meeting of shareholders. While the vote is non-binding, the Board and the CTD Committee take the results of the vote into consideration when evaluating the executive compensation program. In connection with this proposal, the Board encourages shareholders to review, in detail, the description of the executive compensation program for our NEOs that is set forth in the Compensation Discussion and Analysis section in this Proxy Statement, beginning on the next page, as well as the information contained in the compensation tables and narrative discussion in this Proxy Statement.

Our executive compensation program is designed to attract, develop and retain an experienced and highly qualified executive team; motivate and reward superior performance that supports our business and strategic plans and contributes to Dominion Energy’s long-term success; and reinforce our five core values of safety, ethics, excellence, embrace change, and One Dominion Energy. The guiding principle of our compensation philosophy is to link executive pay to company performance. We align the interests of our executive officers with those of our shareholders, customers, communities, and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase TSR, and enhance customer service and foster community well-being.

For 2021, we demonstrated our commitment to our pay for performance philosophy by taking the following actions:

●  Approximately 87% of our CEO’s target pay and approximately 74% of our other NEOs’ target pay was at risk, tied to company performance or our stock value.

●  We tied half of our executives’ long-term performance awards directly to how our TSR compares to that of our peers, strongly incentivizing our executive team to manage the company in the best long-term interests of our shareholders. Long-term performance awards granted in 2019 received below target payouts because our 2019-2021 TSR lagged behind that of our peers.

●  We emphasize safety, diversity and inclusion and environmental stewardship by tying a significant portion of our executive team’s annual incentive awards to the achievement of these goals. We take these goals seriously – while the company successfully achieved its 2021 financial goals (123% funding of our AIP due to above target performance for our consolidated earnings), we reduced our executives’ annual awards to reflect the failure to achieve a companywide safety goal.

In accordance with Section 14A of the Exchange Act we are asking shareholders to approve the following advisory resolution at the 2022 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

2022 Proxy Statement    37

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program supports our business goals by rewarding performance that serves our customers and communities and creates shareholder value. This CD&A focuses on the 2021 compensation of our CEO, our Chief Financial Officer (CFO), and our three other most highly compensated officers who were deemed to be executive officers by our Board pursuant to SEC rules. In addition, we include information related to Thomas F. Farrell, II*, who served as Executive Chairman for a portion of fiscal year 2021 and who would be included in our three other most highly compensated officers had he still been serving as an executive officer at the end of fiscal year 2021. Collectively, these named executive officers are referred to as the NEOs.

Dominion Energy’s NEOs for 2021 (excluding Mr. Farrell) were:

Robert M. Blue	James R. Chapman	Diane Leopold

Chair, President and Chief Executive Officer (President and Chief Executive Officer until April 1, 2021)	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President and Chief Operating Officer

Daniel G. Stoddard	Carlos M. Brown
Senior Vice President, Chief Nuclear Officer and President – Contracted Assets	Senior Vice President, General Counsel and Chief Compliance Officer

Throughout the CD&A and the tables that follow, any references to the CTD Committee include the CGN Committee for periods prior to the date of the 2021 Annual Meeting (May 5, 2021), when the CGN Committee became two separate standing committees, the CTD Committee and the N&G Committee.

*	Mr. Farrell, the company’s former Executive Chairman of the Board, passed away on April 2, 2021. Mr. Farrell resigned as the company’s Executive Chairman and as a member of the Board on April 1, 2021. On April 1, 2021, Mr. Blue was appointed Chair of the Board.

38    Dominion Energy, Inc.

Executive Compensation

Compensation Philosophy

Pay for performance, placing a substantial portion of NEO compensation at risk	Attract, develop and retain an experienced and highly qualified executive officer team	Motivate and reward superior performance that supports our business and strategic plans
Align executive management’s interests with those of our shareholders, customers, communities, and other stakeholders	Drive short-term and long-term goal achievement while reinforcing our five core values of safety, ethics, excellence, embrace change, and One Dominion Energy, our term for teamwork

To determine if we are meeting these objectives, the CTD Committee compares the company’s actual performance to our short-term and long-term goals and to our peer companies’ performance.

2021 Compensation Program: Paying for Performance

Consistent with our objective to reward strong performance based on achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is variable. Approximately 87% of Mr. Blue’s targeted 2021 total direct compensation was performance-based; tied to pre-approved performance metrics, including operating EPS, relative TSR, P/E ratio, and ROIC; or equity-based compensation. For the other NEOs (excluding Mr. Farrell), approximately 74% of their targeted 2021 total direct compensation was performance-based and stock-based compensation.

The charts below illustrate the components of the annualized target total direct compensation opportunities provided to Mr. Blue and target direct opportunities of the other NEOs (excluding Mr. Farrell).

Allocation of Mr. Blue’s Total Direct Compensation Opportunities	Allocation of Total Direct Compensation Opportunities for Other NEOs

Approximately 87% of our CEO’s pay is incentive and/or stock-based (both short-term and long-term), which creates strong alignment with our shareholders and reinforces our pay for performance culture.

Shareholder Outreach and Say on Pay

Listening to our shareholders is important to us; we have a long tradition of engaging with our shareholders to understand and consider their perspectives. Our management engages with shareholders on a variety of topics throughout the year to solicit input and discuss and answer questions on the company’s policies and practices. These interactions typically cover governance, human capital management, executive compensation, environmental matters, sustainability, and other current and emerging issues that are important to our shareholders. Shareholder feedback is considered by management, shared with our Board, and reflected in enhancements to our policies and practices, as appropriate.

2022 Proxy Statement    39

Executive Compensation

During 2021, we engaged with shareholders who, in the aggregate, represented approximately 33% of our outstanding shares. We discussed a wide variety of issues, including our strategic vision and commitment to ESG. Conversations included discussions on our lobbying and political contributions; our goal to reach Net Zero carbon dioxide and methane emissions by 2050; our commitment to, and progress on human capital management, including our diversity and inclusion initiatives; and our executive compensation program. Shareholders were generally supportive of our executive compensation program and appreciated our Proxy Statement’s clear disclosure. They were pleased that safety, diversity and inclusion and environmental compliance continued to be incorporated into our incentive plans. We found the dialogue with our shareholders informative, including discussions regarding the purpose and objectives of our LTIP performance grant’s ROIC metric and TSR modifiers, and considerations on incentive plan design features such as the mix between long-term equity and cash. In 2021 in response to shareholder feedback, we streamlined our LTIP performance grant payout metrics to remove the absolute TSR performance modifier.

We received 89.6% support from our shareholders for our executive compensation program pursuant to the Say on Pay vote at our 2021 Annual Meeting. Shareholders will have an opportunity annually to cast an advisory vote to approve our executive compensation program. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2023 Annual Meeting.

Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and best practices, we made the following changes to our executive compensation program for 2022:

●	For 2022 LTIP awards, the CTD Committee approved several changes to the LTIP designed to increase emphasis on the performance component of the program and to incentivize officers to achieve the company’s long-term earnings goals and our goal to reduce carbon emissions.

More information on these changes is under Long-Term Incentive Program on page 48. We strongly value input from our shareholders and will continue our outreach efforts on a variety of topics, including executive compensation, as our compensation program evolves in the future.

Our Compensation Practices and Policies

Dominion Energy supports our culture of good governance with solid compensation practices that pay for performance and promote strategic risk management.

WE DO	WE DON’T

●  Place a substantial portion of NEO pay at risk and tie to enhanced shareholder value

●  Integrate key performance metrics in our AIP relating to environmental, climate, safety, diversity and inclusion, and human capital management

●  Balance short-term and long-term incentives

●  Require significant stock ownership, including 6x base salary for our CEO, 4x base salary for our Executive Vice Presidents and 3x base salary for other NEOs

●  Tie equity and cash-based incentive compensation to a clawback policy

●  Include a non-compete clause in our executive retirement plans

●  Consider shareholder feedback and prior year’s Say on Pay vote

●  Require two triggers for the payment of most change in control benefits

●  Allow payout of AIP awards or performance grants greater than 200% of target

●  Offer long-term or indefinite employment agreements to our executive officers

●  Include long-term incentive awards in retirement or severance calculations (other than prorated payout of outstanding awards)

●  Permit officers or directors to hedge or pledge shares as collateral

●  Offer excessive executive perquisites or provide tax gross-ups on executive perquisites

●  Dilute shareholder value by issuing excessive equity compensation

●  Offer excessive change in control severance benefits

●  Provide excise tax gross-ups in change in control agreements for new officers (elected after February 1, 2013)

40    Dominion Energy, Inc.

Executive Compensation

Our Performance

Dominion Energy is transitioning to a more sustainable energy future for the benefit of our shareholders, customers, communities, employees, and the environment. During 2021, we continued to demonstrate operational excellence and a strategic vision that positions the company to create shareholder value for years to come.

Business Highlights

Our 2021 business highlights include the following:

Company-wide OSHA recordable incident rate of 0.46, consistent with our industry-leading performance in 2020	Contributed more than $48 million in 2021 to community causes through our Dominion Energy Charitable Foundation, as well as EnergyShare and other programs	Increased diverse workforce* representation from 34.6% as of year-end 2020 to 35.4% as of year-end 2021, continuing our goal of reaching at least 40% by year-end 2026	Published our inaugural Diversity, Equity and Inclusion Report, which contains EEO-1 data and highlights our progress and initiatives toward building a more diverse and inclusive workforce

Reduced carbon emissions in our electric operations 43% from 2005 through 2020 and reduced methane emissions in our gas operations by 32% from 2010 through 2020	Published a Climate Report aligned with TCFD that is consistent with 1.5-degree scenario modeling, conforming to the Paris Agreement, and showing a commitment to combating climate change while maintaining reliability and affordability	Entered into $6.9 billion of innovative, sustainability-linked credit facilities whose pricing is linked to annual renewable electric generation and DE&I milestones, and qualified environmental and social spending programs	Announced our Green Fleet Initiative, a suite of carbon-reduction goals that will transform our fleet of more than 8,600 vehicles to electric power and clean-burning alternative fuels

Divested our Western gas transmission and storage assets to Southwest Gas for about $2 billion, including assumption of debt		Sold our ownership interests in about 550 megawatts of merchant solar facilities in California, Connecticut, Georgia, Indiana, Tennessee, and Utah

*	For workforce purposes, we define "diverse" as non-minority female, minority male, minority female, and undeclared female.

Dominion Energy Virginia

During our regulated triennial rate-setting process in Virginia, we balanced stakeholder priorities by providing customer refunds and lowered rates while affirming a capital structure which we believe is conducive for a major clean energy buildout	We continued to advance on our 2.6-gigawatt Coastal Virginia Offshore Wind commercial project. Upon completion, this project is expected to power about 660,000 homes and would annually avoid up to 5 million metric tons of carbon dioxide or the equivalent of taking 1 million non-electric cars off the road

2022 Proxy Statement     41

Executive Compensation

Gas Distribution

Invested $450 million in pipeline replacement and integrity management programs	Initiated construction of 10 renewable natural gas (RNG) projects	Launched and completed our ThermH2 pilot in Utah, a project that uses a simulated small town to analyze the effect of blending hydrogen into the natural-gas distribution system

Dominion Energy South Carolina

Our regulated rate-setting process in South Carolina resulted in limiting customer rate increases to 1.46% effective September 1, 2021	Our modified integrated resource plan was also approved by South Carolina regulators including the retirement of all coal-fired generation in our South Carolina system within the next decade

Financial Performance

●	We achieved reported earnings of $3.98 per share in 2021, while operating EPS were $3.86, up from $3.54 in 2020.*
●	For the past six years, we also delivered weather-normalized quarterly results that met or exceeded quarterly guidance midpoints.
●	We paid annual dividends of $2.52 per share and marked 375 consecutive quarters of dividend payments. We are targeting a long-term dividend per share growth rate of 6% through at least 2025, subject to quarterly determination and declaration by the Board.
●	Looking forward, we identified up to $73 billion of decarbonization capital investment through 2035, which we believe is the largest regulated decarbonization investment opportunity for any U.S. public utility.

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

2021 Compensation Highlights

2021 Annual Incentive Plan funded at 123% due to above-target consolidated operating EPS performance	2019 Performance Grant paid at 62.5% of target due to missed relative TSR goal

●  In response to shareholder feedback, we removed Absolute TSR as a performance modifier in our 2021 performance grants

●  For 2022, we increased the weighting of our performance grant and added a goal to reduce carbon emissions

42    Dominion Energy, Inc.

Executive Compensation

CEO Compensation vs. Indexed TSR

The chart below compares CEO pay to Dominion Energy’s TSR trends during the five-year period from 2017 to 2021.

CEO Compensation vs. Cumulative TSR

*	As reported in the Summary Compensation Table (excluding change in pension value); CEO pay levels annualized for Mr. Blue for 2020.
**	Indexed TSR represents the change in value (including reinvested dividends) of an investment in common stock over the period beginning December 31, 2016, and ending on the last day of the year specified.

Change in pension value is excluded from the CEO’s annual total compensation shown in the table above because it varies from year to year based in part on changes in actuarial factors that are outside the CTD Committee’s control and, unlike the other items in the Summary Compensation Table, is not reflective of the CTD Committee’s annual compensation decisions. This chart is also reflective of the CEO transition in 2020.

This graph shows the five-year cumulative total returns based on an initial investment of $100.00 in Dominion Energy common stock with all dividends reinvested compared with the S&P 500 Index and the S&P 500 Utilities Index.

2022 Proxy Statement    43

Executive Compensation

Our Compensation Elements

Our executive compensation program is constructed of four building blocks: base salary, Annual Incentive Plan, Long-Term Incentive Program and benefits. Each element serves a distinct purpose. These complementary components appropriately balance risk with reward and short-term goals with long-term strategies, while providing total compensation that is competitive with our peers.

Short-Term				Long-Term

Fixed		Performance-Based
Base Salary		Annual Incentive Plan		Long-Term Incentive Program
				Performance grant		Restricted stock with time-based vesting
Cash CEO	Other NEOs	Cash CEO	Other NEOs	Cash or Equity CEO	Other NEOs	Equity CEO	Other NEOs
To attract, motivate and retain talent		To attract, motivate and retain talent To incentivize officers to achieve company’s short-term (annual) goals		To attract, motivate and retain talent To align officers’ long-term interests with those of our shareholders To incentivize officers to achieve company’s long-term goals		To attract, motivate and retain talent To align officers’ long-term interests with those of our shareholders
For our NEOs, base salaries are generally targeted at the Compensation Peer Group median, subject to individual and companywide considerations		Variable pay dependent on achievement of short-term performance goals, primarily EPS		Variable pay dependent on achievement of long-term performance goals, primarily relative TSR and ROIC For performance-based stock, dependent on company stock value		Variable pay dependent on company stock value

Base Salary

Competitive base pay is necessary to attract, motivate and retain talent. For our NEOs, base salaries are generally targeted at the Compensation Peer Group median, subject to individual and companywide considerations discussed under Compensation Philosophy and Individual Factors in Setting Compensation.

Considering these factors, the CTD Committee approved the following base salary increases, effective March 1, 2021: 3% for Ms. Leopold, Mr. Chapman, and Mr. Brown and 10% for Mr. Stoddard to recognize all their continued contributions to Dominion Energy’s success and, relative to Mr. Stoddard, to better align his salary with the Compensation Peer Group. Messrs. Blue and Farrell did not receive a base salary increase for fiscal year 2021, following compensation adjustments made in October 2020 as part of the CEO transition.

	2020 Base Salary*	2021 Base Salary	% Increase
Robert M. Blue	$1,225,000	$1,225,000	0%
James R. Chapman	650,000	669,500	3%
Diane Leopold	850,000	875,500	3%
Daniel G. Stoddard	654,308	719,739	10%
Carlos M. Brown	530,000	545,900	3%
Thomas F. Farrell, II	1,200,000	1,200,000	0%

*	Salary as of 12/31/2020

44    Dominion Energy, Inc.

Executive Compensation

Annual Incentive Plan

The AIP is a cash-based program focused on short-term goals and is designed to:

●	Tie interests of our shareholders, customers, communities, and employees closely together;
●	Focus our workforce on company, operating group, team and individual goals that ultimately drive operational and financial results;
●	Reward strong annual earnings performance;
●	Reward safety, diversity and inclusion, environmental, and other operating and stewardship goal successes;
●	Emphasize teamwork by focusing on common goals; and
●	Provide a competitive total compensation opportunity.

For the NEOs, funding of the 2021 AIP was tied solely to achievement of predetermined consolidated operating EPS goals. However, the CTD Committee retained discretion to reduce the AIP payout for any NEO for any reason, including failure to satisfy operating and stewardship goals.

The CTD Committee calculated 2021 AIP payouts for the NEOs as follows:

Base Salary	X	Target Award Percentage	X	Funding Level*	X	Payout Goal Score**	=	Final AIP Payout

*	The funding level is based on operating EPS.
**	The payout goal score is based on individual performance with only negative adjustment.

Target Award Percentage

Each NEO’s compensation opportunity under the AIP is a percentage of their base salary. AIP target award percentages are set to be consistent with our intent to keep a significant portion of NEO compensation at risk, taking into account the items described above under Compensation Philosophy. Other than for Mr. Farrell, no changes were made to the target annual award opportunities of the NEOs in 2021, each of which is listed below. Mr. Farrell’s target annual award opportunity was reduced from 150% to 100% of base salary for fiscal year 2021 in connection with his transition to Executive Chairman.

Name	2021 AIP Target Award Percentage*
Robert M. Blue	120%
James R. Chapman	90%
Diane Leopold	90%
Daniel G. Stoddard	70%
Carlos M. Brown	70%
Thomas F. Farrell, II	100%

*	As a percentage of base salary.

2021 AIP Metrics

FUNDING LEVEL

For NEOs, the AIP funding level is determined solely by our consolidated operating EPS, which are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by focusing on pre-established consolidated operating EPS targets, we encourage behavior and performance that will help achieve the objectives listed above.

For the NEOs, the CTD Committee originally set the consolidated operating EPS goal to provide for 100% funding of the 2021 AIP at $3.75 per share, inclusive of funding (as compared to $3.40 per share for the 2020 AIP funding target). The goal for maximum funding of 200% was set at $3.95 consolidated operating EPS. The CTD Committee also established a funding threshold, providing 50% funding if consolidated operating earnings were $3.55 per share and no funding if below that threshold.

2022 Proxy Statement    45

Executive Compensation

	Funding Level	Operating EPS
Threshold	50%	$3.55 per share
Target	100%	$3.75 per share
Maximum	200%	$3.95 per share

PAYOUT GOALS

In determining whether and how to exercise its negative discretion for the AIP payout, the CTD Committee typically considers each NEO’s accomplishment of pre-determined operating and stewardship goals, weighted according to each NEO’s responsibilities. In February 2021, the CTD Committee established companywide operating and stewardship goals for all employees, including the NEOs, related to safety, diversity and inclusion, and the environment. The minimum weighting for each companywide goal was 10 percentage points for all employee participants other than the Executive Chairman, CEO, and Executive Vice Presidents who carried the goals at five percentage points each. In the spirit of One Dominion Energy, our word for teamwork, all business segments shared these three goals and received the same score for each category.

2021 Companywide Operating & Stewardship Goals

Safety

Companywide safety goal focused on three areas:

(1)  reduction in companywide lost-days/restricted duty (LD/RD) rate;

(2)  reduction in companywide OSHA recordable incident rate; and

(3)  innovative safety initiatives where all business segments identified and implemented innovative solutions that improved safety in risk areas.

Diversity & Inclusion

Companywide diversity and inclusion goal had three components for leaders:

(1)  companywide spending of 13.5% with diverse suppliers;

(2)  participation in a biannual diverse supplier showcase where leaders and decision-makers from each business segment meet with a minimum of two diverse suppliers at each showcase; and

(3)  diversity training whereby 95% of leaders engaged in ally training, and 95% of leaders and employees engaged in training and conversations on diversity topics. Ally training is designed to proactively support diversity and inclusion in the workforce by providing tools and language to support colleagues in becoming stronger allies.

Environmental

Companywide environmental goal focused on two areas:

(1)  environmental sustainability whereby 95% of leaders and employees participated in a town hall focused on sustainability initiatives and the importance of such initiatives; and

(2)  tracking and root cause analysis of the company’s reportable environmental events.

In addition to the companywide safety, diversity and inclusion, and environmental goals, Messrs. Stoddard and Brown also had four additional operating and stewardship goals. Mr. Stoddard’s additional operating and stewardship goals related to: (1) nuclear safety and on-line radiation exposure; (2) fleet capacity factor; (3) nuclear strategic planning; and (4) fleet refueling outage days. Mr. Brown’s additional operating and stewardship goals related to: (1) legal operations; (2) environmental focus; (3) regulatory compliance; and (4) business/electric market policy focus.

2021 AIP Results

Dominion Energy’s consolidated reported earnings in accordance with GAAP for the year ended December 31, 2021 were $3.288 billion or $3.98 per share, and Dominion Energy’s adjusted consolidated operating earnings for the year ended December 31, 2021, were $3.191 billion or $3.86 per share*, which surpassed the target of $3.75 per share and, based on the pre-established funding range, would result in AIP funding for the NEOs at 153%. In order to fund the NEOs’ AIP payouts consistent with all other AIP plan participants, the CTD Committee exercised negative discretion and approved a funding percentage of 123%.

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

46    Dominion Energy, Inc.

Executive Compensation

	Threshold	Target	Maximum	AIP Funding
Operating EPS Funding Level				123% (153% before negative discretion)

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

All plan participants accomplished the companywide diversity and inclusion, and environmental goals. For our 2021 safety goal, each business segment successfully identified and implemented innovative solutions, and we achieved a reduction to our OSHA rate. We were not successful in achieving points for reduction to our LD/RD rate. The CTD Committee exercised negative discretion with respect to the missed safety goal for all NEOs in order to align their payout with their direct reports.

Mr. Brown accomplished his additional operating and stewardship goals. The CTD Committee approved a negative adjustment for Mr. Stoddard due to a missed goal related to on-line radiation exposure.

Based on the achievement of the safety, diversity and inclusion, environmental, and additional operating and stewardship goals, as applicable, the CTD Committee approved 97% payout scores for Messrs. Blue, Chapman, Brown, and Farrell and Ms. Leopold, and 94% for Mr. Stoddard.

Final AIP Payout

The CTD Committee calculated final 2021 AIP payouts as shown below:

Name	Base Salary		Target Award Percentage*		Funding Level		Payout Goal Score		Final AIP Payout
Robert M. Blue	$1,225,000	×	120%	×	123%	×	97%	=	$1,753,857
James R. Chapman	669,500	×	90%	×	123%	×	97%	=	718,902
Diane Leopold	875,500	×	90%	×	123%	×	97%	=	940,103
Daniel G. Stoddard	719,739	×	70%	×	123%	×	94%	=	582,513
Carlos M. Brown	545,900	×	70%	×	123%	×	97%	=	455,919
Thomas F. Farrell, II	400,000	×	100%	×	123%	×	97%	=	477,240

*	As a percentage of base salary. Mr. Farrell’s target award for fiscal year 2021 was pro-rated based on his period of service during 2021.

2022 Proxy Statement    47

Executive Compensation

Long-Term Incentive Program

Our LTIP focuses on Dominion Energy’s longer-term strategic goals and the retention of our executive officers. Each year, our NEOs receive a long-term incentive award consisting of two components:

50% Performance Grant	Objective

We design our performance grants to encourage and reward executive officers for making decisions and investments that we believe will create and maintain long-term shareholder value and benefit our customers and communities.

Vesting/Performance Period Three-year performance period based on Relative TSR (50%) with P/E ratio modifier, and ROIC (50%)
50% Restricted Stock with Time-Based Vesting	We believe restricted stock serves as a strong retention tool and creates a focus on Dominion Energy’s stock price to further align the interests of executive officers with the interests of our shareholders, customers, and communities.	Three-year cliff vesting

2022 LTIP Awards. The CTD Committee approved several changes to the 2022 LTIP designed to increase emphasis on the performance component of the program and to incentivize officers to achieve the company’s long-term earnings goals and its goal to reduce carbon emissions. These changes include increasing the weighting of the performance grant to 60% of the total LTIP award, replacing the ROIC goal with a long-term EPS goal (40% of the performance grant), and a new goal tied to increasing the company’s zero carbon generation capacity over time (10% of the performance grant).

2021 Long-Term Incentive Award Opportunities

The CTD Committee approves long-term incentive awards in January each year. In setting long-term award levels for each NEO, the CTD Committee applies the concepts and individual factors discussed under Individual Factors In Setting Compensation. In January 2021, the CTD Committee approved a $200,000 increase for Mr. Chapman and $100,000 increase for Mr. Brown to bring them within market median pay range. Messrs. Blue and Farrell’s fiscal year 2021 target awards were adjusted due to the October 2020 leadership transition; Mr. Blue’s target increased from $2,000,000 to $6,500,000 and Mr. Farrell’s decreased from $11,950,000 to $5,000,000. No changes were made to Ms. Leopold’s or Mr. Stoddard’s targets. The CTD Committee also considered each officer’s leadership experience and accomplishments, as well as Dominion Energy’s overall performance in determining any adjustments to each NEO’s long-term incentive target awards. The 2021 long-term incentive target awards for each of the NEOs were as follows:

Name	2021 Target Performance Grant	2021 Restricted Stock Grant	2021 Total Target Long-Term Incentive Award
Robert M. Blue	$3,250,000	$3,250,000	$6,500,000
James R. Chapman	850,000	850,000	1,700,000
Diane Leopold	1,000,000	1,000,000	2,000,000
Daniel G. Stoddard	750,000	750,000	1,500,000
Carlos M. Brown	300,000	300,000	600,000
Thomas F. Farrell, II	2,500,000	2,500,000	5,000,000

2021 Performance Grants

In January 2021, the CTD Committee approved cash performance grants for the NEOs (other than Mr. Brown, who received a performance-based stock grant as described below), effective February 16, 2021 (2021 Performance Grants). The performance period commenced on January 1, 2021 and will end on December 31, 2023.

The 2021 Performance Grants are denominated as a target dollar value (in the case of cash-based grants) or target number of shares of our common stock (in the case of stock-based grants), with potential payouts ranging from 0% to 200% of the target based on Dominion Energy’s TSR relative to the companies that are members of the company’s 2021 Compensation Peer Group (see Compensation Peer Group for listing of our peer companies) and ROIC, weighted equally.

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Relative TSR	ROIC
50% modified by P/E ratio, if earned	50%
TSR is the difference between the value of a share of common stock at the beginning and end of the three-year performance period, plus dividends paid as if reinvested in stock.	ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan and annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges and average invested capital (the average balances for long-term and short-term debt plus preferred equity plus common shareholders’ equity).

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing strategic plans and to reward management based on the achievement of TSR levels relative to the Compensation Peer Group.

The TSR performance targets and corresponding payout scores for the 2021 Performance Grants are the same as those for the 2019 Performance Grants.

The ROIC metric was selected to reward our officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management, and cost control.

FORM OF PERFORMANCE GRANT AWARD

Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the cash performance grant balances the long-term program and allows a portion of the long-term incentive award to be accessible to our NEOs during their employment.

Officers who have not yet achieved 50% of their targeted share ownership guideline receive performance-based stock grants instead of a cash performance grant. The performance-based stock grants have all the same performance goals and other terms as the cash-based performance grants but are denominated and paid in shares of our common stock instead of cash. Dividend equivalents are not paid on any performance-based grants. All our NEOs except Mr. Brown achieved more than 50% of their full targeted share ownership guidelines as of the February 16, 2021 grant date and received the 2021 Performance Grant as a cash-based grant. Mr. Brown received his 2021 Performance Grant in the form of performance-based stock.

To reward strong P/E ratio performance relative to the company’s peers, a portion of the 2021 Performance Grants may be earned based on Dominion Energy’s performance on relative P/E ratio for the performance period.

Relative TSR 50% weighting modified by P/E ratio, if earned	+	ROIC 50% weighting

Regardless of the company’s relative TSR:

(i)	if the company’s P/E ratio is at or above the 50th percentile but lower than the top third of the Compensation Peer Group, then an additional 25% will be added to the TSR goal achievement percentage; or
(ii)	if the company’s P/E ratio is at or above the top third of the Compensation Peer Group, then an additional 50% will be added to the TSR goal achievement percentage, provided that the aggregate TSR goal achievement percentage may not exceed 250% and the overall percentage payment under the entire performance grant may not exceed 200% of the target amount.

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For this purpose, P/E ratio is determined by the CTD Committee using the methods set forth in the form of grant agreement for the 2021 Performance Grants, which is filed as Exhibit 10.25 to our 2021 Annual Report on Form 10-K. In response to investor feedback following our 2020 Say on Pay vote and to ensure that management remains focused on long-term performance relative to our peers, we streamlined our 2021 Performance Grant goals by removing the absolute TSR performance modifier that was part of performance grants made in previous years.

2021 Restricted Stock Grants

All NEOs received a restricted stock grant on February 16, 2021, based on the dollar value above. The number of shares awarded was determined by dividing the dollar value above by the closing price of Dominion Energy’s common stock on February 16, 2021. Each of these grants cliff vests in three years on February 1, 2024. Dividends are paid to officers during the restricted period.

2019 Performance Grant Payout

In January 2019, the CTD Committee approved performance grants for the NEOs (2019 Performance Grants). For NEOs other than Mr. Brown, the 2019 Performance Grants were made in the form of cash performance grants, effective February 5, 2019, for the three-year performance period commencing January 1, 2019 and ending December 31, 2021. Mr. Brown, who had not achieved 50% of his requisite share ownership guideline at the time of the grant, received his 2019 Performance Grant in the form of a performance-based stock award, with performance goals and other terms identical to the cash-based performance grants, but denominated and payable in shares of our common stock instead of cash.

In January 2022, payouts were made under the 2019 Performance Grants. The 2019 Performance Grants were based on two goals: TSR for the three-year period ended December 31, 2021, relative to the companies in the Compensation Peer Group as of the January 31, 2019 grant date, as adjusted for mergers and other similar events occurring during the performance period (weighted 50%), and ROIC for the same three-year period (weighted 50%). The members of the Compensation Peer Group used to measure performance under the 2019 Performance Grants were as follows:

●	Ameren Corporation	●	Edison International	●	PG&E Corporation
●	American Electric Power Company, Inc.	●	Entergy Corporation	●	PPL Corporation
●	CenterPoint Energy, Inc.	●	Eversource Energy	●	Public Service Enterprise Group Incorporated
●	Consolidated Edison, Inc.	●	Exelon Corporation	●	The Southern Company
●	DTE Energy Corporation	●	FirstEnergy Corp.	●	Xcel Energy Inc.
●	Duke Energy Corporation	●	NextEra Energy, Inc.

Relative TSR (50% weighting). The relative TSR targets and corresponding payout scores for the 2019 Performance Grants were as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*
85th or above	200%
50th	100%
25th	50%
Below 25th	0%
*	TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

The 2019 Performance Grant provided that if the company’s relative TSR was below the 25th percentile, but its absolute TSR was at least 9% on a compounded annual basis for the performance period, a TSR goal achievement of 25% would apply. In addition to the foregoing amounts and regardless of the company’s relative TSR, the 2019 Performance Grants also provided that if (i) the company’s absolute TSR on a compounded annual basis for the performance period was at least 10% but less than 15%, or if the company’s P/E ratio was at or above the 50th percentile but lower than the top third of the Compensation Peer Group, then an additional 25% would be added to the TSR goal achievement percentage or (ii) the company’s absolute TSR on a compounded annual basis for the performance period was at least 15% or if the company’s P/E ratio was at or above the top third of the Compensation Peer Group, then an additional 50% would be added to the TSR goal achievement percentage, provided that the aggregate TSR goal achievement percentage could not exceed 250% and the overall percentage payment under the entire performance grant may not exceed 200% of the target amount.

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Actual relative TSR performance for the 2019-2021 period was in the 11.7th percentile, which produced a relative TSR goal achievement percentage of 0%. Dominion Energy’s absolute TSR for the three-year period ended December 31, 2021, was 24.4%, which is equivalent to 8.1% on an average annual basis, resulting in no additional percentage being added to the TSR goal achievement percentage. Dominion Energy’s P/E ratio of 20.8 for the three-year performance period was in the 64.7th percentile of the Compensation Peer Group, resulting in 25 percentage points being added to the TSR goal achievement percentage. P/E ratios for Dominion Energy and other members of the Compensation Peer Group were determined based on the closing share price on December 31, 2021 and the EPS for the most recent four quarters ended September 30, 2021.

	Threshold	Target	Maximum	Goal Achievement	Goal Achievement with P/E Ratio Modifier
Relative TSR Percentile				0%	25%

ROIC (50% weighting). We designed our ROIC goals for the 2019 Performance Grants to provide 100% payout if the company achieved an ROIC of 7.13% over the three-year performance period. The ROIC performance targets and corresponding payout scores for the 2019 Performance Grants were as follows:

ROIC Performance	Goal Achievement %*
7.4% and above	200%
7.13%	100%
6.8%	50%
Below 6.8%	0%
*	ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2019-2021 period was 7.13%, which produced a ROIC goal achievement percentage of 100%:

	Threshold	Target	Maximum	Goal Achievement
ROIC				100%

Based on the achievement of the TSR and ROIC performance goals (including the P/E ratio modifier), the CTD Committee approved a 62.5% payout for the 2019 Performance Grants, determined as follows:

Measure	Goal Weight %		Goal Achievement %		Payout %
TSR with P/E Ratio modifier	50%	×	25.0%	=	12.5%
ROIC	50%	×	100.0%	=	50.0%
	Combined Overall Performance Score 62.5%

Although the CTD Committee has discretionary authority to reduce this overall score for any reason, this discretion was not exercised. The resulting payout amounts for the NEOs, other than Messrs. Brown and Farrell (see Calculation of Mr. Farrell’s LTIP Award Vesting and Payouts, below), for the cash-based 2019 Performance Grants are shown below:

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Name	2019 Performance Grant Target Award		Overall Performance Score		Calculated Performance Grant Payout
Robert M. Blue	$855,000	×	62.5%	=	$534,375
James R. Chapman	675,000	×	62.5%	=	421,875
Diane Leopold	855,000	×	62.5%	=	534,375
Daniel G. Stoddard	450,000	×	62.5%	=	281,250

The corresponding payout for Mr. Brown’s stock-based 2019 Performance Grant was as follows:

Name	2019 Performance-Based Stock Target Award (# of Shares)		Overall Performance Score		Calculated Performance- Based Stock Award Payout (# of Shares)
Carlos M. Brown	2,990	×	62.5%	=	1,868

Calculation of Mr. Farrell’s LTIP Award Vesting and Payouts

Upon Mr. Farrell’s death, his outstanding 2019, 2020 and 2021 Performance Grant awards were paid out in a lump sum in accordance with the terms of the respective grants on a prorated basis for his service during the performance period based on the predicted performance used for determining the compensation cost recognized by the company in its financial statements for the first quarter of 2021, as approved by the CTD Committee. The payout percentages for Mr. Farrell’s three outstanding performance grant awards were as follows: 2019 Performance Grant – 128.6%; 2020 Performance Grant – 130.7% and 2021 Performance Grant – 142.0%. The resulting pro-rata payout amounts for the three awards were: 2019 Performance Grant – $5,696,228; 2020 Performance Grant – $3,346,854; and 2021 Performance Grant – $304,286.

Upon his death, Mr. Farrell’s outstanding restricted stock awards were vested on a pro-rata basis, based on his service during the vesting period, in accordance with the terms of the awards.

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

Retirement Plans

All eligible non-union employees participate in a 401(k) plan that includes a company match, and, if hired prior to July 1, 2021, a tax qualified defined benefit pension plan (Pension Plan). Effective July 1, 2021, we also adopted a nonqualified defined-contribution plan, the Dominion Energy, Inc. Deferred Compensation Plan (the DCP), to allow eligible officers to defer salary in excess of Internal Revenue Service (IRS) limits, annual bonuses and long-term incentive awards. Officers who participate in our 401(k) plan are unable to save a proportionate amount of their eligible compensation for retirement within the plan, due to limits that the IRS imposes on qualified plans; the DCP allows the officers to bridge this gap. Officers who have deferred salary above IRS limits to the DCP receive a company match on those deferrals at the same rates and subject to the same vesting conditions as under our 401(k) plan. These matching contributions are credited to them under the DCP unless they elect to receive them as a taxable cash payment. In addition, officers whose matching contributions under our 401(k) plan are limited by the Internal Revenue Code (the Code) and who do not participate in the salary deferral program under the DCP receive a taxable cash payment each year to make them whole for the company match that is lost because of these limits. The company matching contributions to the 401(k) plan and the DCP and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table.

We also maintain two defined-benefit nonqualified retirement plans for our executive officers, the Retirement Benefit Restoration Plan (BRP) and the frozen Executive Supplemental Retirement Plan (Frozen ESRP). The BRP helps us to retain executive talent by restoring benefits that cannot be paid under the Pension Plan due to Code limits. Due to these Code limits, and because a more

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substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees.

The Frozen ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation (determined at the earlier of a participant’s retirement or October 1, 2019) to partially make up for this gap in retirement income. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Chapman and Brown did not become officers until after July 2013 and, therefore, do not participate in the Frozen ESRP. Effective October 1, 2019, due to variations in our officer eligibility for the plan and changing market trends, we froze future benefit accruals under the Frozen ESRP as well. Benefits under the Frozen ESRP will continue to be credited with annual cost-of-living increases as described below under Pension Benefits.

The Pension Plan, 401(k) plan, BRP and Frozen ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and Frozen ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of the accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table.

For purposes of calculating benefits under the BRP, additional age and service may be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control.

Other Benefit Programs

Dominion Energy’s officers participate in the benefit programs available to other Dominion Energy employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage, and a paid time off program.

We also maintain an executive life insurance program for officers that is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CTD Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. We offer the following perquisites to all officers:

●	An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive officer physical exams, and financial and estate planning. Dominion Energy wants officers to be proactive with preventive healthcare and wants executive officers to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion Energy’s retirement and other employee benefit programs.
●	A vehicle leased by Dominion Energy, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company. To align with peer and industry executive perquisite practice, in June 2021 the CTD Committee approved the phased termination of the executive vehicle program. By the end of 2022, the company will no longer provide leased vehicles to executives. For Vice Presidents only, the company will provide an annual stipend of $3,500 for hybrid electric vehicles and $7,500 for electric vehicles.
●	In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Blue to use the corporate aircraft for air travel, including personal travel. Mr. Blue’s family and guests may accompany him on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive officer’s schedule. Except for Mr. Blue, personal use of corporate aircraft is not available when there is a company need for the aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executive officers for business purposes.

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Other than costs associated with comprehensive executive officer physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

Employment Continuity Agreements

Dominion Energy has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. These agreements are consistent with competitive practice for our peer companies, and they protect the company in the event of an anticipated or actual change in control. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. The Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger, meaning they require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

Other than the Employment Continuity Agreements, Dominion Energy does not have comprehensive employment agreements or severance agreements with its NEOs.

Our Process

The CTD Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CTD Committee reviews a comprehensive analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CTD Committee’s independent compensation consultant. As part of its assessment, the CTD Committee reviews the performance of the CEO and other executive officers, annually reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance, and establishes compensation programs designed to achieve Dominion Energy’s objectives.

REVIEW	EVALUATE	APPROVE
CTD Committee annually reviews NEO and overall executive compensation program with input and assistance from senior management and independent compensation consultant	CTD Committee evaluates the performance of the CEO and other executive officers, annually reviews succession planning for senior executives, and reviews executive share ownership guidelines and compliance	CTD Committee approves compensation programs designed to achieve Dominion Energy’s objectives

The CTD Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award and target long-term incentive award) against data from our Compensation Peer Group. To ensure the compensation levels are appropriately competitive and consistent with the company’s overall strategy, the CTD Committee considers the peer data together with the considerations described under Individual Factors in Setting Compensation. Additionally, the CTD Committee also reviews general market survey data for each position as part of the review process. Neither the peer comparison nor the individual factors are assigned any specific weighting. As part of its analysis, the CTD Committee also considers Dominion Energy’s progress on our commitment to Net Zero, Dominion Energy’s size, including market capitalization and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executive officers in a similar position in a Compensation Peer Group company.

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Individual Factors In Setting Compensation

In addition to Dominion Energy’s goals and performance, the CTD Committee considers several factors when setting compensation for each NEO, including:

Performance Job and leadership performance	Job Responsibilities Scope, complexity, and significance of job responsibilities	Internal Pay Equity Internal pay equity, such as relative importance of a position or an individual officer to Dominion Energy’s strategy and success

Experience Experience, background, and tenure	Retention Retention and market competitive concerns	Succession Planning The executive officer’s role in any succession plan for other key positions

These factors are important considerations in setting base pay and other compensation opportunities.

The Compensation Peer Group

The CTD Committee uses the Compensation Peer Group to assess the competitiveness of the compensation of our NEOs. This same group is used to evaluate the relative performance of the company for purposes of our 2021 Performance Grants.

In the fall of each year with input and advice from its independent consultant, the CTD Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in our industry that compete for executive talent and investment capital, and have similar business models and strategic focus. We screen this group based on size and usually eliminate companies that are much smaller than Dominion Energy in revenues, assets, or market capitalization. For 2021, we replaced DTE Energy Corporation and Sempra Energy with CMS Energy Corporation and WEC Energy Group, Inc. DTE and Sempra were removed due to their emphasis on Midstream businesses. CMS Energy Corporation and WEC Energy Group, Inc. were added as their business models and strategic focus are similar to those of Dominion Energy.

Dominion Energy’s 2021 Compensation Peer Group was composed of the following companies:

• Ameren Corporation • American Electric Power Company, Inc. • CenterPoint Energy, Inc. • CMS Energy Corporation • Consolidated Edison, Inc. • Duke Energy Corporation	• Edison International • Entergy Corporation • Eversource Energy • Exelon Corporation • FirstEnergy Corp. • NextEra Energy, Inc.	• NiSource Inc. • Public Service Enterprise Group Incorporated • The Southern Company • WEC Energy Group, Inc. • Xcel Energy Inc.

The CTD Committee and management use the Compensation Peer Group to: (i) compare Dominion Energy’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CTD Committee also takes into consideration Dominion Energy’s size compared with the median of the

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Compensation Peer Group and the complexity of its business. As compared to the Compensation Peer Group, as of December 31, 2021, Dominion Energy ranked fourth in market capitalization, fifth in assets, and seventh in revenues, as reported by Bloomberg.

$63.63B
$30.62B
$99.59B
$57.85B
$13.93B
$11.74B
Market Capitalization
Assets
Revenues
Dominion Energy
Peer Group Median

Survey and Other Data

Survey compensation data and information on local companies with whom we compete for talent and other companies with market capitalization comparable to Dominion Energy are used only to provide a general understanding of compensation practices and trends, not as benchmarks for compensation decisions. The CTD Committee considers individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CTD Committee believes this reflects Dominion Energy’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

CEO Compensation Relative to Other NEOs

Our CEO generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to the CEO’s position results in overall CEO compensation that is higher than the compensation of the other NEOs. The CEO’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. The CEO’s compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry, the communities in which we operate, and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of the CEO’s pay relative to the pay of other executive officers. The CTD Committee did not make any adjustments to the compensation of any NEOs based on this review for 2021.

Our Compensation Practices and Policies

Annual Compensation Risk Review

Dominion Energy’s management, including Dominion Energy’s senior risk officer and other executive officers, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executive officers to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes analysis of:

•   How different elements of our compensation programs may increase or mitigate risk-taking;

•   Performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;

•   Whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and

•   The overall structure of compensation programs as related to business risks.

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Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provision on incentive compensation; (vi) our share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Dominion Energy stock; (vii) the CTD Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion Energy.

Based on management’s review, the CTD Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

Share Ownership Guidelines

We require executive officers to own and retain significant amounts of Dominion Energy stock to align their interests with those of our shareholders by promoting a long-term focus through share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company.

Targeted ownership levels are the following values:

Position	Value of Shares
Chair, President and Chief Executive Officer	6 x salary
Executive Vice President – Dominion Energy	4 x salary
President – Dominion Energy Subsidiaries	3 x salary
Senior Vice President – Dominion Energy & Subsidiaries	3 x salary
Vice President – Dominion Energy & Subsidiaries	2 x salary

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and their immediate family members as well as shares held under company benefit plans count toward the ownership targets. Restricted stock, performance-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised.

Until an officer meets their ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and performance-based stock awards. We refer to shares held by an officer that are more than 15% above their ownership target as qualifying excess shares. An officer may sell, gift, or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions if the sale, gift or transfer does not cause an executive officer to fall below their ownership target.

To encourage officers to meet their share ownership guidelines and facilitate their ownership of company stock, the company offers an Executive Stock Purchase Tool Kit program (Tool Kit) to any officer who is subject to share ownership guidelines and is not currently in compliance with their guideline because of new hire, promotion or any other reason. The Tool Kit provides eligible officers with an opportunity to purchase shares of company stock at a discount, either by electing to exchange a portion (up to 100%) of the officer’s AIP payout for shares of company stock or by purchasing shares through Dominion Energy Direct®. An officer who elects to participate in the Tool Kit receives an additional payment equal to 25% of the amount they have elected to invest in shares of company stock. The additional payment, net of applicable taxes, is also paid or required to be invested in shares of company stock. Tool Kit shares are issued under the company’s 2014 Incentive Compensation Plan.

The CTD Committee annually reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole.

Anti-Hedging & Pledging Policy

We prohibit our officers, employees and directors and their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of shares of our common stock or other equity securities,

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granted to them as compensation or otherwise held, directly or indirectly, by them. Our officers and directors are also prohibited from using margin accounts and pledging shares as collateral.

Recovery of Incentive Compensation

Dominion Energy’s Corporate Governance Guidelines authorize the Board to seek recovery of cash and equity performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and LTIP performance grant documents include a broader clawback provision that authorizes the CTD Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct: (i) directly causes or partially causes the need for a restatement of a financial statement; or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

We include provisions in our LTIP performance grants and restricted stock grants that subject those awards to any additional or revised clawback guidelines that Dominion Energy may adopt in the future in response to the Dodd-Frank rules.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction for annual compensation in excess of $1 million that we pay to our CEO, CFO, our next three most highly compensated officers and any other individual who has served as one of our covered executive officers after 2016. Compensation decisions for our NEOs are driven by market competitiveness and the other factors described above in this CD&A and the CTD Committee approves non-deductible compensation whenever it feels that corporate objectives justify the cost of being unable to deduct such compensation.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for stock-based payments, which requires that compensation expense relating to stock-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CTD Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Compensation and Talent Development Committee Report

The CTD Committee is responsible for the oversight of Dominion Energy’s compensation programs and compensation of Dominion Energy’s executives per the CTD Committee’s charter. In preparation for filing this Proxy Statement, the CTD Committee reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2021. This report was prepared by the following independent directors who compose the CTD Committee:

Michael E. Szymanczyk, Chair
Helen E. Dragas
Mark J. Kington
Robert H. Spilman, Jr.

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Executive Compensation Tables

Summary Compensation Table – An Overview

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO and our three most highly compensated officers who are deemed to be executive officers by our Board pursuant to SEC rules other than our CEO and CFO, as well as our former Executive Chairman, who would have been among our three most highly compensated officers had he still been serving as an executive officer at the end of fiscal year 2021.

The following highlights some of the disclosures contained in this table.

•	Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.
•	Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.
•	Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our LTIP. These performance programs are based on performance criteria established by the CTD Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CTD Committee at the end of the performance period.
•	Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.
•	All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) plan or DCP account, payments under the company’s Tool Kit, and (for NEOs who do not participate in the DCP) company matching contributions paid directly to the NEO that would be credited to the 401(k) plan account if Code contribution limits did not apply.
•	Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

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Summary Compensation Table

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2021, 2020 and 2019 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Robert M. Blue	2021	$1,225,000	$3,250,001	$2,288,232	$1,235,648	$162,202	$8,161,083
Chair, President and Chief Executive Officer	2020	890,573	2,875,039	2,415,675	1,649,066	82,290	7,912,643
	2019	738,303	855,032	1,210,720	1,422,153	67,001	4,293,209
James R. Chapman	2021	666,250	850,004	1,140,777	25,185	157,691	2,839,907
Executive Vice President, Chief Financial Officer and Treasurer	2020	636,614	750,029	907,235	29,901	133,789	2,457,568
	2019	566,919	675,063	563,988	27,565	73,898	1,907,433
Diane Leopold	2021	871,250	1,000,017	1,474,478	1,150,204	79,824	4,575,773
Executive Vice President and Chief Operating Officer	2020	796,823	4,000,055	1,583,775	1,707,115	79,564	8,167,332
	2019	738,303	855,032	1,203,936	1,774,643	70,259	4,642,173
Daniel G. Stoddard	2021	708,834	750,066	863,763	500,180	58,214	2,881,057
Senior Vice President, Chief Nuclear Officer and President–Contracted Assets	2020	651,132	750,029	893,608	917,254	51,591	3,263,614
Carlos M. Brown	2021	543,250	600,052	455,919	233,664	52,188	1,885,073
Senior Vice President, General Counsel and Chief Compliance Officer	2020	522,645	500,020	437,780	443,336	49,920	1,953,701
Thomas F. Farrell, II	2021	309,090	2,500,006	9,824,608	0	196,028	12,829,732
Former Executive Chairman	2020	1,466,244	5,975,052	8,388,764	0	210,565	16,040,625
	2019	1,554,992	5,741,884	7,336,680	2,380,099	243,380	17,257,035
(1)	Effective March 1, 2021, the NEOs received the following base salary increases: Mr. Chapman: 3%; Ms. Leopold: 3%; Mr. Stoddard: 10%; and Mr. Brown: 3%. Mr. Blue and Mr. Farrell did not receive base salary increases. The amount shown in this column for Mr. Farrell is his prorated salary paid until his death on April 2, 2021.
(2)	The amounts in this column reflect the grant date fair value of stock awards for the respective year of grant in accordance with FASB guidance for share-based payments. Dominion Energy did not grant any stock options in any of the years shown in the table. See also Note 20 to the Consolidated Financial Statements in Dominion Energy’s 2021 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2021, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2021. For Mr. Brown, the award granted in 2021 includes a performance-based stock award valued at target; were this award paid out at its maximum potential payout level based on the highest possible achievement of the performance goals, the amount reported in this column for 2021 for Mr. Brown would have included an additional $300,026. For Messrs. Blue and Brown, the awards granted in 2020 include performance-based stock awards valued at target; were these awards paid out at their maximum potential payout levels based on the highest possible achievement of the performance goals, the amounts reported in this column for 2020 for Messrs. Blue and Brown would have included an additional $937,500 and $250,010, respectively.
(3)	The 2021 amounts in this column include the payout under Dominion Energy’s 2021 AIP for each of the NEOs and under the 2019 Performance Grants for each of the NEOs other than Mr. Brown, who received his 2019 Performance Grant in the form of performance-based stock. All the NEOs received 123% funding of their 2021 AIP target awards. All of the NEOs received 97% payout scores for accomplishments of their goals except for Mr. Stoddard, who received 94%. The 2021 AIP payout amounts were as follows: Mr. Blue: $1,753,857; Mr. Chapman: $718,902; Ms. Leopold: $940,103; Mr. Stoddard: $582,513; Mr. Brown: $455,919; and Mr. Farrell: $477,240. For Mr. Farrell, the 2021 AIP payout is based on his prorated base salary from January 1, 2021 until April 2, 2021. See CD&A for additional information on the 2021 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2021 AIP. In 2020 and 2019, Mr. Chapman elected to receive a portion of his AIP payout, 33% and 15% respectively, in shares of company stock under the Tool Kit. The 2019 Performance Grant was issued on January 31, 2019 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2021. Payouts could range from 0% to 200%. The actual payout was 62.5% of the target amount. The 2019 Performance Grant payout amounts were as follows: Mr. Blue: $534,375; Mr. Chapman: $421,875; Ms. Leopold: $534,375; and Mr. Stoddard: $281,250. For Mr. Farrell, the amount in this column includes prorated payouts for the 2019, 2020 and 2021 performance grants that were paid upon his death. See 2019 Performance Grant Payout in the CD&A for additional information on the 2019 Performance Grants. The 2020 amounts reflect both the 2020 AIP and the 2018 performance grant payouts, and the 2019 amounts reflect both the 2019 AIP and 2017 performance grant payouts.
(4)	All amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential and can significantly vary year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit; and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0. Mr. Chapman participates in the “cash balance” formula under the Pension Plan while each of the other NEOs participates in the “final average earnings” pension formula.
A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit increased from 2.87% used as of December 31, 2020 to a discount rate of 3.14% used as of December 31, 2021. The decrease in present value attributed solely to the change in discount rate was as follows: Mr. Blue: $(181,099); Mr. Chapman: $(351); Ms. Leopold: $(223,733); Mr. Stoddard: $(84,634); and Mr. Brown: $(84,706).
Mr. Farrell’s beneficiary received a lump sum payout of $11,473,244 of his frozen ESRP benefit and $12,941,123 of his frozen BRP benefit during 2021. As a result of these payments, no additional ESRP or BRP benefits are due.

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(5)	All Other Compensation amounts for 2021 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Executive Stock Purchase Tool Kit(d)	Separation Benefits(e)	Total All Other Compensation
Robert M. Blue	$83,684	$41,768	$8,700	$28,050	$0	$0	$162,202
James R. Chapman	31,915	25,321	8,206	18,812	73,437	0	157,691
Diane Leopold	23,835	24,038	8,585	23,366	0	0	79,824
Daniel G. Stoddard	16,643	20,401	8,605	12,565	0	0	58,214
Carlos M. Brown	26,044	10,148	15,996	0	0	0	52,188
Thomas F. Farrell, II	5,389	0	11,600	0	0	179,039	196,028
(a)	Unless noted, the amounts in this column for all NEOs are composed of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Chapman, the amounts in this column include $27,696 for the personal use of his company electric vehicle. For Mr. Blue, the amount in this column also includes personal use of the corporate aircraft. The value of the personal use of the aircraft for Mr. Blue during 2021 was $54,658. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 94% of the use of the corporate aircraft is for business purposes. The CTD Committee has directed Mr. Blue to use the corporate aircraft for all personal travel.
(b)	Employees hired before 2008 (including all NEOs other than Mr. Chapman) who contribute to the 401(k) plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service. Employees hired after 2008 and prior to July 1, 2021 (including Mr. Chapman) who contribute to the 401(k) plan receive a matching contribution of one dollar for each dollar contributed, up to 4% of compensation (subject to IRS limits) for employees who have less than 5 years of service, up to 5% of compensation (subject to IRS limits) for employees who have 5 to 15 years of service, up to 6% of compensation (subject to IRS limits) for employees who have 15 to 25 years of service, and up to 7% of compensation (subject to IRS limits) for employees who have more than 25 years of service. NEOs who elect to defer salary in excess of IRS limits to the DCP receive matching contributions on such deferrals under the DCP at the same rate and subject to the same vesting schedule as under the company’s 401(k) plans, which is either credited to their DCP account or (if elected by the executive) paid to them in cash. For Mr. Brown, the amount shown includes a match on his deferred excess salary in the amount of $7,598, which was credited to his DCP account.
(c)	Represents each payment of lost 401(k) plan matching contribution due to IRS limits for NEOs who do not participate in the DCP.
(d)	Represents the additional payments Mr. Chapman received in 2021 under the Tool Kit in connection with his election to receive a portion (33%) of his 2020 AIP payment in shares of company stock and his purchase of additional shares through Dominion Direct. The Tool Kit is designed to help officers satisfy their share ownership guidelines by providing them an opportunity to acquire shares of company stock at a discount. See Share Ownership Guidelines in the CD&A for a description of the Tool Kit.
(e)	For Mr. Farrell, the amounts shown include a payment of $100,000 representing one month’s salary and of $79,039 representing the payout of his accrued, unused 2021 vacation that were paid upon his death.

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Grants of Plan-Based Awards

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number	Grant Date Fair Value of
Name	Grant Date(1)	Grant Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)	Stock and Options Award ($)(1)(4)
Robert M. Blue
2021 Annual Incentive Plan(2)			$ 735,000	$1,470,000	$ 2,940,000
2021 Cash Performance Grant(3)			406,250	3,250,000	6,500,000
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							45,691	$ 3,250,001
James R. Chapman
2021 Annual Incentive Plan(2)			301,275	602,550	1,250,100
2021 Cash Performance Grant(3)			106,250	850,000	1,700,000
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							11,950	850,004
Diane Leopold
2021 Annual Incentive Plan(2)			393,975	787,950	1,575,900
2021 Cash Performance Grant(3)			125,000	1,000,000	2,000,000
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							14,059	1,000,017
Daniel G. Stoddard
2021 Annual Incentive Plan(2)			251,909	503,817	1,007,634
2021 Cash Performance Grant(3)			93,750	750,000	1,500,000
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							10,545	750,066
Carlos M. Brown
2021 Annual Incentive Plan(2)			191,065	382,130	764,260
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							4,218	300,026
2021 Performance-based Stock Grant(5)	2/16/2021	1/21/2021				527	4,218	8,436		300,026
Thomas F. Farrell, II
2021 Annual Incentive Plan(2)			600,000	1,200,000	2.400,000
2021 Cash Performance Grant(3)			312,500	2,500,000	5,000,000
2021 Restricted Stock Grant(4)	2/16/2021	1/21/2021							35,147	2,500,006

(1)	On January 21, 2021, the CTD Committee approved the 2021 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant, a cash performance grant for NEOs other than Mr. Brown and, for Mr. Brown, a performance-based stock grant. The 2021 restricted stock and performance-based stock awards were granted on February 16, 2021. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion Energy common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 16, 2021 restricted stock grant was $71.13 per share, which was Dominion Energy’s closing stock price on the grant date.

(2)	Amounts represent the range of potential payouts under the 2021 AIP. Actual amounts paid under the 2021 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CTD Committee establishes target awards for each NEO based on their salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2021 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A. Mr. Farrell’s 2021 AIP payout was pro-rated based on his period of service during 2021.

(3)	Cash Performance Grants were awarded on February 1, 2021. Amounts represent the range of potential payouts under the 2021 performance grants of our 2021 LTIP. Payouts can range from 0% to 200% of the target award. Threshold represents achievement of the threshold relative P/E ratio performance adder for the TSR component of the awards without achievement of any other goals, which would result in a payout equal to 12.5% of target. Awards will be paid by March 15, 2024 depending on the achievement of performance goals for the three-year period ending December 31, 2023. The amount earned will depend on the level of achievement of two performance metrics: TSR—50% and ROIC—50%. TSR measures Dominion Energy’s share performance for the three-year period relative to the TSR of the companies in the Compensation Peer Group on the grant date. ROIC goal achievement will be measured against internal goals and scored against our financial forecasts for the performance period. There are additional opportunities to earn a portion of the awards based on our relative P/E ratio performance. See Exhibit 10.25 to Dominion Energy’s 2021 Annual Report on Form 10-K for TSR and ROIC goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grant has pro-rated vesting for retirement, termination without cause, death, or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CTD Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause, is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

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See “Calculation of Mr. Farrell’s LTIP Award Vesting and Payouts” in the CD&A for a discussion of the payout of Mr. Farrell’s outstanding performance grants upon his death during fiscal year 2021.

(4)	The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The 2021 restricted stock grant fully vests on the third anniversary of the grant date. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CTD Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion Energy for all shareholders.

See “Calculation of Mr. Farrell’s LTIP Award Vesting and Payouts” in the CD&A for a discussion of the vesting of Mr. Farrell’s outstanding restricted stock grants upon his death during fiscal year 2021.

(5)	2021 performance-based stock grants have the same performance goals and other terms and conditions as the 2021 cash performance grants (see footnote 3 above) but are denominated and paid in shares of Dominion Energy common stock. No dividends are paid with respect to performance-based stock awards. The grant-date value of performance-based stock awards is based on target performance.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2021. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2021. Mr. Farrell did not have any outstanding equity awards at the end of fiscal year 2021.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Performance-Based Stock Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Performance-Based Stock Awards That Have Not Vested ($)
Robert M. Blue	11,887	(2)	$933,843
	23,525	(3)	1,848,124
	45,691	(4)	3,589,485
				11,929	(7)	$937,142
James R. Chapman	9,385	(2)	737,286
	8,697	(3)	683,236
	11,950	(4)	938,792
Diane Leopold	11,887	(2)	933,843
	11,596	(3)	910,982
	25,449	(5)	1,999,273
	14,059	(4)	1,104,475
Daniel G. Stoddard	6,257	(2)	491,550
	8,697	(3)	683,236
	10,545	(4)	828,415
Carlos M. Brown	2,990	(2)	234,894
	2,889	(3)	227,745
	4,218	(4)	331,366
				1,868	(6)	146,750
				2,899	(7)	227,745
				4,218	(8)	331,366

(1)	The market value is based on closing stock price of $78.56 on December 31, 2021.

(2)	Shares vested on February 1, 2022.

(3)	Shares scheduled to vest on February 1, 2023.

(4)	Shares scheduled to vest on February 1, 2024.

(5)	In October 2020, Ms. Leopold received a retention grant that vests ratably over three years. 12,724 shares previously vested on October 1, 2021, with 12,724 shares to vest on October 1, 2022, and 12,725 shares to vest on October 1, 2023, subject to Ms. Leopold’s continued employment.

(6)	Performance-based shares issued in lieu of cash payment under 2019 Performance Grant. Shares earned and vested on January 28, 2022.

(7)	Performance-based shares issued in lieu of cash payment under 2020 Performance Grant, reported at target. Shares scheduled to vest on February 1, 2023, subject to achievement of performance goals.

(8)	Performance-based shares issued in lieu of cash payment under 2021 Performance Grant, reported at target. Shares scheduled to vest on February 1, 2024, subject to achievement of performance goals.

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Option Exercises and Stock Vested

The following table provides information about the value realized by NEOs during the year ended December 31, 2021, on vested restricted stock and performance-based stock awards. There are no outstanding stock options and there were no option exercises by NEOs in 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert M. Blue	8,831	$ 641,837
James R. Chapman	2,813	204,449
Diane Leopold	21,555	1,561,655
Daniel G. Stoddard	4,579	332,802
Carlos M. Brown	3,417	247,678
Thomas F. Farrell, II	164,626	12,237,128

Pension Benefits

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2021, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year(3)
Robert M. Blue	Pension Plan	16.50	$ 1,269,767
	Benefit Restoration Plan	16.50	3,086,579
	Frozen Executive
	Supplemental Retirement Plan	14.25	3,310,498
James R. Chapman	Cash Balance Plan	8.42	92,688
	Benefit Restoration Plan	8.42	64,288
Diane Leopold	Pension Plan	26.17	2,164,738
	Benefit Restoration Plan	26.17	3,769,684
	Frozen Executive
	Supplemental Retirement Plan	23.92	3,538,304
Daniel G. Stoddard	Pension Plan	15.50	1,362,725
	Benefit Restoration Plan	15.50	1,690,307
	Frozen Executive
	Supplemental Retirement Plan	13.25	2,430,707
Carlos M. Brown	Pension Plan	14.17	913,588
	Benefit Restoration Plan	14.17	505,500
Thomas F. Farrell, II	Pension Plan	25.33	803,422	$ 175,684
	Benefit Restoration Plan	30.00	0	12,941,123
	Frozen Executive
	Supplemental Retirement Plan	30.00	0	11,473,244

(1)	Years of credited service shown in this column for the Pension Plan are actual years accrued by a NEO from their date of participation to December 31, 2021 (October 1, 2019 in the case of the Frozen ESRP). Service for the BRP and the Frozen ESRP is the NEO’s actual credited service as of December 31, 2021 (October 1, 2019 in the case of the Frozen ESRP) plus any potential total credited service to the plan maximum, including the extra years of credited service granted to Mr. Farrell by the CTD Committee for the purpose of calculating benefits under these plans pursuant to the terms of a letter agreement entered into between Mr. Farrell and the company prior to his death.

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(2)	The amounts in this column are based on actuarial assumptions that all the NEOs would retire at the earliest age they become eligible for unreduced benefits, which, for NEOs participating in the traditional Pension Plan formula, is age 60 for Messrs. Blue, Stoddard and Brown, and Ms. Leopold. For Mr. Farrell, the amount in this column is the actuarial present value of the Pension Plan benefit which his beneficiary began receiving at the time of his death, calculated as of December 31, 2021. Benefit accruals under the Frozen ESRP were frozen as of October 1, 2019, other than certain cost-of-living adjustments described below.

(3)	Reflects lump-sum payments to Mr. Farrell’s beneficiary from the BRP and Frozen ESRP on account of his death as well as payments to Mr. Farrell’s beneficiary from the Pension Plan during fiscal year 2021.

Dominion Energy Pension Plan

The Pension Plan is a tax-qualified defined benefit pension plan. Messrs. Blue, Stoddard and Brown and Ms. Leopold were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan (Traditional Pension Formula). Mr. Farrell also participated in the Traditional Pension Formula prior to his death. Mr. Chapman was hired after January 1, 2008 and therefore participates in the “cash balance” formula of the Pension Plan (Cash Balance Formula) which applies to non-union employees hired on or after January 1, 2008. Participation in the Pension Plan is closed to non-union employees hired or re-hired on or after July 1, 2021.

Traditional Pension Formula

The Traditional Pension Formula provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Traditional Pension Formula benefit is calculated using a formula based on (i) age at retirement; (ii) final average earnings; (iii) estimated Social Security benefits; and (iv) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites, or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming the participant has no further employment after leaving Dominion Energy. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service Through December 31, 2000			For Credited Service On and After January 1, 2001

2.03% X Final Average Earnings X Credited Service before 2001	-	2.00% X Estimated Social Security benefit X Credited Service before 2001	1.80% X Final Average Earnings X Credited Service after 2000	-	1.50% X Estimated Social Security benefit X Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (i) a single life annuity or (ii) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

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Participants in the Traditional Pension Formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (1.51% in 2021). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in their benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

Cash Balance Formula

The Cash Balance Formula is based solely on amounts credited to a cash balance account on behalf of the participant. The cash balance account is credited with a percentage of pay each month, depending on years of credited service:

●	Less than 5 Years: 4% of pay
●	Between 5 to 15 Years: 5% of pay
●	Between 15 to 25 Years: 6% of pay
●	25 or more Years: 7% of pay

Cash balance accounts are also credited with interest at an annual rate established in accordance with IRS guidelines. Participants in the Cash Balance Formula can receive immediate distribution of benefits following termination of employment at any age, with three years of service. Benefits will be payable as either an immediate lump sum, an immediate annuity, or a deferred annuity.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2021, the compensation limit was $290,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2021, this limitation was the lesser of (i) $230,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Energy Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Pension Plan due to the limits imposed by the Code.

A Dominion Energy employee is eligible to participate in the BRP if (i) they are a member of management or a highly compensated employee, (ii) their Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (iii) they have been designated as a participant by the CTD Committee. A participant remains a participant until they cease to be eligible for any reason other than retirement or until their status as a participant is revoked by the CTD Committee.

BRP Benefit with Traditional Pension Formula

For participants in the Traditional Pension Formula, upon retirement, the BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall restoration benefit did not change. The pre-2005 portion of the BRP was terminated and paid out to participants in January 2020.

BRP benefits are paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before they are eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. If a vested participant dies when they are retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before they have attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

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BRP Benefit with Cash Balance Formula

Participants in the Cash Balance Formula of the Pension Plan are also eligible to receive a BRP benefit. The benefit is calculated by determining what the cash balance benefit would have been but for the application of the Code limits and then subtracting the amount of the actual cash balance benefit, paid as a lump sum.

Dominion Energy Frozen Executive Supplemental Retirement Plan

The Frozen ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award, determined as of the earlier of a participant’s retirement or October 1, 2019) payable for a period of 10 years. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s Frozen ESRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall benefit did not change. The pre-2005 portion of the Frozen ESRP was terminated and paid out to participants in January 2020. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Effective October 1, 2019, future benefit accruals under the Frozen ESRP were frozen as well. Frozen ESRP benefits will continue to be credited with annual cost-of-living increases (equal to one-half of the first 5 percentage point increase in the average Consumer Price Index for the first quarter of the previous year) on each July 1, starting with July 1, 2020 through the July 1 on or immediately preceding the date of a participant’s retirement.

Before the plan was closed, a Dominion Energy employee became eligible to participate in the Frozen ESRP if (i) they were a member of management or a highly compensated employee, and (ii) they had been designated as a participant by the CTD Committee. A participant remains a participant until they cease to be eligible for any reason other than retirement or until their status as a participant is revoked by the CTD Committee.

A participant is entitled to the full Frozen ESRP benefit if they separate from service with Dominion Energy after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion Energy with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion Energy with fewer than 60 months of service is generally not entitled to a Frozen ESRP benefit unless the participant separated from service on account of disability or death. Participants younger than age 55 at October 1, 2019 may continue to grow into an unreduced benefit based on their future increases in age prior to retirement. No participant had fewer than 60 months of service in the Frozen ESRP as of the October 1, 2019 freeze date.

Frozen ESRP benefits are paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year annuity contract. The lump sum benefit is fixed as of October 1, 2019 and will not be further adjusted after that date except to reflect increases in a participant’s frozen accrued benefit due to the participant’s additional age or cost of living adjustments described above after October 1, 2019, using the same actuarial factors used to calculate the lump sum benefit on October 1, 2019. Mr. Stoddard is currently entitled to a full Frozen ESRP retirement benefit. As of December 31, 2021, Mr. Blue and Ms. Leopold were eligible for a prorated Frozen ESRP retirement benefit since they both have 10 years of service with the company. Their benefit will be a prorated benefit until they reach the age of 55, at which time they will be entitled to a full Frozen ESRP retirement benefit based on a 10-year period. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Chapman and Brown became officers after this date and are therefore not eligible to participate in the Frozen ESRP.

Prior to his death, Mr. Farrell was entitled to a full Frozen ESRP retirement benefit calculated based on a lifetime rather than a 10-year annuity. This benefit was paid to his beneficiary in a lump sum upon his death.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion Energy. Actuarial assumptions used for the December 31, 2021 benefit calculations shown in the Pension Benefits table include a discount rate of 3.14% to determine the present value of the future benefit obligations for the Pension Plan and BRP and a lump sum interest rate of 2.39% to estimate the lump sum values of BRP. Each NEO is assumed to retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and Frozen ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age

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as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Mortality rates are developed from actual and projected plan experience for postretirement benefit plans. Dominion Energy’s actuaries conduct an experience study periodically as part of the process to select a best estimate of mortality. Dominion Energy considers both standard mortality tables and improvement factors as well as the plans’ actual experience when selecting a best estimate. For BRP and Frozen ESRP benefits, other actuarial assumptions include an assumed tax rate of 45% for lump sums. Cash Balance Formula Pension Plan, BRP and Frozen ESRP benefits are assumed to be paid as lump sums; Traditional Pension Formula Pension Plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP payments at the time an officer terminates employment is selected by Dominion Energy’s Administrative Benefits Committee and adjusted periodically. For 2021, a 2.27% discount rate was used to determine the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years. The discount rate for calculating lump sum Frozen ESRP payments was fixed on October 1, 2019 at 2.56%.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Robert M. Blue	$—	$—	$—	$—	$—
James R. Chapman	255,001	—	9,480	—	264,481
Diane Leopold	—	—	—	—	—
Daniel G. Stoddard	—	—	—	—	—
Carlos M. Brown	15,195	7,598	354	—	23,147

(1)	All amounts reported in these columns have also been reported as compensation to the NEO in the last completed fiscal year in the Summary Compensation Table.

(2)	Of the amounts reported in this column, $255,001 for Mr. Chapman and $22,793 for Mr. Brown have previously been reported as compensation to the NEO in the Summary Compensation Table for the last completed fiscal year or previous years.

The DCP, effective July 1, 2021, is an unfunded, nonqualified deferred compensation plan that allows eligible participants to voluntarily defer receipt of up to 50% of their salary over IRS limits, 100% of their annual cash bonuses, and 100% of cash- and stock-based long-term incentive awards.

The DCP provides for company matching contributions on a participant’s excess compensation deferrals in accordance with the same matching formula applicable to the participant under the company’s qualified 401(k) plans (as described in footnote 5(b) to the Summary Compensation Table) and subject to the same vesting schedule as applicable to the participant under the company’s qualified 401(k) plans as well. Participants may elect to have excess matching contributions paid to them currently in lieu of being credited to the DCP.

Amounts credited to a participant’s account are notionally invested in one or more investment funds chosen by the participant which are the same funds offered under the company’s 401(k) plans, including a company stock fund. Notional investments may be changed by the executive daily. During the last fiscal year, the notional investments in the DCP had the following annual rates of return:

Intermediate Bond Fund	-1.63%	Target Retirement Income 2015 Trust Plus	5.83%
Short Bond Fund	-0.37%	Target Retirement Income 2020 Trust Plus	8.25%
S&P 500 Index Fund	28.69%	Target Retirement Income 2025 Trust Plus	9.93%
Small/Mid Cap Equity Index Fund	12.51%	Target Retirement Income 2030 Trust Plus	11.49%
Real Estate Fund	42.32%	Target Retirement Income 2035 Trust Plus	13.10%
International Bond Fund	-1.67%	Target Retirement Income 2040 Trust Plus	14.70%
International Equity Fund	2.84%	Target Retirement Income 2045 Trust Plus	16.34%
Emerging Market Equity Fund	-11.66%	Target Retirement Income 2050 Trust Plus	16.62%
Dominion Stock Fund	7.82%	Target Retirement Income 2055 Trust Plus	16.62%
Dominion Money Market Fund	0.09%	Target Retirement Income 2060 Trust Plus	16.61%
Target Retirement Income Trust Plus	5.27%	Target Retirement Income 2065 Trust Plus	16.57%

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Distributions under the DCP are generally paid in a lump sum or up to ten annual installments, as elected by the participant, upon the participant’s separation from service from the company. Participants may also elect lump-sum in-service distributions to occur on a fixed date. All distributions are paid in cash, except for amounts attributable to deferrals of restricted stock or performance-based stock awards, which are distributed in shares of the company’s common stock under the company’s 2014 Incentive Compensation Plan.

Eligibility for the DCP is determined by the CTD Committee and is currently limited to executive officers of the company and any other employee with annual salary in excess of IRS annual limits ($290,000 for 2021). The DCP is administered by Dominion Energy Services, Inc.

Potential Payments Upon Termination or Change in Control

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion Energy has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless canceled by Dominion Energy.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

●	There must be a change in control; and
●	The executive officer must either be terminated without cause or terminate their employment with the surviving company after a constructive termination. Constructive termination means the executive officer’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive officer’s work location is relocated more than 50 miles without their consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Energy voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Energy Board before any such transaction cease to represent a majority of Dominion Energy’s or its successor’s Board within two years after the last of such transactions.

If an executive officer’s employment following a change in control is terminated without cause or due to a constructive termination, the executive officer will become entitled to the following termination benefits:

●	Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of: (i) the target annual award for the current year; or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).
●	Full vesting of benefits under Frozen ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date (provided that no additional benefits will accrue under the Frozen ESRP after October 1, 2019 except as provided therein).
●	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
●	Executive life insurance. Premium payments will continue to be paid by the company until the earlier of (i) the fifth anniversary of the termination date, or (ii) the later of the tenth anniversary of the policy or the date the officer attains age 64.
●	Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and include five additional years credited to age and five additional years credited to service.
●	Outplacement services for one year (up to $25,000).
●	If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive officer incurs the excise tax, the company will pay the executive officer an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CTD Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

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The terms of awards made under the LTIP, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Incremental Payments Upon Termination or Change in Control

The following table provides the incremental payments that would be earned by each NEO (other than Mr. Farrell) if their employment had been terminated, or constructively terminated, as of December 31, 2021. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Upon his death, Mr. Farrell’s beneficiary became entitled to accelerated vesting of his outstanding restricted stock and performance grant awards as discussed above in the CD&A. Mr. Farrell did not receive any other additional amounts upon his death beyond what he was otherwise entitled to receive under the terms of the company’s fiscal year 2021 annual incentive plan and retirement plans as discussed above.

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Severance Payments	Retiree Medical and Executive Life Insurance(2)	Out- placement Services	Excise Tax &Tax Gross-Up	Total
Robert M. Blue(3)
Termination without Cause	$ 0	$2,872,861	$2,913,689	$ 0	$ 0	$ 0	$ 0	$ 5,786,550
Termination with Cause/Voluntary Termination	0	0	0	0	0	0	0	0
Death / Disability	0	2,872,861	2,913,689	0	0	0	0	5,786,550
Change in Control(4)	4,756,627	3,498,589	2,378,453	8,878,800	321,636	25,000	9,698,402	29,557,507
James R. Chapman(3)
Termination without Cause	0	1,440,083	1,435,000	0	0	0	0	2,875,083
Termination with Cause/Voluntary Termination	0	0	0	0	0	0	0	0
Death / Disability	0	1,440,083	1,435,000	0	0	0	0	2,875,083
Change in Control(4)	0	919,229	840,000	4,020,900	128,930	25,000	0	5,934,059
Diane Leopold(3)
Termination without Cause	0	2,660,199	1,826,429	0	0	0	0	4,486,628
Termination with Cause/Voluntary Termination	0	0	0	0	0	0	0	0
Death / Disability	0	2,660,199	1,826,429	0	0	0	0	4,486,628
Change in Control(4)	5,826,770	2,288,372	1,028,571	5,258,100	258,976	25,000	7,677,210	22,362,999
Daniel G. Stoddard(3)
Retirement	0	1,167,480	1,178,571	0	0	0	0	2,346,051
Death / Disability	0	1,167,480	1,178,571	0	0	0	0	2,346,051
Change in Control(4)	1,116,937	835,719	771,429	3,584,300	0	25,000	2,609,065	8,942,450
Carlos M. Brown(3)
Termination without Cause	0	474,974	488,643	0	0	0	0	963,617
Termination with Cause/Voluntary Termination	0	0	0	0	0	0	0	0
Death / Disability	0	474,974	488,643	0	0	0	0	963,617
Change in Control(4)	453,322	319,031	305,362	2,903,340	51,665	25,000	0	4,057,720

(1)	Grants made in 2019, 2020 and 2021 under the LTIP vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO (or in the case of the CEO, the CTD Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $78.56 on December 31, 2021.

(2)	Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. Stoddard is entitled to executive life insurance coverage and retiree medical benefits upon any termination since he is retirement eligible and has completed 10 years of service. Mr. Blue and Ms. Leopold would be eligible for retiree medical benefits under a change in control because with five years of extra age they would be treated as if age 58 and eligible for retiree medical benefits. Messrs. Chapman and Brown would not be eligible for retiree medical benefits under a change in control because even with five years of extra age, they would not reach the age of 58 required for eligibility. As of December 31, 2021, Messrs. Blue, Chapman, and

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Brown and Ms. Leopold were not vested in their executive life insurance policies because they were not age 55, but under a change in control, the company would continue to pay premiums for five additional years.

(3)	Mr. Stoddard is eligible for retirement as defined in the company’s long-term incentive awards, and this table above assumes he would retire in connection with any termination event. As of December 31, 2021, Messrs. Blue and Chapman and Ms. Leopold were not retirement eligible under the company’s long-term incentive awards, but under a change in control they would be granted five years of extra age and service which would put them at the early retirement age of 55. Mr. Brown even with the additional five years of age credit would not reach the early retirement age of 55.

(4)	Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2021. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Mr. Stoddard) or termination without cause (Messrs. Blue, Chapman and Brown and Ms. Leopold). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

Equity Compensation Plans

As of December 31, 2021	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by shareholders	—	$ —	18,869,460
Plans not approved by shareholders	—	—	0
Total	—	—	18,869,460

CEO Pay Ratio

This section presents required disclosure, in accordance with SEC rules, of (i) the median of the annual total compensation of all our employees, other than our CEO, (ii) the annual total compensation of our CEO, and (iii) the ratio of (ii) to (i), sometimes referred to as the “CEO pay ratio.”

Mr. Blue had 2021 annual total compensation of $8,161,083 as reflected in the “Total” column of the Summary Compensation Table. Our median employee’s annual total compensation for 2021 was $110,406. As a result, we estimate that the ratio of the annual total compensation of our CEO to the estimated median of the annual compensation of our employees was 74:1.

As permitted by SEC rules, we use the same median employee in our pay ratio calculation for 2021 as we used for 2020. We believe that there have not been any changes in our employee population or employee compensation arrangements since 2020 that would significantly impact our pay ratio disclosure for 2021.

We previously identified our median employee for 2020 from our employee population as of December 31, 2020. On that date we had approximately 17,400 employees, all of whom were employed in the United States. To determine our median employee, we chose base pay as our consistently applied compensation measure. We then conducted our analysis using a clustered sampling methodology, which divides the population into clusters or groups, to identify employees within a 1% range of the median. To accomplish this, we used payroll data to determine the base pay actually paid to each employee in our sample during a measurement period from January 1, 2020 through December 31, 2020.

We calculated annual total compensation for our median employee for 2021 using the same methodology we used for our NEOs as set forth in the Summary Compensation Table. One of the main factors behind the decrease in the median employee’s annual total compensation from 2020 to 2021 was a substantial year-over-year decrease in the change in pension value, itself primarily attributable to an increase in the interest rate used to calculate the pension benefits.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Item 3: Ratification of Appointment of Independent Auditor Your Board of Directors recommends that you vote FOR this item.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte as the company’s independent auditor for the fiscal year 2022. Deloitte has served as Dominion Energy’s independent auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its Chair will continue to be directly involved in the selection of Deloitte’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of Dominion Energy and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditor will be reconsidered by the Audit Committee.

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Audit-Related Matters

Audit Committee Report

Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion Energy’s accounting, auditing and financial reporting practices. Our Committee operates under a written charter that is reviewed annually and can be found at dominionenergy.com/our-company/leadership-and-governance/board-committees-and-charters.

Management is responsible for Dominion Energy’s financial statements and internal controls over financial reporting. Throughout 2021, our Committee met with the internal auditors and independent registered public accounting firm (the “independent auditors”), with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion Energy’s financial statements and internal controls over financial reporting, and the overall quality of Dominion Energy’s financial reporting. At three of the Committee’s meetings, we also met with the company’s internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion Energy’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and our independent auditors. In accordance with the requirements established under AS 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB) and approved by the SEC, this discussion included a review of significant accounting policies, critical accounting policies and practices, critical accounting estimates, and the quality of Dominion Energy’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with the independent auditors the issue of their independence from Dominion Energy, including any non-audit services performed by them.

2021 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Independent Auditors for 2022

Our Committee discussed with management and reviewed with our independent auditors their plans and proposed fees for auditing the 2022 consolidated financial statements and internal controls over financial reporting of Dominion Energy and its subsidiaries, as well as their proposed audit-related services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of Dominion Energy, as Dominion Energy’s independent auditor for 2022 and in accordance with our pre-approval policy, approved the fees for the services presented to us. Permission for any non-audit related services will require prior approval by our Committee or our Chair.

James O. Ellis, Jr., Chair
James A. Bennett
D. Maybank Hagood
Joseph M. Rigby
Pamela J. Royal, M.D.

2022 Proxy Statement     73

Audit-Related Matters

Auditor Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2022. In accordance with Dominion Energy’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte for the fiscal years ended December 31, 2021 and 2020, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2021	2020
Audit Fees(1)	$7.49	$9.27
Audit-Related Fees(2)	0.77	0.77
Tax Fees(3)	0.04	0.01
All Other Fees(4)	—	—
Total	$8.30	$10.05

(1)	These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.
(2)	These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion Energy’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.
(3)	These amounts are for tax compliance services, tax consulting services and related costs.
(4)	We had no other fees in 2021 or 2020 other than those described above.

Representatives of Deloitte will be present at the 2022 Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate shareholder questions.

74     Dominion Energy, Inc.

Item 4: Management’s Proposal to Amend the Company’s Bylaw on Shareholders’ Right to Call a Special Meeting to Lower the Ownership Requirement to 15%

Your Board of Directors recommends that you vote FOR this item.

The Board is requesting that shareholders approve an amendment to the company’s Amended and Restated Bylaws (the Bylaws), that would allow a special meeting of shareholders to be called by the Corporate Secretary upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request more than 15% of the outstanding shares of the company’s common stock (the Bylaw Amendment).

Currently, Article IV of the Bylaws allows a special meeting of the shareholders to be held whenever called by the Corporate Secretary, upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request, more than 25% of all the outstanding shares of the company’s common stock. The Board frequently reviews corporate governance practices of peers and other S&P 500 U.S. public companies and seeks advice regarding best practices. After due consideration of such information, the Board has determined that the threshold of outstanding shares required to call a special meeting should be lowered to 15%.

The proposed changes to Article IV of the Bylaws are set forth in their entirety in Appendix B.

Rationale for our Proposed Bylaw Amendment

Our Board has carefully considered the proposed Bylaw Amendment following a review of our corporate governance principles and practices and after considering the shareholder-proposed proposal in Item 5 on page 78 (the Shareholder Bylaw Proposal). We believe that special shareholder meetings should only be used to address extraordinary events that require immediate attention when waiting for the next annual meeting is impossible or inadvisable. Moreover, we have found that strong shareholder engagement practices are an effective means for discussing and considering important issues in between regularly scheduled annual meetings. Convening a special meeting is costly and disruptive; doing so involves substantial expenditures on legal and administrative fees as well as distribution costs related to preparing the required disclosure documents and printing and mailing. Additionally, senior management and the Board would be required to divert time from their work on business operations to prepare for and conduct the special meeting. If such a meeting has been called by a small minority of shareholders to address a proposal that has narrow support, it would be detrimental and inappropriate to cause the Board and senior management to shift their attention from their primary focus of maximizing long-term financial returns and operating the company’s business in the best interests of shareholders. We believe that our proposed 15% ownership threshold appropriately balances the above concerns with the need for shareholders to have a mechanism by which to discuss extraordinary events in a timely manner.

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Item 4: Management’s Proposal

The Board also believes that adoption of the proposed 15% ownership threshold is appropriate because the company is committed to high standards of corporate governance and has already taken a number of steps to further achieve greater transparency and accountability to shareholders. Furthermore, shareholders with smaller holdings will continue to have the ability, consistent with the SEC’s rules, our Bylaws and Virginia law, to present proposals at our annual shareholder meetings, and communicate directly with our Board.

The Related Shareholder Bylaw Proposal

As described under Item 5 below on page 78, a shareholder submitted a matter for shareholder consideration at our 2022 Annual Meeting. The Shareholder Bylaw Proposal also relates to a shareholder’s ability to request a special meeting. Although our proposed Bylaw Amendment and the Shareholder Bylaw Proposal relate to the same subject matter, the two proposals differ as follows:

●	Our proposal in Item 4 is binding on us, which means that if our shareholders approve our proposed Bylaw Amendment, then we will amend our existing Bylaws as described above. In contrast, the Shareholder Bylaw Proposal is not binding; it only asks (but does not require) that our Board lower the stock-ownership threshold for shareholders to request a special meeting. Although not binding, if our shareholders approve the Shareholder Bylaw Proposal, our Board would consider it and further engage with our shareholders on it as a matter of good corporate governance; and
●	Our Proposed Bylaw Amendment provides for continuous ownership for one year of a stock-ownership threshold of 15% in aggregate voting power to request a special meeting. In contrast, the Shareholder Bylaw Proposal provides for a 10% threshold. We believe that our higher threshold and continuous ownership period protect our broader shareholder base from small groups of shareholders that may abuse the special meeting process for their own self-interest by calling numerous expensive, time-consuming and distracting special meetings.

You should carefully read the Shareholder Bylaw Proposal alongside this proposal in Item 4. You should also consider our “Opposing Statement” in Item 5 when considering how to vote on this proposal in Item 4 and the Shareholder Bylaw Proposal.

What If Our Shareholders Approve Both This Proposal in Item 4 and the Shareholder Bylaw Proposal in Item 5, or Approve Only One of Them?

Our Shareholders may vote on both our Proposed Bylaw Amendment in Item 4 and the Shareholder Bylaw Proposal in Item 5.

If our proposed Bylaw Amendment receives enough affirmative votes for approval as described below within this Item 4 under “Required Vote,” then it will be binding on us. In that event, our Proposed Bylaw Amendment will become effective, regardless of the voting outcome on the Shareholder Bylaw Proposal. Also in that event, we will not implement the Shareholder Bylaw Proposal irrespective of its voting outcome (and even if the Shareholder Bylaw Proposal also receives a majority affirmative vote).

Required Vote

The affirmative vote of a majority of the votes entitled to be cast on the record date for the 2022 Annual Meeting will be required for approval of this Item 4. Broker non-votes and abstentions will have the same effect as a vote against this proposal. We believe that, considering our current governance practices and this proposal to lower the special meeting threshold, shareholders should vote for this proposal and against the Shareholder Bylaw Proposal presented as Item 5 to reduce the threshold to 10%.

76     Dominion Energy, Inc.

Shareholder Proposals

Items 5 and 6 Your Board of Directors recommends that you vote AGAINST Items 5 and 6.

Dominion Energy has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2022 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of the proponents of each proposal will be furnished to any shareholder upon oral or written request.

We recommend a vote AGAINST each of the proposals in Items 5 and 6 for the reasons set forth in the company’s response to each proposal. We do not recommend a vote for or against the proposal in Item 7.

Item 7 Your Board of Directors makes no recommendation either for or against Item 7.

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Shareholder Proposals

Item 5 – Shareholder Proposal Regarding a Special Shareholder Meeting Right

Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting.

It is important to adopt this proposal because all shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this ill-conceived Dominion Energy rule management discriminates against shareholders who bought Dominion stock during the past 12 months.

Such shareholders are now second-class shareholders as far as having input to management. And shareholders who recently made the investment decision to buy Dominion stock or increase their holdings can be the most informed shareholders.

It currently takes a theoretical 25% of shares that are owned for more than one continuous year to call a special shareholder meeting. The owners of 25% of shares held for more than a continuous year could determine that they own 40% of our stock when length of stock ownership is factored out. Thus for practicall purposes we may be left with a 40% stock ownership threshold to call a special shareholder meeting.

It is also important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.

Our management is best served by providing the means for 10% of shareholders, who may have special expertise, to bring emerging opportunities or solutions to problems to the attention of management and all shareholders.

A reasonable shareholder right to call for a special shareholder meeting makes shareholder engagement more meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.

It is important to remember that management can abruptly discontinue any shareholder engagement program if it fails to give mostly cheerleading support to management. Our bylaws give no assurance that any shareholder engagement will be continued. A more reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 5

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Shareholder Proposals

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

This advisory proposal conflicts with the company’s proposal in Item 4, a binding proposal calling for shareholder adoption of continuous ownership for one year of a stock-ownership threshold of 15% in aggregate voting power to request a special meeting, in contrast, to the request in this proposal to lower the threshold to 10% to request a special meeting and to eliminate the one-year holding requirement. The Board recommends that you vote AGAINST this proposal in Item 5 and FOR the proposal in Item 4.

For the reasons set forth in Item 4, the Board believes that a 15% ownership threshold ensures a meaningful percentage of our shareholders agree on the need for a special meeting before a special meeting can be called. In light of these findings as well as the company’s demonstrated commitment to establishing and implementing good governance practices, the Board believes that adoption of this proposal in Item 5 is not advisable.

Item 6 – Shareholder Proposal Regarding Inclusion of Medium-Term Scope 3 Targets

Adopt GHG reduction targets

Whereas:

We, the shareholders, must protect our assets against devastating climate change, and therefore we support Dominion Energy (the company) to substantially reduce greenhouse gas (GHG) emissions.

Resolved:

Shareholders support the company to include medium-term targets covering the greenhouse gas (GHG) emissions of the Company’s energy products (Scope 3) on their pathway to their long-term target, which is net-zero emissions before 2050.

To allow maximum flexibility, nothing in this resolution shall serve to micromanage the Company by seeking to impose methods for implementing complex policies in place of the ongoing judgement of management as overseen by its board of directors.

You have our support.

Supporting Statement:

The policies of the energy industry are crucial to curbing climate change. Therefore, shareholders support oil and gas companies to change course; to substantially reduce emissions and invest accordingly in the energy transition.

Fiduciary duty

As shareholders, we understand this support to be part of our fiduciary duty to protect all assets in the global economy from devastating climate change.

A growing international consensus has emerged among financial institutions that climate-related risks are a source of financial risk, and therefore limiting global warming is essential to risk management and responsible stewardship of the economy.

We therefore support the company to set emissions reduction targets for all emissions: the emissions of the company’s operations and the emissions of its energy products (Scope 1, 2, and 3). Reducing emissions from the use of energy products (Scope 3) is essential to limiting global warming.

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Shareholder Proposals

Increasing number of investors insists on targets for all emissions

Shell, BP, Equinor, and Total have already adopted Scope 3 ambitions. Backing from investors that insist on targets for all emissions continues to gain momentum; in 2020, an unprecedented number of shareholders voted for climate targets resolutions including Chevron shareholders who passed a similar resolution by over 60%. It is evident that a growing group of investors across the energy sector unites behind visible and unambiguous support for targets for all emissions.

Shareholders request that the company report on the strategy and underlying policies for reaching these targets and on the progress made, at least on an annual basis, at reasonable cost and omitting proprietary information.

Nothing in this resolution shall limit the company’s powers to set and vary their strategy or take any action which they believe in good faith would best contribute to reaching these targets.

We believe that the company could lead and thrive in the energy transition. We therefore encourage you to set targets that are inspirational for society, employees, shareholders, and the energy sector, allowing the company to meet an increasing demand for energy while reducing GHG emissions to levels consistent with curbing climate change.

You have our support.

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

On February 11, 2022, Dominion Energy announced the expansion of its Net Zero by 2050 commitment to include Scope 2 emissions and material categories of Scope 3 emissions. The company now aims to achieve Net Zero by 2050 for Scope 1 carbon and methane emissions from its power generation and natural gas operations, Scope 2 emissions, and three material categories of Scope 3 emissions: electricity purchased to power the grid, fuel for our power stations and gas distribution systems, and consumption by natural gas customers. For additional information regarding our Net Zero goals, including our newly incorporated Scope 2 and 3 emissions goals, see page 6 of this Proxy Statement.

The company began reporting its carbon reduction progress and future emissions modeling scenarios in 2018. In July 2021, we issued our most recent Climate Report for both carbon and methane emissions, and plan on issuing additional Climate Reports on an 18-to-24-month cadence. We expect to publish the next Climate Report in fourth quarter 2022. These reports provide the necessary accountability to the company’s ongoing carbon and methane reduction achievements, as well as updated modeling scenarios reflecting refined forecasts based on refreshed data. Medium-term Scope 1, 2 and 3 emissions targets to 2050 are therefore unnecessary. Our Climate Report and other ESG disclosures are located on our website at esg.dominionenergy.com.

We recommend a vote AGAINST this shareholder proposal as the company has, with the Board’s endorsement, already committed to the proposal’s primary goal.

Item 7 – Shareholder Proposal Regarding a Report on the Risk of Natural Gas Stranded Assets

Report on risk and impacts of natural gas use

Whereas:

The Intergovernmental Panel on Climate Change released a report finding that “rapid, far-reaching” changes are necessary in the next 10 years to avoid disastrous levels of global warming.

The energy sector has a critical role to play in mitigating climate risks. Already, the sector is undergoing a rapid transition by moving away from coal, but growing reliance on natural gas creates ongoing risk. Natural gas is a major contributor to climate

80     Dominion Energy, Inc.

Shareholder Proposals

change due to methane leaks and routine combustion emissions. In 2018, natural gas contributed to an increase in power sector emissions, thereby jeopardizing chances of achieving reductions in line with the Paris Agreement’s goal of keeping global warming below 1.5 degrees Celsius.

Investing in new gas infrastructure may be uneconomic and result in costly stranded assets comparable to early retirements now occurring for coal. While some low-carbon scenarios show gas use continuing, they rely on carbon removal technologies--a risky assumption given that the technology has yet to prove economic at scale.

Existing alternatives to natural gas-- such as renewables plus storage, demand response, electrification, and energy efficiency--are all increasingly cost-effective means of serving energy needs while reducing fossil fuel use and climate impacts. City governments, recognizing gas’ harmful climate impacts, are setting policies prohibiting gas hookups for new buildings in favor of safer, healthier electric buildings.

Furthermore, states, cities, and large consumers are setting ambitious renewable energy targets, which utilities will need to supply or risk losing business.

While Dominion (the Company) is to be commended for taking climate conscious steps, including setting a long term greenhouse gas target and actions to decrease methane leakage, investors lack sufficient information to understand if or how the Company can reconcile its growing reliance on natural gas with aligning with the Glasgow COP26 goals.

Even though the Company canceled the Atlantic Coast Pipeline, the Company signed onto a contract for capacity from the Mountain Valley Pipeline (an expensive new natural gas infrastructure project still under construction). This is incongruent with the recent pledge that over 100 countries, including the U.S. and China, made to reduce methane emissions by 30% by 2030 compared to 2020. This indicates that the Company may not be sufficiently addressing commitments for new natural gas infrastructure projects to be reconciled with climate stability goals or the existence of increasingly low cost, clean energy pathways.

Peer utilities, including Xcel, have demonstrated alternatives to investing in new gas infrastructure by replacing coal assets with renewables and storage, creating win-win solutions. Shareholders are concerned that the Company is lagging behind on such opportunities and increasing its exposure to climate-related risks by investing in significant gas holdings that may become stranded.

Resolved:

Shareholders request that Dominion issue a report at reasonable cost and omitting proprietary information describing how it is responding to the risk of stranded assets of planned natural gas based infrastructure and assets as the global response to climate change intensifies.

Company Responsive Statement

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION EITHER FOR OR AGAINST THIS PROPOSAL.

The Board believes that it has substantially implemented this proposal. Contrary to the proposal’s supporting statement, the company is not investing in natural gas infrastructure in a manner that may lead to stranded assets. Dominion Energy supports the Paris Climate Agreement, and we are taking actions to help achieve its goals. We are transforming our generation portfolio to support our low-carbon commitments, and at the same time, we have implemented an aggressive plan to reduce methane emissions from our gas infrastructure. We will continue transitioning our fleet and working to reduce carbon and methane emissions across our electric and natural gas infrastructure.

In February 2020, we announced our commitment to achieving Net Zero carbon dioxide and methane emissions from our power generation and gas infrastructure operations by 2050. This Net Zero goal covers Scope 1 carbon dioxide and methane emissions from the company’s electric generation and gas infrastructure operations and aligns the company’s goals with the principal

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Shareholder Proposals

objectives of the Paris Climate Agreement and COP26. On February 11, 2022, the company expanded its existing Net Zero goal in relation to Scope 1 emissions to include Scope 2 and material categories of Scope 3 emissions.

Dominion Energy already provides the information requested by the proposal.

The company makes extensive disclosures regarding its commitments and initiatives to promote the sustainability of its natural gas investments and its alignment of its business with the goals of the Paris Climate Agreement and its Net Zero goal. In addition to the public disclosures included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (2021 Annual Report), the company also makes available on its website its 2020 Sustainability & Corporate Responsibility Report (released November 22, 2021) (Sustainability Report), its 2021 Climate Report (released July 15, 2021) (Climate Report), the Fall 2021 ESG Investor presentation (released November 23, 2021) as updated by the company’s fourth quarter 2021 earnings call presentation (Investor Presentations) (collectively, Public Disclosures). These Public Disclosures provide insight into the company’s utilization of its natural gas infrastructure, while maintaining and forecasting progress toward the company’s Net Zero goal. For example, in its 2021 Annual Report and most recent Climate Report, the company discloses the potential risks to its natural gas assets and infrastructure as a result of possible emissions reduction standards and describes how ongoing utilization of the company’s natural gas infrastructure is required to continue providing reliable electricity and reduce greenhouse gas emissions. In addition, the 2021 Annual Report, Climate Report and Investor Presentations contain information on how the company is modernizing its existing natural gas infrastructure to increase its sustainability and to promote maximum utilization.

Furthermore, our Climate and Sustainability Reports describe company plans to reduce its methane emissions in its natural gas business over the next decade. Its key areas of focus are: (1) replacing cast-iron, bare-steel, wrought-iron, and ineffectively coated steel mains and services; (2) replacing intermittent-bleed pneumatic devices with zero-bleed electric or instrument-air devices; (3) reducing emissions from liquid unloading at production/storage wells; (4) detecting leaks and creating repair programs; and (5) reducing venting from maintenance activities.

The company also provides detailed disclosures regarding its efforts to transform its energy portfolio toward a cleaner, greener generation mix. The Climate Report describes specific capital expenditures in technologies the company plans to make and their impacts on its greenhouse gas emissions and also includes a fulsome discussion of capital expenditures in energy storage technology, grid transformation and investments in energy efficient programs. As an example, the Sustainability Report discusses our investments in renewable natural gas (RNG), as well as hydrogen blending. We currently have 10 RNG projects under construction, and a pilot project in Utah to test blending hydrogen with natural gas. These projects use existing natural gas infrastructure.

Dominion Energy’s disclosures provide the information requested by the proposal and display the company’s continued commitment to provide shareholders with information required to understand the company’s climate goals in relation to its natural gas operations. In addition, the Public Disclosures describe how the company views its natural gas assets and infrastructure, how the company is working to keep those assets and infrastructure modern, reliable, and sustainable to reduce the risk of obsolescence and leaks, and how the company and its end users’ embrace of cleaner technology, in fact, goes hand-in-hand with its natural gas assets and infrastructure. Furthermore, the Public Disclosures take into account the timeframes specifically singled out by the proposal, which shows how the company is aligning its commitments, specifically its Net Zero goal, with that of international guidelines and goals, such as the Paris Climate Agreement, which was reinforced by COP26.

Recognizing that this information is included in a number of different disclosures, the company is willing to consolidate it into one report, should shareholders believe that it is necessary. Therefore, we have determined not to recommend a vote either for or against this shareholder proposal.

82     Dominion Energy, Inc.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 4, 2022, the number of shares of our common stock beneficially owned by each of our directors, NEOs, and by all directors and executive officers as a group.

Beneficial Ownership as of March 4, 2022(1)

Name	Shares of Common Stock	Deferred Stock Accounts(2)	Restricted Shares	Total(3)
James A. Bennett	8,904	9,416	—	18,320
Robert M. Blue	75,041	—	111,688	186,729
Helen E. Dragas	55,364	54,843	—	110,207
James O. Ellis, Jr.	6,656	22,102	—	28,758
D. Maybank Hagood	3,346	7,403	—	10,749
Ronald W. Jibson	17,993	—	—	17,993
Mark J. Kington	91,001	92,178	—	183,179
Joseph M. Rigby	5,859	14,689	—	20,548
Pamela F. Royal, M.D.	8,473	31,821	—	40,294
Robert H. Spilman, Jr.	29,095	10,898	—	39,993
Susan N. Story	15,651	8,642	—	24,293
Michael E. Szymanczyk	70,199	10,364	—	80,563
Carlos M. Brown	13,467	—	10,955	24,422
James R. Chapman	32,223	—	30,370	62,593
Diane Leopold	58,531	—	61,339	119,870
Daniel G. Stoddard	37,819	—	26,918	64,737
All directors and executive officers as a group (21 persons)(4)	632,572	262,356	284,124	1,179,052
(1)	The definition of beneficial ownership for proxy statement purposes includes securities over which a person, directly or indirectly, has sole or shared voting or investment power. For purposes of this Proxy Statement, beneficial ownership also includes securities that a person has a right to acquire beneficial ownership of within 60 days after March 4, 2022. Unless otherwise noted, all securities are held directly by the director or executive officer and such person has sole voting and investment power with respect to such securities.
(2)	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.
(3)	Includes shares as to which a director or executive officer (i) has sole voting and/or investment power or (ii) voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 17,699 (shares held by jointly owned companies); Mr. Jibson, 5,779 (shares held by jointly owned company); Mr. Kington, 9,870 (shares held in joint tenancy); Mr. Spilman, Jr., 2,834 (shares held in trust); Mr. Szymanczyk, 52,630 (shares held in trust); Mr. Brown, 28 (shares held in joint tenancy with spouse); Mr. Stoddard, 200 (shares held by spouse); and all directors and executive officers as a group, 89,314.
(4)	Neither any individual director or executive officer nor all of the directors or executive officers as a group owns more than 1% of Dominion Energy’s outstanding shares as of March 4, 2022.

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Security Ownership of Certain Beneficial Owners and Management

Significant Shareholders

Name and Address of Beneficial Owner	Beneficial Ownership of Shares of Common Stock (based on 13G Filing)	Percentage of Common Stock Outstanding
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, PA 19355	69,775,679	8.6%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	55,640,019	6.9%
State Street Corporation(3) 1 Lincoln Street Boston, MA 02111	42,688,222	5.3%
(1)	According to its Schedule 13G filing for December 31, 2021, this shareholder has shared voting power over 1,584,806 shares, sole dispositive power over 66,199,036 shares, and shared dispositive power over 3,576,643 shares.
(2)	According to its Schedule 13G filing for December 31, 2021, this shareholder has sole voting power over 46,216,890 shares, and sole dispositive power over 55,640,019 shares.
(3)	According to its Schedule 13G filing for December 31, 2021, this shareholder has shared voting power over 36,753,940 shares and shared dispositive power over 42,683,815 shares.

84     Dominion Energy, Inc.

Questions and Answers About the 2022 Annual Meeting and Voting

WHY DID I RECEIVE THESE PROXY MATERIALS?

You received these materials because you owned shares of Dominion Energy common stock as of March 4, 2022, and are therefore eligible to vote at the 2022 Annual Meeting. These materials allow you to exercise your right to vote at the 2022 Annual Meeting and provide you with important information about Dominion Energy and the items to be presented for a vote at this meeting.

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to shareholders. On or around March 25, 2022, we began mailing the Notice to certain shareholders of record as of March 4, 2022, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

WHAT IS A PROXY?

A proxy is your legal designation of another person to vote your shares on your behalf at the 2022 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board for the 2022 Annual Meeting. By signing and returning it, you will be designating two non-employee directors of the Board and Dominion Energy’s Corporate Secretary as proxies to vote your shares at the 2022 Annual Meeting based on your direction. You also may designate your proxies and direct your votes by telephone or over the Internet as described below.

WHO IS ENTITLED TO VOTE?

All shareholders who owned Dominion Energy common stock at the close of business on the record date of March 4, 2022, may vote. Each share of Dominion Energy common stock is entitled to one vote on each matter properly brought before the 2022 Annual Meeting. There were 810,673,901 shares of Dominion Energy common stock outstanding on March 4, 2022.

WHAT ARE THE MATTERS ON WHICH I WILL BE CASTING A VOTE?

You will be voting on the following:

●  Election of each of the 12 director nominees named in this Proxy Statement;

●  Advisory vote on approval of executive compensation (Say on Pay);

●  Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2022;

●  Management’s proposal to amend the company’s bylaw on shareholders’ right to call a special meeting to lower the ownership requirement to 15%;

●  Three shareholder proposal(s), if properly presented; and

●  Other business properly presented at the meeting.

Your Board is soliciting this proxy for the 2022 Annual Meeting and recommends that you vote FOR each of the 12 director nominees named in this Proxy Statement, FOR the approval of, on a non-binding, advisory basis, the executive compensation of those executive officers named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2022 and FOR management’s proposal to amend the company’s bylaw on shareholders’ right to call a special meeting to lower the ownership requirement to 15%.

Your Board recommends that you vote AGAINST each of the shareholder proposals presented in Items 5 and 6. The Board makes no recommendation either for or against the shareholder proposal presented in Item 7.

2022 Proxy Statement     85

Questions and Answers About the 2022 Annual Meeting and Voting

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS IN THIS PROXY STATEMENT?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In an uncontested election, if an incumbent nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board for consideration. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. All other items on the agenda will be approved if the votes cast “For” the action exceed the votes cast “Against” the action with the exception of management’s proposal to approve an amendment to our Bylaws to reduce the threshold of outstanding shares required to call a special meeting, which will be approved if a majority of the votes entitled to be cast on the proposal are cast in favor of the proposal. Broker discretionary voting is permitted only for Item 3, which is the proposed ratification of the appointment of our independent auditor. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented, except with respect to the proposal to approve an amendment to our bylaw on shareholders’ right to call a special meeting to lower the ownership requirement to 15%, in which case broker non-votes and abstentions will have the same effect as a vote cast against the proposal.

WHAT IS DISCRETIONARY VOTING BY BROKERS?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, NYSE rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditor. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), management’s proposal to amend the company’s bylaw on shareholders’ right to call a special meeting to lower the ownership requirement to 15%, or on each of the shareholder proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

WILL ANY OTHER MATTERS BE VOTED ON AT THE 2022 ANNUAL MEETING?

Management and the Board are not aware of any matters that may properly be brought before the 2022 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2022 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

HOW DO I VOTE MY SHARES?

Your voting method depends on whether you are a Shareholder of Record, Beneficial Owner or participant in one of Dominion Energy’s employee savings plans.

Shareholders of Record

If your shares are registered directly in your name on Dominion Energy’s records (including any shares held in Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion Energy.

●  If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 11:59 p.m., Eastern Time on May 10, 2022.

●  You may revoke your proxy and change your vote before the 2022 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the 2022 Annual Meeting.

●  If you properly vote your proxy by one of the methods listed above, all shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. Such shares will be voted as follows: Item 1: in favor of each director nominee; Item 2: in favor of the Say on Pay advisory vote; Item 3: in favor of the ratification of the appointment of Deloitte; Item 4: in favor of management’s bylaw amendment proposal; Item 5: against the shareholder proposal; Item 6: against the shareholder proposal; and Item 7: abstain with respect to the shareholder proposal. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

● If you attend the 2022 Annual Meeting, you may vote your shares in person. For admission requirements, please see How do I attend the 2022 Annual Meeting? on the following page.

86      Dominion Energy, Inc.

Questions and Answers About the 2022 Annual Meeting and Voting

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

● Follow the instructions on the voting instruction form or notice provided by the institution that holds your shares.
● If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2022 Annual Meeting. Please see What is discretionary voting by brokers? on the preceding page.

Dominion Energy Employee Savings Plan Participants

If your shares are held under one of the employee savings plans sponsored by Dominion Energy or its subsidiaries (the Plan), you are considered the “Beneficial Owner” of shares held in your Plan account. As the Beneficial Owner, you have the right to direct the applicable Trustee on how to vote your shares.

●  Only the applicable Trustee can vote your Plan shares. Under the terms of the Plans, you are not allowed to vote your own Plan shares, even if you attend the meeting. To allow sufficient time for the applicable Trustee to vote your shares, your voting instructions must be received by 11:59 p.m., Eastern Time on May 8, 2022.

●  You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Trustees of the Plans, Broadridge Corporate Issuer Solutions, Inc., at P.O. Box 1342, Brentwood, NY 11717.

●  The applicable Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The applicable Trustee will keep your vote confidential.

●  If you do not vote your shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the applicable Trustee as directed by the independent fiduciary hired by the Plan Administrator for all of the Plans.

HOW DO I ATTEND THE 2022 ANNUAL MEETING?

The 2022 Annual Meeting will be held in-person at the L. Douglas Wilder Performing Arts Center at Norfolk State University, 700 Park Avenue, Norfolk, Virginia 23504. Whether or not you plan to attend the meeting, please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

If you plan to attend the 2022 Annual Meeting, you must request and obtain an Admission Ticket in advance. Please submit your request for an Admission Ticket on or before May 4, 2022, by emailing a request to shareholderrelations@dominionenergy.com or contacting Dominion Energy Shareholder Services at (800) 552-4034. You will need to provide the following information with your request:

●	Your name, mailing address and email address;
●	Whether you need special assistance at the meeting; and
●	If your shares are held for you in the name of your broker, bank or other Shareholder of Record, evidence of your stock ownership as of March 4, 2022 (such as a current letter from your broker or bank or a photocopy of a current brokerage or other account statement).

You will need both the Admission Ticket and a government-issued photo identification to enter the 2022 Annual Meeting. An authorized proxy must also present an Admission Ticket, a government-issued photo identification and proof that they are an authorized proxy of a shareholder. Admission tickets are nontransferable.

For safety and security reasons, video and still cameras, recording equipment, electronic devices (including cell phones, smartphones, tablets, laptops, other portable electronic devices, etc.), large purses or bags, briefcases and packages will not be permitted in the 2022 Annual Meeting, other than for company-authorized purposes. Security measures may include bag and hand-wand searches. For health and safety protocols, please see Is COVID vaccination required to attend the 2022 Annual Meeting? below.

Rules of the meeting will be printed on the back of the agenda given to you at the 2022 Annual Meeting. We thank you in advance for your patience and cooperation with these rules.

IS COVID VACCINATION REQUIRED TO ATTEND THE 2022 ANNUAL MEETING?

While COVID vaccination is not required for attendance, the company strongly encourages that all attendees be fully vaccinated prior to the 2022 Annual Meeting. We continue to monitor the rapidly evolving situation and guidance from the authorities and local public health officials and will provide notice of any additional protocols prior to the meeting, including any restrictions that limit the number of persons who may gather indoors or require vaccination, the wearing of masks, or social distancing.

2022 Proxy Statement     87

Questions and Answers About the 2022 Annual Meeting and Voting

WILL SEATING BE LIMITED AT THE 2022 ANNUAL MEETING?

Yes. Seating will be limited, and shareholders will be admitted on a first-come, first-served basis. Admission will begin one hour before the start of the meeting.

WILL SHAREHOLDERS BE GIVEN THE OPPORTUNITY TO ASK QUESTIONS AT THE 2022 ANNUAL MEETING?

Yes. The Chair will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chair and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

DO I HAVE TO ATTEND THE 2022 ANNUAL MEETING IN ORDER TO VOTE MY SHARES?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion Energy shareholders vote, regardless of the number of shares owned.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE 2022 ANNUAL MEETING?

In order for us to conduct the 2022 Annual Meeting, a majority of the shares outstanding on the record date of March 4, 2022 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2022 Annual Meeting in person or if you submit a properly executed proxy by mail, Internet or telephone.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION AND WHO WILL COUNT THE VOTES?

Dominion Energy will pay for the cost of this proxy solicitation. Some of our employees may communicate with shareholders after the initial solicitation but will not receive any special compensation for making the calls. We have also retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,500 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of common stock. We have retained Broadridge Corporate Issuer Solutions, Inc. (Broadridge) to tabulate the votes and to assist with the 2022 Annual Meeting.

CAN I ACCESS THE NOTICE OF ANNUAL MEETING, 2022 PROXY STATEMENT, 2021 SUMMARY ANNUAL REPORT AND 2021 ANNUAL REPORT ON FORM 10-K OVER THE INTERNET?

Yes. These documents may be viewed at investors.dominionenergy.com/proxy or at the website address provided on your proxy card or voting instructions.

HOW CAN I ACCESS FUTURE PROXY MATERIALS AND ANNUAL REPORTS ON THE INTERNET?

You can consent to access these materials electronically in the future by following the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically going forward. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion Energy the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect until you notify Dominion Energy that you wish to resume mail delivery of these documents. You can also request paper copies of these documents by writing us at Dominion Energy, Inc., Shareholder Services, P.O. Box 26532, Richmond, Virginia 23261; by calling us at (800) 552-4034; or by emailing us at shareholderrelations@dominionenergy.com. If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect similar options.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2022 Proxy Statement, 2021 Summary Annual Report and 2021 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive a single copy of these materials in the future, please contact Shareholder Services as shown above. Beneficial Owners of shares should contact the institution that holds the shares regarding combined mailing.

88     Dominion Energy, Inc.

Other Information

How to Contact Us

Our Directors. Shareholders and other stakeholders can communicate with our non-management directors individually, including our Lead Director or committee chairs, as the full Board, or by Board Committee, in each case by sending correspondence by mail, care of the Corporate Secretary, Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia, 23261. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously by mail.

The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications sent to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual directors, as appropriate.

The Corporate Secretary and her representative are authorized to exclude, and thus not forward to the Board, communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or material of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Investor Relations. Shareholders may contact our Investor Relations team at any time at investor.relations@dominionenergy.com.

Shareholder Services (Transfer Agent). Broadridge is the transfer agent, registrar and dividend-paying agent for Dominion Energy’s common stock and is the administrator for Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan. For transfer agent matters, shareholders may communicate with Dominion Energy through Broadridge by writing to Dominion Energy Shareholder Services, c/o Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717, by calling Dominion Energy Shareholder Services care of Broadridge at (800) 552-4034 or by sending an email to shareholder@broadridge.com. Additional information regarding Dominion Energy Shareholder Services can be found at investors.dominionenergy.com/stock-information/shareholder-services.

Corporate Governance Materials Available on our Website

On our website, dominionenergy.com/our-company/leadership-and-governance, you can find, among other things:

●  Information regarding the current members of our Board;

●  Code of Ethics and Business Conduct;

●  Descriptions of each of our Board committees (Audit, CTD, Finance and Risk Oversight, N&G, and SCR), as well as each committee’s current charter and members;

●  Articles of Incorporation;

●  Bylaws;

●  Corporate Governance Guidelines;

●  Related party transaction guidelines; and

●  Information related to our political contributions and lobbying activities.

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia 23261. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings with the SEC.

2022 Proxy Statement     89

Other Information

Proposals and Business by Shareholders

Shareholder Proposals for Inclusion in the 2023 Proxy Statement

Under SEC rules, a proposal that a shareholder wishes to include in our proxy statement for the 2023 Annual Meeting must be received by our Corporate Secretary no later than 5 p.m., Eastern Time, on November 25, 2022. Proposals should be sent to our Corporate Secretary at Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219. Shareholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.

Shareholder Director Nominations for Inclusion in the 2023 Proxy Statement

We have adopted a proxy access right to permit, under certain circumstances, a shareholder or a group of shareholders to include in our annual meeting proxy statement director candidates whom they have nominated. These proxy access provisions in our Bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include director candidates in our annual meeting proxy statement must own, in the aggregate, at least 3% of the company’s outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of 20% of our Board or two directors. Shareholder(s) and the nominee(s) must satisfy the other requirements outlined in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than October 26, 2022 and no later than 5 p.m., Eastern Time, on November 25, 2022. Please refer to our Bylaws for the complete proxy access requirements.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2023 Annual Meeting not Included in the 2023 Proxy Statement

Under our Bylaws, any shareholder of record entitled to vote in the election of directors may nominate persons for election as directors by providing written notice of their intent to do so to our Corporate Secretary at least 60 days before the meeting date. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be delivered up to 10 days following the public announcement. Any such notice must contain the information and conform to the requirements specified in Article XI of our Bylaws.

Under our Bylaws, any shareholder of record wishing to present a matter (other than the nomination of a director or matters that have been submitted for inclusion in our proxy statement for such meeting) in person at the 2023 Annual Meeting must provide written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2022 Annual Meeting. This means that for the 2023 Annual Meeting, notice must be delivered, or mailed and received, between January 11, 2023, and 5 p.m., Eastern Time, on February 10, 2023. The notice must contain the information and conform to the requirements specified in our Bylaws and must be a proper subject for shareholder action under applicable law.

90     Dominion Energy, Inc.

Appendix A

Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP)

(Millions, Except Per Share Amounts)	2021	2020
Reported Earnings (GAAP)	$3,288	$(401)
Adjustments to reported earnings(1):
Pre-tax loss (income)	(26)	4,120
Income tax	(71)	(713)
Total adjustments	(97)	3,407
Operating Earnings (non-GAAP)	$3,191	$3,006
Earnings per common share – diluted:
Reported Earnings (GAAP)(2)	$3.98	$(0.57)
Adjustments to reported earnings (after-tax)(2)	(0.12)	(4.11)
Operating Earnings (non-GAAP)(2)	$3.86	$3.54
(1)	Adjustments to reported earnings are reflected in the following table:

(Millions, Except Per Share Amounts)	2021	2020
Pre-Tax loss (income):
Discontinued operations – Gas Transmission & Storage segment(3)	(829)	2,403
Regulated assets and contract retirements/terminations and other charges	564	1,097
Charges associated with interests in nonregulated renewable generation facilities	235	626
Net (gain) loss on nuclear decommissioning trust funds	(568)	(335)
Merger litigation and integration charges	99	238
Mark-to-market impact of economic hedging activities	260	(117)
Ash pond and landfill closure costs	—	11
Other items	213	197
	(26)	4,120

Income tax expense (benefit):
Tax effect of above adjustments to reported earnings*	(30)	(661)
Other income tax adjustments	(41)	(52)
	$(71)	$(713)
(2)	The calculation of operating earnings per share excludes the impact, if any, of fair value adjustments related to Dominion Energy’s convertible preferred securities issued in June 2019. Such fair value adjustments, if any, are required for the calculation of diluted reported earnings per share. No adjustments were necessary for the year ended December 31, 2021. For the year ended December 31, 2020, the fair value adjustment required for diluted reported earnings per share was $11 million. In 2021 and 2020, the calculation of reported and operating earnings per share includes the impact of preferred dividends of $68 million and $65 million, respectively. See Dominion Energy’s 2021 Annual Report on Form 10-K for additional information.
(3)	Amount excludes the 50% interest in Cove Point retained by the company.
*	Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.

Consolidated operating earnings is a financial measure that is not required by or presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as reported earnings, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used at other companies.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

2022 Proxy Statement     91

Appendix B

Amendment to Bylaws

Article IV. Special Meetings.

Special Meetings of the Shareholders shall be held whenever called by the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, or a majority of the Directors. Special Meetings of the Shareholders may also be held following the accrual or termination of voting rights of the Preferred Stock, whenever requested to be called in the manner provided in the Articles of Incorporation.

Special Meetings of the Shareholders shall also be held whenever called by the Corporate Secretary, upon the written request of the Shareholders owning continuously for a period of at least one year prior to the date of such request, more than ~~25~~ 15% of all the outstanding shares of the Corporation (a “Qualifying Shareholder Request”). Each such written request must be signed by a Shareholder and delivered to the Corporate Secretary at the principal executive office of the Corporation and shall set forth (a) a brief description of the business desired to be brought before the Special Meeting of the Shareholders, including the complete text of any resolutions to be presented at the Special Meeting of the Shareholders, with respect to such business, and the reasons for conducting such business at the meeting; (b) the date of request; (c) the name and address, as they appear on the Corporation’s books, of such Shareholder and of any Shareholder Associated Person (as defined in Article X); (d) the ownership information of such Shareholder and any Shareholder Associated Person as required by Article X, including a written agreement to update and supplement such information; (e) any material interest of such Shareholder and of any Shareholder Associated Person in such business; (f) a representation that such Shareholder intends to appear in person or by proxy at the Special Meeting of the Shareholders to transact the business specified and (g) a representation that each Shareholder intends to hold the shares of the Corporation’s stock through the date of the Special Meeting of the Shareholders. Shareholder requests submitted with respect to the election of Directors shall include the information as required to be included in a notice of a Shareholder’s intent to nominate a Director pursuant to Article XI.

Multiple shareholder requests delivered to the Corporate Secretary will be considered together to determine whether a Qualifying Shareholder Request has been made only if each such request (a) identifies substantially the same purpose or purposes of the Special Meeting of the Shareholders and substantially the same matters proposed to be acted on at the Special Meeting of the Shareholders, as determined in good faith by the Board of Directors, and (b) has been dated and delivered to the Corporate Secretary within sixty (60) days of the earliest dated shareholder request.

Any Shareholder may revoke his, her or its written shareholder request at any time by written revocation delivered to the Corporate Secretary at the principal executive office of the Corporation.

Business transacted at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be limited to the purpose(s) stated in the Qualifying Shareholder Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the Shareholders at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request. If none of the Shareholders who made the Qualifying Shareholder Request appears or send a qualified representative to present the matters specified in the Qualifying Shareholder Request, the Corporation need not present such matters for a vote at such meeting.

The Corporate Secretary shall not be required to call a Special Meeting of the Shareholders if (a) the Board of Directors calls an Annual Meeting or Special Meeting of the Shareholders to be held not later than ninety (90) days after the first date on which valid Qualifying Shareholder Requests constituting more than ~~25~~ 15% of all the outstanding shares of the Corporation have been delivered to the Corporate Secretary (the “Delivery Date”) and the business to be conducted at such meeting is substantially similar to the business requested by a Shareholder to be brought before a Special Meeting of the Shareholders, as determined in good faith by the Board of Directors or (b) the Qualifying Shareholder Request (i) has a Delivery Date which is during the period commencing ninety (90) days prior to the one-year anniversary of the preceding year’s Annual Meeting and ending on the date of the next Annual Meeting, (ii) contains an identical or substantially similar item to an item that was presented at any meeting of the Shareholders held within one hundred and twenty (120) days prior to the Delivery Date (for purposes of this clause (ii) the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors), (iii) relates to an item of business that is not a proper subject for Shareholder action under applicable law, (iv) was made in a manner that involved a violation of Regulation 14A of the Exchange Act or other applicable law, or (v) does not comply with the provisions of this Article IV.

Any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such Special Meeting of the Shareholders shall not be more than ninety (90) days after the Delivery Date.

92     Dominion Energy, Inc.

120 Tredegar Street
Richmond, Virginia 23219

DominionEnergy.com

DOMINION ENERGY, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

Use one of the voting methods below up until 11:59 p.m. Eastern Time on May 10, 2022, or May 8, 2022 for shares held in one of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries.

ELECTRONIC VOTING INSTRUCTIONS

Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy in by mail.

VOTE BY INTERNET

Go to www.proxyvote.com/dominion or scan the QR Barcode above.

Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71485-P68342	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DOMINION ENERGY, INC.

Election of Directors—The Board of Directors recommends a vote FOR each of the director nominees.
			For	Against	Abstain
1.	Election of Directors. The nominees are:

	1A.	James A. Bennett	☐	☐	☐

	1B.	Robert M. Blue	☐	☐	☐

	1C.	Helen E. Dragas	☐	☐	☐

	1D.	James O. Ellis, Jr.	☐	☐	☐

	1E.	D. Maybank Hagood	☐	☐	☐

	1F.	Ronald W. Jibson	☐	☐	☐

	1G.	Mark J. Kington	☐	☐	☐

	1H.	Joseph M. Rigby	☐	☐	☐

	1I.	Pamela J. Royal, M.D.	☐	☐	☐

	1J.	Robert H. Spilman, Jr.	☐	☐	☐

	1K.	Susan N. Story	☐	☐	☐

	1L.	Michael E. Szymanczyk	☐	☐	☐

Management Proposals		For	Against	Abstain
The Board of Directors recommends a vote FOR Items 2-4.

2.	Advisory Vote on Approval of Executive Compensation (Say on Pay)	☐	☐	☐

3.	Ratification of Appointment of Independent Auditor	☐	☐	☐

4.	Management Proposal to Amend the Company’s Bylaw on Shareholders’ Right to Call a Special Meeting to Lower the Ownership Requirement to 15%	☐	☐	☐

Shareholder Proposals
The Board of Directors recommends a vote AGAINST Items 5 and 6.		For	Against	Abstain

5.	Shareholder Proposal Regarding the Shareholders’ Right to Call a Special Meeting, Requesting the Ownership Threshold be Lowered to 10%	☐	☐	☐

6.	Shareholder Proposal Regarding Inclusion of Medium-Term Scope 3 Targets to the Company’s Net Zero Goal	☐	☐	☐

The Board of Directors makes no recommendation either for or against Item 7.

7.	Shareholder Proposal Regarding a Report on the Risk of Natural Gas Stranded Assets	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DOMINION ENERGY, INC.
2022 Annual Meeting of Shareholders
Wednesday, May 11, 2022, 9:30 a.m. ET
Norfolk State University
L. Douglas Wilder Performing Arts Center
700 Park Avenue
Norfolk, Virginia 23504

ATTENDING THE 2022 ANNUAL MEETING

If you plan to attend the 2022 Annual Meeting, you must request an Admission Ticket in advance. Please follow the instructions set forth in the Proxy Statement to attend the 2022 Annual Meeting and submit your request for an Admission Ticket on or before May 4, 2022 by emailing shareholderrelations@dominionenergy.com or by calling (800) 552-4034. Shareholders who attend the 2022 Annual Meeting must present an Admission Ticket and government-issued photo identification. Admission Tickets are non-transferable.

Information on attending the 2022 Annual Meeting can also be found at investors.dominionenergy.com/proxy.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting:

The 2022 Proxy Statement, 2021 Summary Annual Report, and 2021 Annual Report on Form 10-K are available at www.proxyvote.com/dominion.

D71486-P68342

DOMINION ENERGY, INC.
2022 Annual Meeting of Shareholders
Wednesday, May 11, 2022, 9:30 a.m. ET

This Proxy is solicited on behalf of the Board of Directors.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Pamela J. Royal, M.D., Robert H. Spilman, Jr., and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the 2022 Annual Meeting of Shareholders on May 11, 2022, and at any and all adjournments or postponements thereof. This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted FOR each of the 12 director nominees named in Item 1, FOR Items 2-4, AGAINST Items 5 and 6, and will ABSTAIN on Item 7.

This card also serves as voting instructions to the applicable Trustee of each of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries (the Employee Savings Plans). This card, when properly executed, directs the applicable Trustee to vote the Dominion Energy shares related to your Employee Savings Plan account at the 2022 Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or is not returned at all, shares will be voted by the applicable Trustee as directed by an independent fiduciary hired by the Plan Administrator for all Employee Savings Plans. All voting instructions will be kept confidential. You may not vote your Employee Savings Plan shares at the 2022 Annual Meeting. To be counted in the final tabulation, the applicable Trustee must receive your proxy instructions and vote your Employee Savings Plan shares no later than 11:59 p.m. Eastern Time on May 8, 2022.

(This card must be signed and dated on the other side.)